UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 8
TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

KID CASTLE EDUCATIONAL CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	59-2549529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

370 Amapola Ave., Suite 200A
Torrance, California	90501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (1) 310-895-1839

COPIES TO :

Law Office Of Mary Shea

1701 Broadway, #334

Vancouver, WA 98663

541-450-9943

360-326-1821

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, Par Value $0.00001

(Title of class)

 PREFERRED STOCK, Par Value $0.00001

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-Accelerated Filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.00001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Once this Registration Statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K; quarterly reports on Form 10-Q; and, current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Unless otherwise noted, references in this Registration Statement to the “Registrant”, the “Company”, “Kid Castle” “we”, “our”, or “us” means Kid Castle Educational Corporation

FORWARD LOOKING STATEMENTS

There are statements in this Registration Statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under the section entitled “Risk Factors.” Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This Form 10 contains references to our trademarks, service marks and trade names and to trademarks, service marks and trade names belonging to other entities. Solely for convenience, trademarks, service marks and trade names referred to in this Form 10, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. Except as set forth in this Form 10, we do not intend our use or display of other companies’ trade names, service marks or trademarks or any artists’ or other individuals’ names to imply a relationship with, or endorsement or sponsorship of us by, any other companies or persons.

KID CASTLE EDUCATIONAL CORPORATION

FORM 10

ITEM 1	BUSINESS

When we use the terms “KDCE,” “we,” “us,” “our,” and “the company,” we mean Kid Castle Educational Corporation, a Delaware corporation.

Kid Castle Educational Corporation, a Delaware corporation, (“Kid Castle,” “the Company,” “We,” “KDCE,” "Us" or “Our’) intends to operate and manage biopharmaceutical, agricultural and "pure-play" CBD assets that are (or could be) vertically integrated and "2018 Farm Bill" compliant in the United States of America. Kid Castle engages in rollup and consolidation of CBD and Biopharma assets and operations.  The Company seeks make and sell pharmaceuticals and non-pharmaceutical CBD products across the United States of America.    A “Farm Bill” compliant business is one that strictly cultivates and utilizes “hemp” as specified by the Bill.  The 2018 Farm Bill legalized production of hemp for all … allowing for full-scale commercial production of hemp as provided in the Bill.  https://www.ams.usda.gov/sites/default/files/HempExecSumandLegalOpinion.pdf.  The CBD market in the United States is young and very fragmented, lack established process control and protocols and is yet to establish formulations standardization.  Above problem added to the Company’s limited resources, could frustrate the Company goals and business plan as contemplated.  It would be difficult for the Company to raise the necessary capital to achieve its goals.

The current structure of the Company resulted from a purchase of voting control of the Company by Cannabinoid Biosciences, Inc. (CBDZ), which CBDZ spun out to its shareholders prior to becoming an operating subsidiary of Kid Castle.

After the closing of the transaction, Cannabinoid Biosciences, Inc.’s board voted, on December 19, 2019, to spin the shares out to its shareholders.  Cannabinoid Biosciences, Inc. itself was then sold to the Company to become its operating subsidiary.  The Company bought 96% of outstanding shares of voting common stocks of Cannabinoid Biosciences, Inc. for $1.00.  The primary reason for the acquisition was to help the Company to gain entrance into the CBD industry.

We used the acquisition method of accounting (also known as business combination accounting) for acquisition of subsidiaries by the Group method to account for the purchase of Cannabinoid Biosciences, Inc. The cost of the acquisition was measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange.

Prior to the above mentioned change of control transaction, Kid Castle used to be a Florida corporation until the company voluntarily dissolved its Florida registration with intention to simultaneously incorporate in Delaware and convert into a Delaware corporation.  Although the company immediately finalized its registration effort to convert into a Delaware Corporation, the company’s registered agent who was supposed to submit the registration package to the Delaware Secretary of State for certification, failed to make a timely submission.  Later in January 2019, when the company realized that the Delaware incorporation/registration package/process was never submitted to the Delaware Secretary of State nor completed in any other way or form, the Company went ahead and resubmitted the required registration package and was then formally re-incorporated in Delaware and convert into a Delaware corporation.   Thus, the company was formally incorporated in Delaware and converted into a Delaware Corporation in January 2019.

The re-incorporation in Delaware, which occurred in January 2019, has placed at risk, voidable and unenforceable, all and any liabilities that may have accrued, including any material agreements the Company may have executed during the period between March 22, 2011 and January 2019.  To the best of our knowledge, no such liabilities that were accrued and no material agreement were entered into by the company during the period between March 22, 2011 and January 2019.  In addition, there could be penalties or legal liabilities that may have accrued as a result of conducting business from 2011 to 2019 without properly registering with any State. To the best of our knowledge, as at September 7, 2020, no such penalties or liabilities has accrued to the company accrued as a result of conducting business from 2011 to 2019 without properly registering with any State. However, there is no guarantee that such penalties or liabilities would not accrue or arise in the future.

On January 21, 2020, we received notification about their decision to suspend trading in the securities of “Kid Castle Education Corporation (“KDCE” or “the company”) (CIK No. 1049011) due to questions and concerns about: (1) the adequacy and accuracy of publicly available information concerning KDCE’s current corporate control and its operations in the marketplace, including in filings with the Commission made on October 25, November 5, November 14, November 18, and November 27, 2019, as amended on December 6, 2019; and (2) recent, unusual and unexplained market activity in the company’s stock, including, but not limited to, activity between October 25 and October 28, 2019.”

Upon the receipt of the notification, we called the number listed on the letter to speak with the SEC staff listed.  We explained to them that our involvement with KDCE started on October 21, 2019 when gained control of KDCE, and that prior to that date, neither us nor any of our officers and shareholders own or sold shares of KDCE. We did not have any idea or information about whatever happened with KDCE and its common stock until October 21, 2019.  We explained that by the time on the unusual price movement in the stock, we did not even have access to the shareholders’ list and none of our officers or directors have any shares of KDCE to sell.  We spoke to three staff who told us to wait for a formal request from their office.

We received the form letter from the Division of Enforcement on February 18, 2020 to immediately preserve, and voluntarily provide them with, the information and documents listed on the request.  We promptly complied with the request, gathered all the requested information and documents and submitted them to the SEC Division of Enforcement on March 2, 2020.

None of our current officers owned shares of KDCE prior to, and immediately after the transaction of October 21, 2019.  None of our officers sold shares of KDCE during the period in question.  Due diligence performed by our current officers and directors with respect to the acquisition of control of KDCE was limited to reading KDCE’s previously filed information on the SEC website. Our current officers and directors have no hand in the formation and corporate history until October 21, 2019.  Our current officers and directors did not own of trade shares, or participate in the events leading to the suspension order.

Except for the hours put in by our CEO, Mr. Frank Igwealor, we expend no other material amount of resources on matters related to this issue.  We do not expect to expend any material amount of resources on this issue because we call the staff after submitting the information and documents requested and one of them assured that they would reach out to us again if they need any additional information.  We believe that we had addressed all the issues and concerns raised.

Corporate History

Kid Castle Educational Corporation (“KDCE”) was the result of a share exchange transaction, commonly referred to as a reverse merger, pursuant to which shareholders of an offshore operating company take control of a U.S. company that has no operations (commonly referred to as a shell company), and the offshore operating company becomes a subsidiary of the U.S. company. In KDCE case, the offshore company was Higoal Developments Ltd., which was the parent company of Kid Castle Internet Technologies Limited and Kid Castle Education Software Development Co. Limited, KDCE’s operating companies that run our English language instruction business. The U.S. or shell company, at the time of the share exchange, was King Ball International Technology Corporation.

The details of KDCE corporate history are as follows. KDCE was incorporated in Florida on July 19, 1985 as Omni Doors, Inc. From inception through September 30, 1998, our primary business was the assembly and distribution of industrial doors for sale to building contractors in the South Florida market. Until April 6, 1998, we were a wholly-owned subsidiary of Millennia, Inc., a publicly-owned Delaware corporation. On April 6, 1998, the Board of Directors of Millennia declared the payment of a stock dividend to Millennia’s stockholders. Millennia stockholders received one share of our common stock for each four shares of Millennia common stock. This distribution of approximately 570,000 shares of our company represented approximately 5% of the total issued and outstanding shares of our common stock.

Pursuant to a contract dated July 14, 1998, Millennia sold 10,260,000 shares (representing 90% of the total outstanding shares) of our common stock to an unrelated firm, China Economic Growth Investment Corp., LLC, which then distributed the shares to its three members, Yong Chen, Zuxiang Huang, and Zheng Yao.

On April 6, 2001, pursuant to a stock purchase agreement dated April 2, 2001, Halter Capital Corporation, a privately-owned Texas corporation, purchased 6,822,900 shares of our common stock from Zheng Yao, representing approximately 60% of our issued and outstanding shares of common stock. Simultaneously with this change-in-control transaction, Sophia Yao, our then sole officer and director, resigned. Kevin B. Halter, Sr., as President and director, and Kevin B. Halter, Jr., as Secretary-Treasurer and director, were elected to replace her.

On June 19, 2002, pursuant to a stock purchase agreement dated June 6, 2002, Powerlink International Finance, Inc., a British Virgin Islands corporation, purchased 2,830,926 shares of our common stock from Halter Capital Corporation, representing approximately 57% of our issued and outstanding shares of common stock. Simultaneously with the purchase, the officers and directors of the Company resigned. Chin-Chung Hsu, President, Treasurer, and Director; Wen-Hao Hsu, Secretary and Director; and Chien-Hwa Liu, Director, were elected to replace them.

On June 25, 2002, we changed our name to King Ball International Technology Corporation and, on August 22, 2002, we changed our name again to Kid Castle Educational Corporation.

On March 29, 2010, the Company which has been a public reporting company registered with the Securities Exchange Commissioner (“SEC”), filed Form 15D, Suspension of Duty to Report.  As a result of filing Form 15D, the Company was no longer required to file any SEC forms since March 29, 2010.  Similarly, on March 22, 2011, the company voluntarily dissolved its Florida registration with intention to simultaneously incorporate in Delaware and convert into a Delaware corporation.   The Company has been dormant since March 22, 2011and non-operating since March 29, 2010.

On October 21, 2019, pursuant to a stock purchase agreement dated October 2, 2019, Cannabinoid Biosciences, Inc., a California corporation, purchased one (1) million shares of its preferred shares (one preferred share is convertible 1,000 share of common stocks) of the Company, representing  97.82% of our total issued and outstanding voting shares of common stock and preferred stock. Simultaneously with the purchase, the officers and directors of the Company resigned. Frank I Igwealor, Chairman and CEO, Secretary, Treasurer, and Director; Patience C Ogbozor, Director; and Dr. Solomon SK Mbagwu, MD, Director, were elected to replace them. Following the share sales to Cannabinoid Biosciences, Inc., the purchaser converted 900,000 of the preferred shares for 900,000,000 shares of the Company's current outstanding shares of common stock.

After the closing of the transaction, Cannabinoid Biosciences, Inc.’s board voted, on December 19, 2019, to spin the shares out to its shareholders.  Cannabinoid Biosciences, Inc. itself was then sold to the Company to become its operating subsidiary.  The Company bought 96% of outstanding shares of voting common stocks of Cannabinoid Biosciences, Inc. for $1.00.

Cannabinoid Biosciences, Inc. (“CBDZ”), a California corporation was incorporated on May 6, 2014, to operate as a biotechnology and specialty pharmaceutical holding company that engages in the discovery, development, and commercialization of cures and novel therapeutics from cannabinoid, cannabidiol, endocannabinoids, phytocannabinoids, and synthetic cannabinoids product platform suitable for specific treatments in a broad range of disease areas. CBDZ engages in biopharmaceutical research and development operation with aim of identifying viable drug candidates to go into clinical trials and if successful, be submitted to the FDA for approval.   Because the Company is young and has limited or no resources, and the legal CBD industry is still in its infancy (following the 2018 Farm Bill), the Company lack of resources is likely to affect its ability to achieve its goals.

Following the consummation of the October 21, 2019 transactions, the Company decided to restart filing important information immediately.  The Company also decided to formally restart being a public reporting company following an audit of its financial statements by a PCAOB-registered auditor.

After the closing of the transaction, Cannabinoid Biosciences, Inc.’s board voted, on December 19, 2019, to spin the shares out to its shareholders.  Cannabinoid Biosciences, Inc. itself was then sold to the Company to become its operating subsidiary.  The Company bought 96% of outstanding shares of voting common stocks of Cannabinoid Biosciences, Inc. for $1.00.

Following the spin, the board of CBDZ resolved to distribute 500 million of the 900 million shares converted to its shareholders.  The board resolved to return hold the remainder 400 million back to KDCE at a future date, for KDCE to use for all stock acquisitions.  These 400 million shares are treated as treasury stock and does not exercise any voting powers.

The 500 million shares were distributed in reliance  upon the exemption provisions of Regulation 506 of the Securities Act of 1933, to shareholders of CBDZ based on number of CBDZ Common Stock each shareholder held.  No shareholder paid any money for the shares distributed.  The distribution was a book-entry, cashless transaction.

SHAREHOLDERS were advised that the KDCE Shares they would receive have not been and when issued, will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States and that in issuing and selling the KDCE shares to SHAREHOLDERS pursuant hereto, KDCE is relying upon the exemption provisions of Regulation 506 of the Securities Act of 1933.  Resales of the KDCE Shares may only be made pursuant to an effective registration statement or the availability of an exemption from registration.  All certificates evidencing the KDCE Shares shall bear a restrictive legend in substantially the following form:

The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended, nor any other applicable securities act (the “Acts”), and may not be sold, transferred, assigned, pledged or otherwise distributed, unless there is an effective registration statement under such Acts covering such securities or the Company receives an opinion of counsel for the holder of these securities (concurred on by counsel for the Company) stating that such sale, transfer, assignment, pledge or distribution is exempt from or in compliance with the registration and prospectus delivery requirements of such Acts.

The 500 million was distributed pro-rata to all shareholders of record after certain promised KDCE stock bonuses has been paid to CBDZ Regulation A+ Offering participants.  CBDZ had promised its Regulation A+ Offering participant shareholders of KDCE stock bonuses of 40 shares for each share of CBDZ held.

Thus, the company first distributed (book-issued) to its Regulation A+ Offering participant shareholders, 40 shares of KDCE Common stock for each share of CBDZ Common stock each person held.  The Company used a total of 9,977,960 shares of KDCE Common Stock to fulfill the promise to its Regulation A+ Offering participant shareholders.

After the bonus shares distribution to CBDZ ‘s Regulation A+ Offering participant shareholders, the Company distributed the remaining 490,022,040 shares of KDCE Common Stock on a pro-rata basis based on the number of CBDZ shares held.  Detailed schedule of the distribution is shown below:

Cannabinoid Biosciences, Inc.
Capitalization Summary
Authorized Shares (Common):	1,000,000,000
Issued and Outstanding:	21,949,449

KDCE shares converted available		500,000,000
Name	Common Stock	KDCE Shares	Percentage of Fully Diluted CBDZ Common stock owned	Percentage of Fully Diluted KDCE Shares
Cannabinoid Biosciences, Inc.		500,000,000
Reg. A+ Investors Bonus (40 shares for 1 CBDZ share held)	249,449	9,977,960	1.14%	1.91%

Remainder distributed equally on a pro-rata basis		490,022,040

Regulation A+ Investors	249,449	5,568,956	1.14%	1.07%

Goldstein Franklin Inc	10,000,000	223,250,269	45.56%	42.74%
Poverty Solutions Inc	1,200,000	26,790,032	5.47%	5.13%
Mr. Frank I Igwealor	2,000,000	44,650,054	9.11%	8.55%
Ms. Patience C Ogbozor	1,000,000	22,325,027	4.56%	4.27%
Dr. Solomon Mbagwu, MD	5,200,000	116,090,140	23.69%	22.23%
Mr. EM	200,000	4,465,005	0.91%	0.85%
Ms. JM	200,000	4,465,005	0.91%	0.85%
Mr. KD	600,000	13,395,016	2.73%	2.56%
Mr. AU	700,000	15,627,519	3.19%	2.99%
Ms. AO	200,000	4,465,005	0.91%	0.85%
Mr. JH	200,000	4,465,005	0.91%	0.85%
Mr. AN	200,000	4,465,005	0.91%	0.85%
Total	21,949,449	500,000,000	100.00%	95.73%

Old shareholders of KDCE		22,324,706		4.27%
Regulation A+ Investors Distribution to Reg A+ participants	249,449	15,546,916	1.14%	2.98%
Total shares distributed to officers and directors	18,200,000	406,315,490	82.92%	77.79%

As shown in the schedule above, prior to the October 21, transaction, the Officers and Directors of CBDZ controlled 82% of the voting shares of CBDZ.  However, subsequent to the acquisition and distribution, the voting power of the Regulation A+ Investors/shareholders increased from 1.14% to 2.98%, which the voting power of other CBDZ shareholders decreased.  The reason for the increase in the Regulation A+ Investors/shareholders was because of the bonus shares.

The significant shareholders of CBDZ became the significant shareholders of KDCE.  The directors and officers of CBDZ also assumed similar positions in KDCE and also has 77.79 %  voting control of KDCE.

Following the October 21, 2019 stock purchase agreement dated October 2, 2019, in which Cannabinoid Biosciences, Inc., a California corporation, purchased one (1) million shares of KDCE preferred shares and subsequently converted 900,000 of the preferred shares for 900,000,000 shares of the Company's current outstanding shares of common stock, the board of directors of Cannabinoid Bioscience, Inc. in December 2019 voted to distribute 500,000,000 of the KDCE shares in its holding to its shareholders while keeping the remaining 400,000,000 to be returned to KDCE to cancel.  Effectively, as at 12/31/2019, Cannabinoid Biosciences, Inc. was holding those shares in trust for its shareholders.

Thereafter, KDCE entered into share exchange and subscription with all shareholders of Cannabinoid Biosciences, Inc. to the effect that once the KDCE shares are registered and physically distributed to the shareholders, it would automatically cancel each shareholder’s stake in Cannabinoid Biosciences, Inc.

We believe that it is necessary to register the KDCE shares for Cannabinoid shareholders prior to making distribution of physical shares (we don’t want the shareholders to go through the hassle of removing legend from restricted stock).  The shares distributed to Cannabinoid shareholders were currently “book-issued” only.  Prior to distributing physical share certificates, we plan to register the share through Form S-1 along the way to our Nasdaq uplisting.

Notwithstanding our intention to register the KDCE shares before physical/actual distribution to shareholders of Cannabinoid Biosciences, Inc., our actions in the spin-off of the KDCE shares and entering into a share exchange with the shareholders of Cannabinoid Biosciences, Inc, which was not, but should have been, registered prior to the distribution of the shares has opened the Company to risks include risks relating to potential Section 5 violations.

Sections 5(a) and 5(c) of the Securities Act generally provide that it is unlawful for any person, either directly or indirectly, to use the mails or interstate means to sell any security unless a registration statement is in effect or to offer to sell any security unless a registration statement has been filed with the Commission, unless an exemption from the registration provisions applies.

On September 15, 2020, Kid Castle Educational Corporation (the “Company”) entered into a stock purchase agreement with Video River Networks, Inc. (“NIHK”), a company that is related to our President and CEO (our President and CEO, Mr. Igwealor controls 55% of NIHK voting shares) with respect to the private placement of 900,000 shares of its preferred stock at a purchase price of $3 in cash and a transfer of 100% interest in, and control of Community Economic Development Capital, LLC (CED Capital).   The 900,000 shares of KDCE preferred stock was issued to NIHK.  As at the time of the transaction, CED Capital was a wholly owned subsidiary of NIHK because NIHK owns and controls 100% interest in CED Capital.  The shares were issued to the investors without registration under the Securities Act of 1933 based upon exemptions from registration provided under Section 4(2) of the Act and Regulation D promulgated thereunder.  The issuances did not involve any public offering; no general solicitation or general advertising was used in connection with the offering. Community Economic Development Capital, LLC (CED Capital), is a specialty real estate holding company for specialized assets including, affordable housing, opportunity zones properties, medical real estate investments, hemp farms, CBD related commercial facilities, industrial and commercial real estate, and other real estate related services.   As at the time of this transaction, all four businesses involved in the transaction were controlled by Mr. Frank I Igwealor. Because both the buyer and seller in the above acquisitions were under the control of the same person, the transaction was classified as “common control transaction and therefore fall under “Transactions Between Entities Under Common Control“ subsections of ASC 805-50.

On September 16, 2020, Kid Castle bought 1,000,000 shares of GiveMePower Corporation (“GMPW”) preferred stock in exchange for $3 and 100% of interest in CED Capital.  Each of GiveMePower’s preferred shares is convertible to 1,000,000 of GiveMePower Common Stock.  As at September 16, 2020, GiveMePower had 27,724,687 of its Common Stock issued and outstanding.  In addition, Goldstein Franklin own one (1) Special 2019 series A preferred share of GiveMePower, which is convertible to 100,000,000 shares of GiveMePower Common Stock. This resulted in Kid Castle holding on an “if converted basis” of 88.67% voting power as shown in the schedule below:

GiveMePower Capitalization Table
	Preferred	If Converted	% of Ownership
Kid Castle	1,000,000	1,000,000,000	88.67%
Goldstein Franklin	1	100,000,000	8.87%
Common Stock outstanding		27,724,687	2.46%
	Total	1,127,724,687	100.00%

All shares issued in these transactions are RESTRICTED and could not be sold or re-sold without registration.

Business Overview

The acquisition of control by Cannabinoid Biosciences, Inc. has transformed our business model going forward.   The Company is now focused on the legal CBD business: (1) Ownership interest in certain businesses that extract, purchase and distribute Bulk Pure CBD, Isolate, Hemp Oil, THC-free CBD Distillate and Crude CBD Oil; (2) Partnerships with local farmers to grow farm bill compliant hemp biomass; (3) Partnerships with extract facilities across the U.S. who manufacture hemp-based ingredients to meet specific medical needs. A “Farm Bill” compliant business is one that cultivates and utilizes “hemp” as specified by the Bill.  It is one that does not grow or use non-hemp cannabis.  The 2018 Farm Bill legalized production of hemp for all… allowing for full-scale commercial production of hemp as provided in the Bill.  https://www.ams.usda.gov/sites/default/files/HempExecSumandLegalOpinion.pdf.  We do not currently, and will not in the future, own facilities that grow non-hemp cannabis.

The CBD market in the United States is young and very fragmented, lack established process control and protocols, and is yet to establish formulations standardization.

The Company would seeks to control the manufacturing/production and distribution of verities of consumer cannabidiol (CBD) formulation under private brands in the United States by controlling process through steps that include (a) ethanol extraction system, (b) winterization to remove fats; (c) multiple rounds of rotary evaporation are used to remove plant material and other unnecessary components; (d) extract decarboxylation to transform into a crystalline structure; and (e) get the extract tested by third-party laboratories, package it, and get it ready for shipment.

The CBD market in the United States is young and very fragmented, lack established process control and protocols and is yet to establish formulations standardization.  Above problem added to the Company’s limited resources, could frustrate the Company goals and business plan as contemplated.  It would be difficult for the Company to raise the necessary capital to achieve its goals.

As at the date of this filing, the Company does not currently, nor does it intend, in the future to, maintain an ownership interest in any cannabis growing, marijuana dispensaries or production facilities. The Company only targets businesses that are focused on Hemp-based CBD products, which are “Farm Bill” compliant. The Company does not grow, process, own, handle, transport, or sell cannabis or marijuana as the Company is organized and directed to operate strictly in accordance with all applicable state and federal laws.  A “Farm Bill” compliant business is one that cultivates and utilizes “hemp” as specified by the Bill.  It is one that does not grow or use non-hemp cannabis.  The 2018 Farm Bill legalized production of hemp for all… allowing for full-scale commercial production of hemp as provided in the Bill.  https://www.ams.usda.gov/sites/default/files/HempExecSumandLegalOpinion.pdf.  We do not currently, and will not in the future, own facilities that grow non-hemp cannabis.

In late 2019, the Company through its subsidiary CBDZ, acquired two CBD marketplaces (websites for e-commerce) that it intends to further develop and monetize in the near future.  One of the two marketplaces, www.cbdhempextra.com is down and awaiting updates, the second marketplace, www.cannabidiolhemp.net is up and running but has not been monetized and is currently generating no revenue.  We believe that lots of development work is still needed before we could monetize the site.

We anticipate that once operational, these marketplaces would start conducting CBD products referral in which CBD manufacturers would pay the Company for referring customers.  We anticipate the marketplaces to become functional and revenue generating within 18 months of us having the capital to staff our e-commerce department.  We believe that the cost of staffing e-commerce department of two staff would cost $135,000 annually based on the going rate for webmasters in Southern California.

While operating a CBD marketplace is important to our business plan, it is not a deal breaker.  In our acquisition plan, we intend to buy and consolidate viable revenue-generating CBD websites with a goal of consolidating and growing them.

Furthermore, during the last quarter of 2019, we entered into nonbinding Letter of Intent (LOIs) with 5 CBD operations to acquire their businesses. None of these businesses sells or manages cannabis-related or marijuana related products.  The businesses are focused on Hemp-based CBD products.  Each of these businesses is producing revenue and each operation is profitable. These five revenue producing and profitable businesses would cost the Company about $33.4 million to consummate the acquisitions.  The five businesses comprise of: (1) a Colorado based CBD Affiliate Marketplace, which is a website that sells but does not manufacture CBD products, this website would cost the Company $300,000 to acquire; (2) a company that is owner of Hemp farms and extraction facilities Colorado and Kentucky, the seller owns the real estate on which the farms and extraction facilities are situated, purchasing this business with its real estate, farms and extraction facilities would cost the Company $30,000,000; (3) a Michigan based hemp farm and CBD extraction plant, the business owns the real estate on which the farms and extraction facilities are situated, purchasing this business with its real estate, farms and extraction facilities would cost the Company $1,600,000; 4) a North Carolina based Hemp grower and CDB extraction technology with real estate selling for $1,300,000; and (5) another CBD Affiliate Marketplace (website that sells CBD products for manufacturers for a percentage of the purchase price as referral fees), which would cost the Company $30,000 to acquire.  With the LOIs in hand, we approached some professional finance guys to help us raise the money for the acquisition. There is no guarantee that we could raise the capital needed for this acquisition or that the sellers would wait for us to raise the capital. We do not currently, and will not in the future, own facilities that grow non-hemp cannabis.

Subsequently, as we were pulling together financing for the acquisition, COVID-19 exploded and crippled most business transactions across the world. As a result of the disruptions occasioned by COVID-19, the operations of our major financier coming from New York and London came under the lockdown.  We have informed the sellers about this situation and advised that they move on to other potential acquirers as we are completely uncertain about the where things would be after the end of COVID-19 pandemic.

Because of COVID-19 we were unable to obtain the financing necessary to make the acquisition of the businesses mentioned above. There is no guarantee that we could be able to acquire one or more of those businesses. In addition, there is no guarantee that these businesses would still be available to us to acquire in the future, or at the initially contemplated price.

Completed Acquisitions

On November 15, 2019, for $499.00 in cash payment, Kid Castle Educational Corporation, through its wholly owned subsidiary, Cannabinoid Biosciences, Inc. completed the acquisition of CannabidiolHemp (CannabidiolHemp.net), a website for CBD quality aggregator and standard validator.  The company believes this acquisition would help it to build Kid Castle into a major “pure-play” CBD operation in the United States and Canada.  The Company hoped that CBD distribution channel, like CannabidiolHemp, would help it to become a vertically integrated “pure-play” CBD operation in the United States.  However, so far, the Company’s hopes and projections on establishing a vertically integrated “pure-play” CBD operation has not materialized because of the business disruptions caused by COVID-19.  Because of COVID-19 we were unable to obtain the financing necessary to make the acquisition of the businesses we needed to achieve our objective. And there is no guarantee that we could be able to acquire one or more businesses in the future.  So far, the acquisition of CannabidiolHemp had not resulted in any revenue or profit to the Company.

Our Business Objectives and Growth Strategies

Our principal business objective is to maximize stockholder returns through a combination of (1) acquisition and rollup of profitable CBD operations across the United States of America (2) sustainable long-term growth in cash flows from increased profits, which we hope to pass on to stockholders in the form of distributions, and (3) potential long-term appreciation in the value of our businesses through process optimization and financial engineering.  However, because of COVID-19, we were unable to obtain the financing necessary to make the acquisition of the businesses we needed to acquire. There is no guarantee that we could be able to acquire one or more in the future. In addition, there is no guarantee that viable businesses would still be available to us to acquire in the future, or at reasonable price.

Mission Statement

Our vision is to manufacture and sell pharmaceuticals and non-pharmaceutical CBD products formulations and applications across the United States.

The CBD market in the US is young and very fragmented, lack established process control and protocols, and is yet to establish formulations standardization.

Our goal is to make and sell CBD products across the United States of America.  The Company would seeks to control the manufacturing/production and distribution of verities of consumer cannabidiol (CBD) formulation under private brands in the United States by controlling process through steps that include (a) ethanol extraction system, (b) winterization to remove fats; (c) multiple rounds of rotary evaporation are used to remove plant material and other unnecessary components; (d) extract decarboxylation to transform into a crystalline structure; and (e) get the extract tested by third-party laboratories, package it, and get it ready for shipment.

Because the Company has limited or no resources, and the legal CBD industry is still in its infancy (following the 2018 Farm Bill), the Company lack of resources is likely to affect its ability to accomplish its goals as contemplated above.  It would be difficult for the Company to raise the necessary capital to achieve its goals.

There is no guarantee that we could successfully make and sell pharmaceuticals and non-pharmaceutical CBD products formulations and applications.  Our mission as stated above is only a guiding principle as we start our acquisition.  We have never made nor sold pharmaceuticals or non-pharmaceutical CBD products formulations and applications before.  Although we have a theoretical picture of what our mission called for, none of our staff have ever done it before.  As at the date of this filing, the Company does not currently maintain an ownership interest in any cannabis-related CBD production company, marijuana dispensaries or production facilities.  The Company only targets businesses that are focused on Hemp-based CBD products, which are “Farm Bill” compliant.  A “Farm Bill” compliant business is one that cultivates and utilizes “hemp” as specified by the Bill.  It is one that does not grow or use non-hemp cannabis.  The 2018 Farm Bill legalized production of hemp for all… allowing for full-scale commercial production of hemp as provided in the Bill.  https://www.ams.usda.gov/sites/default/files/HempExecSumandLegalOpinion.pdf.  We do not currently, and will not in the future, own facilities that grow non-hemp cannabis.

STRATEGY

Keys to Success

Management Experience

Our experienced management team has a combined thirty-two years of successful experience in finance and legal CBD industry in California. Cannabinoid Biosciences intends to launch its array of investments and rollup in the Hemp/CBD industry across the United States as soon as it had raised enough capital to consummate an acquisition of a CBD operation that generates significant revenue.

Early mover advantage

The CBD market in the US is very fragmented, lack established process control and protocols, and is without formulations standardization.  Through acquisition, the Company intend to enter the following areas of the legal CBD business: (1) Ownership interest in certain businesses that extract, purchase and distribute Bulk Pure CBD, Isolate, Hemp Oil, THC-free CBD Distillate and Crude CBD Oil; (2) Partnerships with local farmers to grow farm bill compliant hemp biomass; (3) Partnerships with extract facilities across the U.S. who manufacture hemp-based ingredients to meet specific medical.

There are no guarantees that we would be able to raise the capital needed to make any acquisition of CBD operations, though. Because the Company has limited or no resources, and the legal CBD industry is still in its infancy (following the 2018 Farm Bill), the Company lack of resources is likely to affect its ability to accomplish its goals as contemplated above.  It would be difficult for the Company to raise the necessary capital to achieve its goals.

Special Purpose Entities

When the Company does acquire businesses and operating assets, it intends to hold title to the properties through separate LLCs or through special purpose entities (“SPE’s”) holding several similar asset types. Each separate LLC or SPE will be a 100% wholly-owned subsidiary of the Company. If a joint venture is undertaken, the Company will record a first position deed instead of holding actual title.



Each business/operation acquired is its own entity and is structured as its own business structure while Cannabinoid Biosciences, Inc. serves as the parent Company that bundles all the ownership interests into a single corporation.

	Each business/operation is managed by Cannabinoid Biosciences, Inc. or its authorized agents.

Leverage

Leverage represents an important vehicle for maximizing returns. The Company will evaluate the appropriate amount of debt based on market conditions, feasibility of the project, and determined risk. The Company does not have any credit agreements with any lender as at the date of this filing.  We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly or privately placed debt instruments or financing from institutional investors or other lenders. The indebtedness may be secured or unsecured. Security may be in the form of mortgages or other interests in our properties; equity interests in entities which own our properties or investments; cash or cash equivalents; securities; letters of credit; guarantees or a security interest in one or more of our other assets.

The Company may use borrowing proceeds to finance acquisitions of new businesses or operations, make other investments, trade in stocks, futures, options and forex, make payments to the officers and management, pay for capital improvements, repairs, refinance existing indebtedness, pay distributions or provide working capital. The form of our indebtedness may be long-term or short-term debt or in the form of a revolving credit facility.

Our Financing Strategy

As part of our plan to finance our activities, we utilize proceeds from debt and equity offerings to fund acquisition, purchases and restructuring activities.

We do not have positive operating cash flow.  However, we intend to make acquisitions that would generate positive operating cash flow in the near future.  We intend to meet our long-term liquidity needs through cash flow from operations and the issuance of equity and debt securities, including common stock and long-term notes. Where possible, we also may issue limited partnership interests in future Operating Partnership and use the proceeds to acquire businesses from existing owners. We expect to issue equity and debt securities at times when we believe that our stock price is at a level that allows for the reinvestment of offering proceeds in accretive business assets and property acquisitions. We may also issue common stock to permanently finance businesses that were previously financed by debt securities. However, since we have never done any of the above before, we cannot assure you that we will have access to the capital markets at times and on terms that are acceptable to us. Our ability to access the capital markets and to obtain other financing arrangements is also significantly limited by our involvement in the CBD/Hemp/cannabis industry.

We may file a shelf registration statement, which would subsequently be declared effective by the SEC, which may permit us, from time to time, to offer and sell common stock, preferred stock, warrants and other securities to the extent necessary or advisable to meet our liquidity needs.

Risk Management

We intend to embrace geographic diversification at acquisitions as our main risk management strategy for our Real Estate Investments. We intend to diversify the investment size and location of our Real Estate Investments in order to manage our risk. Over the long term, we intend that no single Real Estate Investment will exceed 25% of our total assets.

Above plan notwithstanding, we do not currently have diversified Real Estate Investments yet and there is no guarantee that we would be able to establish one in the future because the Company has limited or no resources at the present.

Competition

The current market for CBD operations that meet our investment objectives is limited. In addition, we believe finding businesses that are appropriate for our specific purpose may be limited as more competitors enter the market.

These competitors may prevent us from acquiring desirable businesses or may cause an increase in the price we must pay for businesses. Our competitors may have greater financial and operational resources than we do and may be willing to pay more for certain assets or may be willing to accept more risk than we believe can be prudently managed. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, due to a number of factors, the number of entities and the amount of funds competing for suitable investment CBD businesses may increase substantially, resulting in increased demand and increased prices paid for these businesses. If we pay higher prices for businesses, our profitability may decrease, and you may experience a lower return on our common stock. Increased competition for businesses may also preclude us from acquiring those businesses that would generate attractive returns to us.

Insurance

We carry comprehensive general liability coverage on our communities, with limits of liability customary within the multi-family businesses industry to insure against liability claims and related defense costs. We are also insured, with limits of liability customary within the real estate industry, against the risk of direct physical damage in amounts necessary to reimburse us on a replacement cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period.

Our primary lines of insurance coverage are property, general liability and workers’ compensation. We believe that our insurance coverages adequately insure our multifamily businesses against the risk of loss attributable to fire, earthquake, hurricane, tornado, flood, terrorism and other perils, and adequately insure us against other risk. Our coverage includes deductibles, retentions and limits that are customary in the industry. We have established loss prevention, loss mitigation, claims handling and litigation management procedures to manage our exposure.

Seasonality

Our business has not been, and we do not expect it to become subject to, material seasonal fluctuations.

Employees

As of November 27, 2020, we had 3 non-W2 employees and independent contractors, and the two employees are considered to be part of our management team; 1 of those three is one of our directors and our sole officer, Frank I Igwealor. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Going Concern

We are dependent upon the receipt of capital investment and other financing to fund our ongoing operations and to execute our business plan. If continued funding and capital resources are unavailable at reasonable terms, we may not be able to implement our plan of operations. We may be required to obtain alternative or additional financing, from financial institutions or otherwise, in order to maintain and expand our existing operations. The failure by us to obtain such financing would have a material adverse effect upon our business, financial condition and results of operations.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern within one year after the date that the financial statements are issued. We may be required to cease operations which could result in our stockholders losing all or almost all of their investment.

Where You Can Find More Information

We have restarted filing annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also access these reports and other filings electronically on the SEC’s web site, www.sec.gov.

ITEM 1A.	RISK FACTORS

Certain factors may have a material adverse effect on our business, financial condition, and results of operations. You should consider carefully the risks and uncertainties described below, in addition to other information contained in our Annual Report on Form 10-K, including our consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

For purposes of this section, the term "stockholders" means the holders of shares of Kid Castle Educational Corporation’s common stock. Set forth below are the risks that we believe are material to Kid Castle Educational Corporation’s stockholders. You should carefully consider the following factors in evaluating our Company, our businesses and our business.

Our business, operating results, cash flows and financial condition are subject to various risks and uncertainties, including, without limitation, those set forth below, any one of which could cause our actual operating results to vary materially from recent results or from our anticipated future results.

Risks Related to Our Business

Our inability to timely submit registration package to the Delaware Secretary of State until in 2019 presents a risk that  any liabilities that may have accrued, including any material agreements may be unenforceable, as a result of the failure to properly register with the State of Delaware until in 2019.

The Company used to be a Florida corporation until March 22, 2011 when it voluntarily dissolved its Florida registration with intention to simultaneously incorporate in Delaware and convert into a Delaware corporation.  Although the company immediately finalized its registration effort to convert into a Delaware Corporation, the company’s registered agent who was supposed to submit the registration package to the Delaware Secretary of State for certification, failed to make a timely submission.  Later in January 2019, when the company realized that the Delaware incorporation/registration package/process was never submitted to the Delaware Secretary of State nor completed in any other way or form, the Company went ahead and resubmitted the required registration package and was then formally re-incorporated in Delaware and convert into a Delaware corporation.

The re-incorporation in Delaware, which occurred in January 2019, has placed at risk, voidable and unenforceable, all and any liabilities that may have accrued, including any material agreements the Company may have executed during the period between March 22, 2011 and January 2019.  To the best of our knowledge, no such liabilities that were accrued and no material agreement were entered into by the company during the period between March 22, 2011 and January 2019.  In addition, there could be penalties or legal liabilities that may have accrued as a result of conducting business from 2011 to 2019 without properly registering with any State. To the best of our knowledge, as at September 7, 2020, no such penalties or liabilities has accrued to the company accrued as a result of conducting business from 2011 to 2019 without properly registering with any State. However, there is no guarantee that such penalties or liabilities would not accrue or arise in the future.

We have limited knowledge about the circumstances surrounding the filing of the Form 15 by the Company in

2010.  We are not aware of any reason that made the previous management of the company to file the Form 15 with the SEC.

Because we took control of the Company on October 21, 2019, we have limited knowledge of events that took place prior to October 21, 2019, which was the date that we formally took control of the management of the Company, we relied on information supplied to us by the previous management of the Company and we also relied on their filings with the SEC as shown on the SEC website.

Thus, we knew that the Company filed with the SEC to the suspension of your duty to file SEC reports after March 29, 2010.  We are not aware of the circumstances that led to the decision of the previous management of the Company to seek to stop reporting.  We just knew that the steps taken by the Company was not unusual since several other small reporting companies seems to also take that route when reporting obligation has gotten burdensome to them that the cost / benefit analysis was no longer favorable to those companies.

Our knowledge and understanding of the events that were contained in the Company’s SCHEDULE 13E-3 filing on June 18, 2009 was totally based on the filings themselves which is listed on the SEC website.  We do not have any additional information on that matter or any other occurrence in the Company prior to the filing of the FORM 15-15D.

We only obtained information from the Company previous managers concerning the Company’s failure to re-incorporate in Delaware after termination of their Florida registration.  We were satisfied with their explanation that it was oversight and not deliberate.  We were also satisfied that the Company has been incorporated in Delaware by January of 2019.

Based on the foregoing, investing in the Company may carry additional risk of the unknown or whatever might has occurred in the Company prior to October 21, 2019, which was not reported alongside the Company’s filings shown on the SEC website, which is our primary source of information about the Company’s activities prior to October 21, 2019.

There are risks to investors resulting from the possibility that the spin-off of KDCE shares by Cannabinoid Biosciences, Inc. to its stockholders was not, but should have been, registered. These risks include risks relating to potential Section 5 violations.

Following the October 21, 2019 stock purchase agreement dated October 2, 2019, in which Cannabinoid Biosciences, Inc., a California corporation, purchased one (1) million shares of KDCE preferred shares and subsequently converted 900,000 of the preferred shares for 900,000,000 shares of the Company's current outstanding shares of common stock, the board of directors of Cannabinoid Bioscience, Inc. in December 2019 voted to distribute 500,000,000 of the KDCE shares in its holding to its shareholders while keeping the remaining 400,000,000 to be returned to KDCE to cancel.  Effectively, as at 12/31/2019, Cannabinoid Biosciences, Inc. was holding those shares in trust for its shareholders.

Thereafter, KDCE entered into share exchange and subscription with all shareholders of Cannabinoid Biosciences, Inc. to the effect that once the KDCE shares are registered and physically distributed to the shareholders, it would automatically cancel each shareholder’s stake in Cannabinoid Biosciences, Inc.

We believe that it is necessary to register the KDCE shares for Cannabinoid shareholders prior to making distribution of physical shares (we don’t want the shareholders to go through the hassle of removing legend from restricted stock).  The shares distributed to Cannabinoid shareholders were currently “book-issued” only.  Prior to distributing physical share certificates, we plan to register the share through Form S-1 along the way to our Nasdaq uplisting.

Notwithstanding our intention to register the KDCE shares before physical/actual distribution to shareholders of Cannabinoid Biosciences, Inc., our actions in the spin-off of the KDCE shares and entering into a share exchange with the shareholders of Cannabinoid Biosciences, Inc, which was not, but should have been, registered prior to the distribution of the shares has opened the Company to risks include risks relating to potential Section 5 violations.

Sections 5(a) and 5(c) of the Securities Act generally provide that it is unlawful for any person, either directly or indirectly, to use the mails or interstate means to sell any security unless a registration statement is in effect or to offer to sell any security unless a registration statement has been filed with the Commission, unless an exemption from the registration provisions applies.

Substantial doubt exists about our ability to continue our business as a going concern.

We believe our current capital is insufficient to develop our business, execute our business strategy, and satisfy our near-term working capital requirements. If we fail to raise sufficient capital, we will likely need to raise additional financing in order to continue to implement our business model.  If such funds are not available to us, we may be forced to curtail or cease our activities, which would likely result in the loss to our investors of all or a substantial portion of their investment. These conditions create uncertainty as to our ability to continue as a going concern.

Our financial statements appearing elsewhere in this Filing have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue as a going concern is contingent upon its ability to raise additional capital as required. The Company has Accumulated Deficit of $7,801,050 and $7,651,368 as at the end of the periods December 31, 2019 and 2018 respectively.

We have limited operating history on which to judge our business prospects and management.

The main operating subsidiary of the Company was incorporated on May 6, 2014 and has not conducted any major operations since then. The Company was incorporated pursuant to the simultaneous filing of the Company’s certificate of incorporation, as filed and stamped by the California Secretary of State on May 6, 2014.  Accordingly, we have virtually limited operating history upon which to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that the Company will achieve or sustain profitability. Future operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources, our ability to develop and market new products, control costs, and general economic conditions. We cannot assure you that the Company will successfully address any of these risks.

Our continuing as a going concern depends upon financing.

If we are not able to raise additional capital, we will be unable to operate our business or continue as a going concern. In additional, if we do not raise sufficient capital and we continue to experience pre-operating losses, there will most likely be substantial doubt as to our ability to continue as a going concern. Revenue operations have scarcely commenced because we have not raised the necessary capital to acquire the facilities needed for our biopharmaceutical research and development operations.

We will require substantial additional funding which may not be available to us on acceptable terms, or at all. If we fail to raise the necessary additional capital, we may be unable to complete the development and commercialization of our products, or continue our development programs.

We expect to significantly increase our spending to advance our financing products and services. We will require additional capital for the further promotion of our products, as well as to fund our other operating expenses and capital expenditures. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue our operations. We may also seek collaborators for the products at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available. Any of these events could significantly harm our business, financial condition and prospects. Our future capital requirements will depend on many factors, including:

•  Our plans to establish manufacturing capabilities, sales, and/or marketing;

•  The effect of competing medical products, technological and market developments;

•  The terms and timing of any collaborative, licensing and other arrangements that we may establish;

•  Our revenues, if any, from our operations;

•  The time and costs involved in obtaining regulatory approvals for a biopharma product candidates (we currently do not have any product candidate), if any.

If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage of ownership of the then-existing shareholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by our then-existing shareholders. Additionally, future sales of a substantial number of shares of our Common Stock, or other equity-related securities in the public market could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities. We cannot predict the effect that future sales of our Common Stock, or other equity-related securities would have on the market price of our Common Stock at any given time.

We will need but may be unable to obtain additional funding on satisfactory terms, which could dilute our shareholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities and in the future, we expect to rely on the proceeds from future debt and/or equity financings, and we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities. If we do not obtain additional financing, our business will never commence, in which case you would likely lose the entirety of your investment in us.

We are at an early stage of development as a company and currently have no source of revenue and may never become profitable.

We are a development-stage technology company that has little to no operation since inception in 2014. As a recently formed development-stage company, we are subject to all of the risks and uncertainties of a new business, including the risk that we may never develop, complete development or market any of our products or services and we may never generate product or services related revenues. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations. Furthermore, our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There can be no assurances that we will operate profitably.

We rely on our management team, which has limited experience working together.

We depend on a small number of executive officers and other members of management to work effectively as a team, to execute our business strategy and business plan, and to manage employees and consultants.

We have no long-term employment agreements in place with our executive officers.

As of the date of this Filing we only have unwritten short-term, interim employment arrangements with our senior executive officers that expire on December 31, 2020. We are currently negotiating compensation packages and the terms of formal employment agreements with our executive officers and we anticipate the any such employment agreement entered into with our executive officers will be on terms no less favorable to our executive officers than the terms of their respective interim arrangement. There is a risk that the Company and any one or more of our executive officers will not reach an agreement with respect to their employment agreements, in part because we expect their compensation packages will be comprised of cash compensation, equity compensation (e.g. stock options, warrants or stock grants), as well as standard benefits and other terms customary for executive officers of similar experience and tenure. Although we intend to finalize negotiations with respect to these employment agreements with each of our executive officers in the near future, if we fail to reach mutually satisfactory agreements in this regard, any one or more of such persons may terminate their association with the Company. Additionally, we are also highly dependent on certain consultants and service providers, including our development partners and our marketing and advertising service providers, some of which are affiliates of the Company and our officers and directors. The loss of any one or more of these experienced executives, consultants, service providers and/or development partners would have a material and adverse effect on our Company and our business prospects. See “Certain Relationships and Related Party Transactions” and“ Directors, Executive Officers and Corporate Governance”.

Our ability to succeed depends on our ability to grow our business and achieve profitability.

We may not be successful in executing our development and/or growth strategy, and even if we are successful in the development and commercialization of services and achieve targeted growth, we may not be able to achieve or sustain profitability. Failure to successfully execute any material part of our development strategy or growth strategy would significantly impair our future growth and our ability to attract and sustain investments in our business.

Raising additional capital by issuing additional securities may cause dilution to our current and future shareholders.

We will need to, or desire to, raise substantial additional capital in the future. Our future capital requirements will depend on many factors, including, among others:

•              Our degree of success in selling our medical products and related services;

•              The costs of establishing or acquiring sales, and marketing for our services;

•              The extent to which we acquire or invest in businesses, products, or technologies, and other strategic relationships; and

•              The costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage of ownership of the then-existing shareholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by our then-existing shareholders. Additionally, future sales of a substantial number of shares of our Common Stock, or other equity-related securities in the public market could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities. We cannot predict the effect that future sales of our Common Stock, or other equity-related securities would have on the market price of our Common Stock at any given time.

Risks of borrowing.

As of the date of this Filing, we have incurred certain debt obligations to Poverty Solutions, Inc., and to vendors and service providers in the ordinary course of our business. While we don’t intend to incur any additional debt from the equity commitments, should we obtain secure bank debt in the future, possible risks could arise. If we incur additional indebtedness, a portion of our future revenues will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to our rights. A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, ability to generate revenue, operating results or financial condition.

Unanticipated obstacles to execution of our business plan.

Our business plan may change significantly. Many of our potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Our Board of Directors believes that the chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. Our Board of Directors reserves the right to make significant modifications to our stated strategies depending on future events.

Risks of operations.

Our future operating results may be volatile, difficult to predict and may fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the nature of our target market, we may be unable to accurately forecast our future revenues and operating results. Furthermore, our failure to generate revenues would prevent us from achieving and maintaining profitability. There are no assurances that we can generate significant revenue or achieve profitability. We anticipate having a sizeable amount of fixed expenses, and we expect to incur losses due to the execution of our business strategy, continued development efforts and related expenses. As a result, we will need to generate significant revenues while containing costs and operating expenses if we are to achieve profitability. We cannot be certain that we will ever achieve sufficient revenue levels to achieve profitability.

New venture.

We were recently formed, and therefore have no financial or operating history. We have little operating revenue and require borrowing to commence the marketing of our Medical products and services, hire and train staff, secure adequate office facilities, and commence operations. The likelihood of our success must be considered in light of the problems, delays, risks, expenses and difficulties frequently encountered in connection with the establishment of any new enterprise, many of which may be beyond our control. We are subject to all of the risks inherent in the creation of a new enterprise and the competitive environment in which we will operate. We cannot provide any assurances that we will be successful in addressing these risks or achieving our objectives.

Minimal employees or infrastructure.

We currently only have a small number of employees and are in the process of establishing our human resources procedures, policies, process and registrations, which are not yet complete. We also have minimal operational infrastructure and no prior operating history. We intent to rely on our management team, our advisors, third-party consultants, third-party developers, service providers, technology partners, outside attorneys, advisors, accountants, auditors, and other administrators. The loss of services of any of such personnel may have a material adverse effect on our business and operations and there can be no assurance that if any or all of such personnel were to become unavailable, that qualified successors can be found, on acceptable terms.

Limitation on remedies; indemnification.

Our Certificate of Incorporation, as amended from time to time, provides that officers, directors, employees and other agents and their affiliates shall only be liable to the Company and its shareholders for losses, judgments, liabilities and expenses that result from the fraud or other breach of fiduciary obligations. Additionally, we intend to enter into corporate indemnification agreements with each of our officers and directors consistent with industry practice. Thus, certain alleged errors or omissions might not be actionable by the Company. Our governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify its officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Company, including liabilities under applicable securities laws.

No dividends or return of profits.

We have not begun operations beyond planning company activities and the commencement of the deployment of our medical products and services; however, no such deployment is expected to be made until after obtain funding. Accordingly, we have not had any profits from our limited operations to date. We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain future earnings, if any, to finance the expansion of our operations. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Force Majeure.

Our business is uniquely susceptible to unforeseen delays or failures that are caused by forces of nature and related circumstances. These factors are outside and beyond our control. The delay or failure to commence the deployment of our medical products and services may be due to any act of God, fire, war, terrorism, flood, strike, labor dispute, disaster, transportation or laboratory difficulties or any similar or dissimilar event beyond our control. We will not be held liable to any shareholder in the event of any such failure.

We may incur substantial operating and net losses due to substantial expenditures.

We intend to expend money on our operating expenses and capital expenditures in order to commence the deployment of our medical products and services and expand our market presence. We may incur substantial operating and net losses in the foreseeable future. There can be no assurance that we will achieve or sustain profitability or positive cash flow from our operations.

We may not be able to carry out our proposed plan of operations.

Our proposed plan of operation and prospects will depend largely upon our ability to successfully establish a noticeable presence in the CBD industry on a timely fashion, retain and continue to hire skilled management, technical, marketing and other personnel; and attract and retain significant numbers of quality business partners. We have limited experience in the deployment of our medical products and services and there is limited information available concerning the potential performance or market acceptance of our medical products and there can be no assurance that we will be able to successfully implement our business plan or develop or maintain future business relationships, or that unanticipated expenses, problems or technical difficulties which would result in material delays in implementation will not occur.

We may not be able to manage our growth effectively.

Our growth is expected to place, a significant strain on our managerial, operational and financial resources. As the number of our clients, partners and other business partners grows, we must increasingly manage multiple relationships with various customers, strategic partners and other third parties. There can be no assurance that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully offer our services and implement our business plan. Our future operating results will also depend on our ability to expand sales and marketing commensurate with the growth of our business and the legal-cannabis industry. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

 Risks Relating to Biopharmaceutical Industry

We are a specialty pharmaceutical company with a limited operating history, and it is difficult for potential investors to evaluate our business.

We are a specialty pharmaceutical company founded in May 2014 and have not commenced revenue-producing operations. To date, our operations have consisted of the preliminary formulation, testing and search for initial product candidates. Our limited operating history makes it difficult for potential investors to evaluate our prospective operations. As an early stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays in a new business. Further, biopharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk, and is a capital-intensive business. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially clinical-stage biopharmaceutical companies such as ours.  Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we may be unable to:

•         successfully implement or execute our current business plan, or develop a business plan that is sound;

•         successfully start and complete clinical trials and obtain regulatory approval for the marketing of product candidates (we currently do not have any product candidate);

•         successfully contract for the manufacture of a clinical drug products and establish a commercial drug supply;

•         secure market exclusivity or adequate intellectual property protection for a product candidates;

•         attract and retain an experienced management and advisory team; or

•         raise sufficient funds in the capital markets to effectuate our business plan, including clinical development, regulatory approval and commercialization for a product candidates (we currently do not have any product candidate).

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have existing competitors and potential new competitors in a number of jurisdictions, many of which have or will have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make any of our product candidates obsolete or uneconomical (we currently do not have any product candidate). In addition, mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors, potentially reducing or eliminating our commercial opportunity. Furthermore, such potential competitors may enter the market before us, and their products may be designed to circumvent our granted patents and pending patent applications. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

The Company’s forecasts are highly speculative in nature and it cannot predict results with a high degree of accuracy.

Any financial projections, especially those based on ventures with minimal operating history, are inherently subject to a high degree of uncertainty, and their ultimate achievement depends on the timing and occurrence of a complex series of future events, both internal and external to the enterprise. There can be no assurance that potential revenues or expenses the Company projects will, in fact, be received or incurred.

Our trade secrets may be difficult to protect.

Our success depends upon the skills, knowledge, and experience of our personnel, our consultants, and advisors. We rely in part on trade secrets to operate our businesses successfully. However, trade secrets are difficult to protect. We try to protect our trade secrets by entering into confidentiality or non-disclosure agreements with certain partners, employees, consultants, and other advisors. These agreements generally require that the receiving party keep confidential, and not disclose to third parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us.

The confidentiality, non-disclosure, and other similar agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive, and time consuming, and the outcome would be unpredictable. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Because we do not currently have an audit committee, compensation committee or any other form of corporate governance committee, shareholders will have to rely on our directors, none of whom is independent, to perform these functions.

We do not have an audit committee, compensation committee or any form of corporate governance committees comprised of an independent director. The Board performs these functions as a whole and no members of the Board are an independent director. Our Board has recently passed a resolution and is in the process of establishing certain committees, including an audit and compliance committee, a finance committee, a hiring and compensation committee and an executive committee, and plans to implement additional corporate governance controls. However, until such committees and controls are formally established, there is a significant risk that certain members of the Board of Directors, executive management and/or our controlling shareholder could thwart such plans and prevent such committees and controls from being implemented. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

General securities investment risks.

All investments in securities involve the risk of loss of capital. No guarantee or representation is made that an investor will receive a return of its capital. The value of our Common Stock can be adversely affected by a variety of factors, including development problems, regulatory issues, technical issues, commercial challenges, competition, legislation, government intervention, industry developments and trends, and general business and economic conditions.

Our strategic investments, if any are pursued by the Company, may result in losses.

We may elect periodically to make strategic investments in various public and private companies with businesses or technologies that may complement our business. The market values of these strategic investments may fluctuate due to market conditions and other conditions over which we have no control. Other-than-temporary declines in the market price and valuations of the securities that we hold in other companies would require us to record losses related to our investment. This could result in future charges to our earnings. It is uncertain whether or not we will realize any long-term benefits associated with these strategic investments.

A sale of a substantial number of shares of the Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our Common Stock in the public market, including shares issued in connection with the exercise of outstanding options or warrants, the market price of our Common Stock could fall. Sales of a substantial number of shares of our Common Stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business. The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the Common Stock of pharmaceutical companies. These broad market fluctuations may cause the market price of our Common Stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of a company’s securities. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

                •              variations in the level of expenses related to our development programs;

                •              any intellectual property infringement lawsuit in which we may become involved;

                •              regulatory developments affecting our App and related services; and

                •              our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our Common Stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our Common Stock to fluctuate substantially.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in your best interests or those of our other stockholders.

As of the date of this Filing, our directors, executive officers and principal stockholders beneficially owned, in the aggregate, substantially all of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert significant influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Our ability to use our net operating loss carry forwards may be subject to limitation.

Generally, a change of more than fifty percent (50%) in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit our ability to use our net operating loss carryforwards attributable to the period prior to the change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability for us.

Our bylaws provide for indemnification of officers and directors at our expense and limits their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of our officers and/or directors.

Our Bylaws and applicable California law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recover. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our Common Stock may be traded on a closed trading system with limited volume and liquidity.

Our Common Stock may not be freely quoted for trading on any stock exchange or through any other traditional trading platform. Our Common Stock may be issued, available for purchase and may be traded exclusively on a specific trading system that is registered with the SEC as an alternative trading system (an “ATS”). We do not currently have any plans to trade our Common Stock on a specific ATS. Any disruption to the operations of an ATS or a broker-dealer's customer interface with an ATS would materially disrupt trading in, or potentially result in a complete halt in the trading of, our Common Stock. Because our Common Stock may be traded exclusively on a closed trading system, it is a possibility that there will be a limited number of holders of our Common Stock. In addition, an ATS is likely to experience limited trading volume with a relatively small number of securities trading on the ATS platform as compared to securities trading on traditional securities exchanges or trading platforms. As a result, this novel trading system may have limited liquidity, resulting in a lower or higher price or greater volatility than would be the case with greater liquidity. You may not be able to resell your Common Stock s on a timely basis or at all.

The number of securities traded on an ATS may be very small, making the market price more easily manipulated.

While we understand that many ATS platforms have adopted policies and procedures such that security holders are not free to manipulate the trading price of securities contrary to applicable law, and while the risk of market manipulation exists in connection with the trading of any securities, the risk may be greater for our Common Stock because the ATS we choose may be a closed system that does not have the same breadth of market and liquidity as the national market system. There can be no assurance that the efforts by an ATS to prevent such behavior will be sufficient to prevent such market manipulation.

An ATS is not a stock exchange and has limited quoting requirements for issuers or for the securities traded.

Unlike the more expansive listing requirements, policies and procedures of the Nasdaq Global Market and other trading platforms, there are no minimum price requirements and limited listing requirements for securities to be traded on an ATS. As a result, trades of our Common Stock on an ATS may not be at prices that represent the national best bid or offer prices of securities that could be considered similar securities.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also will incur costs associated with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Act and related rules implemented or to be implemented by the SEC. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect the rules and regulations associated with being a public company to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept constraints on policy limits and coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our board committees or as our executive officers and may divert management’s attention. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

The preparation of our financial statements involves the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

Risks Related to Discovery, Development, Regulatory Approval and Commercialization of Cures and Novel Therapeutics From Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids Product

Clinical trials for our future product candidates would be expensive, time-consuming, uncertain and susceptible to change, delay or termination. The results of clinical trials are open to differing interpretations

Once our main operating subsidiary, Cannabinoid Biosciences, Inc. reaches the stage to start research, development and Commercialization of Cures and Novel Therapeutics from Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids Product, we would be involved in clinical trials.  Clinical trials are expensive, time consuming and difficult to design and implement. Regulatory agencies may analyze or interpret the results differently than us. Even if the results of our clinical trials are favorable, the clinical trials for a number of our product candidates (we currently do not have any product candidate), would be expected to continue for several years and may take significantly longer to complete. In addition, we, the FDA or other regulatory authorities, including state and local authorities, or an Institutional Review Board, may suspend, delay or terminate our clinical trials at any time, require us to conduct additional clinical trials, require a particular clinical trial to continue for a longer duration than originally planned, require a change to our development plans such that we conduct clinical trials for a product candidate in a different order  or the DEA could suspend or terminate the registrations and quota allotments we require in order to procure and handle controlled substances, for various reasons, including:

•              delays in obtaining regulatory authorization to commence a trial, including “clinical holds” or delays requiring suspension or termination of a trial by a regulatory agency, such as the FDA, before or after a trial is commenced;

•              DEA-related recordkeeping, reporting or security violations at a clinical site, leading the DEA or state authorities to suspend or revoke the site’s controlled substance license and causing a delay or termination of planned or ongoing trials;

•              changes in applicable regulatory policies and regulation, including changes to requirements imposed on the extent, nature or timing of studies;

•              delay or failure to supply product for use in clinical trials which conforms to regulatory specification;

•              failure of our contract research organizations, or CROs, or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

•              failure by our employees, our CROs or their employees to comply with all applicable FDA or other regulatory requirements relating to the conduct of clinical trials or the handling, storage, security and recordkeeping for controlled substances;

•              regulatory concerns with cannabinoid products generally and the potential for abuse;

•              insufficient data to support regulatory approval;

•              inability or unwillingness of medical investigators to follow our clinical protocols; or

Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Any failure by us to comply with existing regulations could harm our reputation and operating results

As at the date of this filing, the Company does not currently, nor does it intend, in the future to, maintain an ownership interest in any cannabis growing, marijuana dispensaries or production facilities. The Company only targets businesses that are focused on Hemp-based CBD products, which are “Farm Bill” compliant.  The Company does not grow, process, own, handle, transport, or sell cannabis or marijuana as the Company is organized and directed to operate strictly in accordance with all applicable state and federal laws.  Notwithstanding the above, we could still be subject to extensive regulation by U.S. federal and state governments in each of the markets where we intend or plan to sell Hemp-based CBD products, as applicable.  We do not currently, and will not in the future, own facilities that grow non-hemp cannabis.

We must also adhere to all regulatory requirements including FDA’s GLP, GCP, and cGMP requirements, pharmacovigilance requirements, advertising and promotion restrictions, reporting and recordkeeping requirements. If we or our suppliers fail to comply with applicable regulations, including FDA pre-or post-approval cGMP requirements, then the FDA could sanction us. Even if any of our future product candidates is FDA-approved (we currently do not have any product candidate), regulatory authorities may impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing trials.  CBD products or drug candidates that may be approved in the U.S. in the future, will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, distribution, import, export, advertising, promotion, sampling, recordkeeping and submission of safety and other post-market information, including both federal and state requirements in the U.S. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to GMP.  If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

•              issue warning letters;

•              impose civil or criminal penalties; • suspend regulatory approval; • suspend any of our ongoing clinical trials;

•              refuse to approve pending applications or supplements to approved applications submitted by us;

•              impose restrictions on our operations, including by requiring us to enter into a Corporate Integrity Agreement or closing our contract manufacturers’ facilities, if any; or

•              seize or detain products or require a product recall.

In addition, Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids products are regulated by the DEA, under the Controlled Substances Act. DEA scheduling is a separate process that can delay when a drug may become available to patients beyond an NDA approval date, and the timing and outcome of such DEA process is uncertain. See also “Risks Related to Controlled Substances”. In addition, any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids Product and product candidates. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our business and our operating results may be adversely affected.

Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation. We expend significant resources on compliance efforts and such expenses are unpredictable and might adversely affect our results. Changing laws, regulations and standards might also create uncertainty, higher expenses and increase insurance costs. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment might result in increased management and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We are subject to federal, state laws and regulations and implementation of or changes to such laws and regulations could adversely affect our business and results of operations.

In the U.S., the DEA regulates the cultivation, possession and supply of cannabis for medical research and commercial development, including the requirement of annual registrations to manufacture or distribute pharmaceutical products derived from cannabis extracts.   The Company only target businesses that are focused on Hemp-based CBD products.  See also “Risks Related to Controlled Substances”.

Risks Related to Controlled Substances

Controlled substance legislation may restrict or limit our ability to sell future product candidates.

Most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to our obtaining regulatory approval for Cannabinoid based products in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit Cannabinoid products to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In the case of countries with similar obstacles, we would be unable to market Cannabinoid product candidates in countries in the near future or perhaps at all if the laws and regulations in those countries do not change.

“2018 Farm Bill” compliant Hemp-derived Cannabinoid-based product candidates that we intend to develop will be subject to U.S. controlled substance laws and regulations and failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, may adversely affect the results of our business operations, both during clinical development and post approval, and our financial condition.

Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids product candidates that we intend to develop would contain controlled substances as defined in the federal Controlled Substances Act of 1970, or CSA. Controlled substances that are pharmaceutical products are subject to a high degree of regulation under the CSA, which establishes, among other things, certain registration, manufacturing quotas, security, recordkeeping, reporting, import, export and other requirements administered by the DEA. The DEA classifies controlled substances into five schedules: Schedule I, II, III, IV or V substances. Schedule I substances by definition have a high potential for abuse, no currently “accepted medical use” in the U.S., lack accepted safety for use under medical supervision, and may not be prescribed, marketed or sold in the U.S. Pharmaceutical products approved for use in the U.S. which contain a controlled substance are listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest potential for abuse or dependence and Schedule V substances the lowest relative risk of abuse among such substances. Schedule I and II drugs are subject to the strictest controls under the CSA, including manufacturing and procurement quotas, security requirements and criteria for importation. In addition, dispensing of Schedule II drugs is further restricted. For example, they may not be refilled without a new prescription. The manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use of Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids, even when they are Hemp-derived, will be subject to specific and potentially significant levels of regulation by the DEA.

DEA registration and inspection of facilities. Facilities conducting research, manufacturing, distributing, importing or exporting, or dispensing controlled substances must be registered (licensed) to perform these activities and have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA to prevent drug loss and diversion. All these facilities must renew their registrations annually, except dispensing facilities, which must renew every three years. The DEA conducts periodic inspections of certain registered establishments that handle controlled substances. Obtaining and maintaining the necessary registrations may result in delay of the importation, manufacturing or distribution of Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids products. Furthermore, failure to maintain compliance with the CSA, particularly non-compliance resulting in loss or diversion, can result in regulatory action that could have a material adverse effect on our business, financial condition and results of operations. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to restrict, suspend or revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

We have not obtained any of these registrations or submitted these protocols. We may never obtain these registrations or submit these protocols, and that failure to do so will result in material adverse harm to our business and, if true, an inability to commence operations.

State-controlled substances laws. Individual states have also established controlled substance laws and regulations. Though state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids product candidates as well. We or our partners must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

Clinical trials. Because when we start our R&D, our products would be controlled substances in the U.S., to conduct clinical trials in the U.S., each of our research sites must submit a research protocol to the DEA and obtain and maintain a DEA researcher registration that will allow those sites to handle and dispense our products and to obtain product from our importer. If the DEA delays or denies the grant of a research registration to one or more research sites, the clinical trial could be significantly delayed, and we could lose clinical trial sites. The importer for the clinical trials must also obtain an importer registration and an import permit for each import.

Importation.  If one of our future product candidates is approved and classified as a Schedule II or III substance, an importer can import for commercial purposes if it obtains an importer registration and files an application for an import permit for each import. The DEA provides annual assessments/estimates to the International Narcotics Control Board which guides the DEA in the amounts of controlled substances that the DEA authorizes to be imported. The failure to identify an importer or obtain the necessary import authority, including specific quantities, could affect product availability and have a material adverse effect on our business, results of operations and financial condition. In addition, an application for a Schedule II importer registration must be published in the Federal Register, and there is a waiting period for third party comments to be submitted. It is always possible that adverse comments may delay the grant of an importer registration.

If one of our future product candidates is approved and classified as a Schedule II controlled substance, federal law may impose additional restrictions on importation for commercial purposes.

Manufacture in the U.S. If, because of a Schedule II classification or voluntarily, we were to conduct manufacturing or repackaging/relabeling in the U.S., our contract manufacturers would be subject to the DEA’s annual manufacturing and procurement quota requirements. Additionally, regardless of the scheduling of cannabinoid, cannabis and the BDSs comprising the active ingredient in the final dosage form are currently Schedule I controlled substances and would be subject to such quotas as these substances could remain listed on Schedule I. The annual quota allocated to us or our contract manufacturers for the active ingredients in our products may not be sufficient to complete clinical trials or meet commercial demand. Consequently, any delay or refusal by the DEA in establishing our, or our contract manufacturers’, procurement and/or production quota for controlled substances could delay or stop our clinical trials or product launches, which could have a material adverse effect on our business, financial position and results of operations.

Distribution in the U.S. If any of our future product candidates is scheduled as Schedule II or III, we would also need to identify wholesale distributors with the appropriate DEA and state registrations and authority to distribute the product to pharmacies and other health care providers. We would need to identify distributors to distribute the product to pharmacies; these distributors would need to obtain Schedule II or III distribution registrations. The failure to obtain, or delay in obtaining, or the loss any of those registrations could result in increased costs to us. If any of our future product candidates is a Schedule II drug, pharmacies would have to maintain enhanced security with alarms and monitoring systems and they must adhere to recordkeeping and inventory requirements. This may discourage some pharmacies from carrying either or both of these products. Furthermore, state and federal enforcement actions, regulatory requirements, and legislation intended to reduce prescription drug abuse, such as the requirement that physicians consult a state prescription drug monitoring program may make physicians less willing to prescribe, and pharmacies to dispense, Schedule II products.

New Laws and Regulations.

From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of consumer lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our business model. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business. As a consequence of the extensive regulation of commercial lending in the United States, our business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business.

Acquisitions we pursue in our industry and related industries could result in operating difficulties, dilution to our stockholders and other consequences harmful to our business.

As part of our growth strategy, we may selectively pursue strategic acquisitions in our industry and related industries. We may not be able to consummate such acquisitions, which could adversely impact our growth. If we do consummate acquisitions, integrating an acquired company, business or technology may result in unforeseen operating difficulties and expenditures, including:

●             increased expenses due to transaction and integration costs;

●             potential liabilities of the acquired businesses;

●             potential adverse tax and accounting effects of the acquisitions;

●             diversion of capital and other resources from our existing businesses;

●             diversion of our management’s attention during the acquisition process and any transition periods;

●             loss of key employees of the acquired businesses following the acquisition; and

●             inaccurate budgets and projected financial statements due to inaccurate valuation assessments of the acquired businesses.

Our evaluations of potential acquisitions may not accurately assess the value or prospects of acquisition candidates, and the anticipated benefits from our future acquisitions may not materialize. In addition, future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, including our common stock, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies that we generally maintain include general liability, automobile and property insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. In addition, we do not know if we will be able to obtain and maintain coverage for the business in which we engage. No assurance can be given that an insurance carrier will not seek to cancel or deny coverage after a claim has occurred. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, financial condition and business results.

Others may assert intellectual property infringement claims against us.

We use alcohol products from other companies in the making of our alcohol infused frozen desserts. Infringement or misappropriation claims (or claims for indemnification resulting from such claims) against us may be asserted or prosecuted, regardless of their merit, and any such assertions or prosecutions may adversely affect our business and/or our operating results. Irrespective of the validity or the successful assertion of such claims, we would incur significant costs and diversion of resources relating to the defense of such claims, which could have an adverse effect on our business and/or our operating results.

The inability to successfully manage the growth of our business may have an adverse effect on our operating results.

We expect to experience growth in the number of employees and the scope of our operations. Such growth will result in increased responsibilities for our management. If our management is unable to successfully manage expenses in a manner that allows us to both improve operations and at the same time pursue potential market opportunities, the growth of our business could be adversely impacted, which may, in turn, negatively affect our operating results or financial condition. In addition, we believe that a critical contributor to our success has been our creative culture. As we attempt to grow, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our future success.

Historical financial statements may not be reflective of our future results of operations, cash flows, and financial condition.

Although we believe that you have been provided access to all material information necessary to make an informed assessment of our assets and liabilities, financial position, profits and losses and prospects, historical financial statements do not represent what our results of operations, cash flows, or financial position will be in the future.

Risks Related to Our Common Stock

There currently is only a minimal public market for our common stock. Failure to develop or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

There currently is only a minimal public market for shares of our common stock and an active market may never develop. Our common stock is quoted on the OTC expert market operated by the OTC Market’s Group, Inc. under the symbol “KDCE”. We may not ever be able to satisfy the listing requirements for our common stock to be listed on any stock exchange, including the trading platforms of the NASDAQ Stock Market which are often more widely-traded and liquid markets. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by, any of the several exchanges and markets to have our common stock listed.

There could be additional risk related to our stock because of a January 21, 2020 SEC temporal suspension on trading in our stock.

On January 21, 2020, we received notification about their decision to suspend trading in the securities of “Kid Castle Education Corporation (“KDCE” or “the company”) (CIK No. 1049011) due to questions and concerns about: (1) the adequacy and accuracy of publicly available information concerning KDCE’s current corporate control and its operations in the marketplace, including in filings with the Commission made on October 25, November 5, November 14, November 18, and November 27, 2019, as amended on December 6, 2019; and (2) recent, unusual and unexplained market activity in the company’s stock, including, but not limited to, activity between October 25 and October 28, 2019.”

Upon the receipt of the notification, we called the number listed on the letter to speak with the SEC staff listed.  We explained to them that our involvement with KDCE started on October 21, 2019 when gained control of KDCE, and that prior to that date, neither us nor any of our officers and shareholders own or sold shares of KDCE. We did not have any idea or information about whatever happened with KDCE and its common stock until October 21, 2019.  We explained that by the time on the unusual price movement in the stock, we did not even have access to the shareholders’ list and none of our officers or directors have any shares of KDCE to sell.  We spoke to three staff who told us to wait for a formal request from their office.

We received the form letter from the Division of Enforcement on February 18, 2020 to immediately preserve, and voluntarily provide them with, the information and documents listed on the request.  We promptly complied with the request, gathered all the requested information and documents and submitted them to the SEC Division of Enforcement on March 2, 2020.

None of our current officers owned shares of KDCE prior to, and immediately after the transaction of October 21, 2019.  None of our officers sold shares of KDCE during the period in question.  Due diligence performed by our current officers and directors with respect to the acquisition of control of KDCE was limited to reading KDCE’s previously filed information on the SEC website. Our current officers and directors have no hand in the formation and corporate history until October 21, 2019.  Our current officers and directors did not own of trade shares, or participate in the events leading to the suspension order.

Except for the hours put in by our CEO, Mr. Frank Igwealor, we expend no other material amount of resources on matters related to this issue.  We do not expect to expend any material amount of resources on this issue because we call the staff after submitting the information and documents requested and one of them assured that they would reach out to us again if they need any additional information.  We believe that we had addressed all the issues and concerns raised.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your conversion price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common stock are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products and services. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain their current market prices, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

The SEC has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

                ●             that a broker or dealer approve a person’s account for transactions in penny stocks, and

                ●             the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

                ●             obtain financial information and investment experience objectives of the person, and

                ●             make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

                ●             sets forth the basis on which the broker or dealer made the suitability determination, and

                ●             that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The application of Rule 144 creates some investment risk to potential investors; for example, existing shareholders may be able to rely on Rule 144 to sell some of their holdings, driving down the price of the shares you purchased.

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008 that apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least Nine Months would be entitled to sell their securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least Nine Months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

                ●             1% of the total number of securities of the same class then outstanding (shares of common stock as of the date of this Report); or

                ●             the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

We do not intend to pay dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Board of Directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

Risks Related to Our Acquisition Strategy

We can give no assurances as to when we will consummate any other future acquisitions or whether we will consummate any of them at all.

We intend to continue to build our business through strategic acquisitions. However, any acquisition is subject to certain closing conditions and other impediments to closing, including closing the financing and others that are beyond our control, and we may not be able to close on the terms described herein or at all. See above “Business — Recent Developments and Initiatives.”

We intend to pursue and consummate one or more acquisitions and to possibly use Debt Financing, if any, to fund any cash portion of the consideration we will pay in connection with those acquisitions. However, such acquisitions may be subject to conditions and other impediments to closing, including some that are beyond our control, and we may not be able to close any of them successfully. In addition, our future acquisitions will be required to be closed within certain timeframes as negotiated between us and the acquisition target, and if we are unable to meet the closing deadlines for a given transaction, we may be required to forfeit payments we have made, if any, be forced to renegotiate the transaction on less advantageous terms and could fail to consummate the transaction at all.

If we are unable to close future acquisitions, it could significantly alter our business strategy and impede our prospects for growth. Further, we may not be able to identify suitable acquisition candidates to replace these acquisitions, and even if we were to do so, we may only be able to consummate them on less advantageous terms. In addition, some of the businesses we acquire may incur significant losses from operations, which, in turn, could have a material and adverse impact on our business, results of operations and financial condition.

We may face difficulty in integrating the operations of any businesses we may acquire in the future. However, we will need to integrate these acquired businesses successfully in order for our growth strategy to succeed and for us to become profitable. We expect that the management teams of the acquired businesses will adopt our policies, procedures and best practices, and cooperate with each other in scheduling events, booking talent and in other aspects of their operations. We may face difficulty with the integration of any other businesses we acquire, such as coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures, the diversion of management’s attention from other business concerns, the inherent risks in entering markets or lines of business in which we have either limited or no direct experience; and the potential loss of key employees, individual service providers, customers and strategic partners of acquired companies.

Further, we expect that future target companies may have material weaknesses in internal controls relating to the proper application of accrual based accounting under the accounting principles generally accepted in the United States of America (“GAAP”) prior to our acquiring them. The Public Company Accounting Oversight Board (the “PCAOB”) defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. We will be relying on the proper implementation of our policies and procedures to remedy any such material weaknesses, and prevent any potential material misstatements in our financial reporting. Any such misstatement could adversely affect the trading price of our common stock, cause investors to lose confidence in our reported financial information, and subject us to civil and criminal fines and penalties. If our acquired companies fail to integrate in these important ways, or we fail to adequately understand the business operations of our acquired companies, our growth and financial results could suffer.

We may enter into acquisitions and take actions in connection with such transactions that could adversely affect our business and results of operations.

Our future growth rate depends in part on our selective acquisition of biopharma, CBD, and other businesses and assets. We may be unable to identify suitable targets for acquisition or make further acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully complete the acquisition would depend on a variety of factors, and may include our ability to obtain financing on acceptable terms and requisite government approvals. In addition, any credit agreements or credit facilities that we may enter into in the future may restrict our ability to make certain acquisitions. In connection with future acquisitions, we could take certain actions that could adversely affect our business, including:

                ●             using a significant portion of our available cash;

                ●             issuing equity securities, which would dilute current stockholders’ percentage ownership;

                ●             incurring substantial debt;

                ●             incurring or assuming contingent liabilities, known or unknown;

                ●             incurring amortization expenses related to intangibles; and

                ●             incurring large accounting write-offs or impairments.

We may also enter into joint ventures, which involve certain unique risks, including, among others, risks relating to the lack of full control of the joint venture, potential disagreements with our joint venture partners about how to manage the joint venture, conflicting interests of the joint venture, requirement to fund the joint venture and its business not being profitable.

In addition, we cannot be certain that the due diligence investigation that we conduct with respect to any investment or acquisition opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. For example, instances of fraud, accounting irregularities and other deceptive practices can be difficult to detect. Executive officers, directors and employees may be named as defendants in litigation involving a company we are acquiring or have acquired. Even if we conduct extensive due diligence on a particular investment or acquisition, we may fail to uncover all material issues relating to such investment, including regarding controls and procedures of a particular target or the full scope of its contractual arrangements. We rely on our due diligence to identify potential liabilities in the businesses we acquire, including such things as potential or actual lawsuits, contractual obligations or liabilities imposed by government regulation. However, our due diligence process may not uncover these liabilities, and where we identify a potential liability, we may incorrectly believe that we can consummate the acquisition without subjecting ourselves to that liability. Therefore, it is possible that we could be subject to litigation in respect of these acquired businesses. If our due diligence fails to identify issues specific to an investment or acquisition, we may obtain a lower return from that transaction than the investment would return or otherwise subject ourselves to unexpected liabilities. We may also be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in our reporting losses. Charges of this nature could contribute to negative market perceptions about us or our shares of common stock.

We do not intend to pay dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Board of Directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

We may enter into acquisitions and take actions in connection with such transactions that could adversely affect our business and results of operations.

Our future growth rate depends in part on our selective acquisition of additional businesses and assets. We may be unable to identify suitable targets for acquisition or make further acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully complete the acquisition would depend on a variety of factors, and may include our ability to obtain financing on acceptable terms and requisite government approvals. In addition, any credit agreements or credit facilities that we may enter into in the future may restrict our ability to make certain acquisitions. In connection with future acquisitions, we could take certain actions that could adversely affect our business, including:

●	using a significant portion of our available cash;
●	issuing equity securities, which would dilute current stockholders’ percentage ownership;
●	incurring substantial debt;
●	incurring or assuming contingent liabilities, known or unknown;
●	incurring amortization expenses related to intangibles; and
●	incurring large accounting write-offs or impairments.

We may also enter into joint ventures, which involve certain unique risks, including, among others, risks relating to the lack of full control of the joint venture, potential disagreements with our joint venture partners about how to manage the joint venture, conflicting interests of the joint venture, requirement to fund the joint venture and its business not being profitable.

In addition, we cannot be certain that the due diligence investigation that we conduct with respect to any investment or acquisition opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. For example, instances of fraud, accounting irregularities and other deceptive practices can be difficult to detect. Executive officers, directors and employees may be named as defendants in litigation involving a company we are acquiring or have acquired. Even if we conduct extensive due diligence on a particular investment or acquisition, we may fail to uncover all material issues relating to such investment, including regarding controls and procedures of a particular target or the full scope of its contractual arrangements. We rely on our due diligence to identify potential liabilities in the businesses we acquire, including such things as potential or actual lawsuits, contractual obligations or liabilities imposed by government regulation. However, our due diligence process may not uncover these liabilities, and where we identify a potential liability, we may incorrectly believe that we can consummate the acquisition without subjecting ourselves to that liability. Therefore, it is possible that we could be subject to litigation in respect of these acquired businesses. If our due diligence fails to identify issues specific to an investment or acquisition, we may obtain a lower return from that transaction than the investment would return or otherwise subject ourselves to unexpected liabilities. We may also be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in our reporting losses. Charges of this nature could contribute to negative market perceptions about us or our shares of common stock.

Social Media Presents Risks.

The use of social media could cause us to suffer brand damage or unintended information disclosure. Negative posts or communications about us on a social networking website could damage our reputation. Further, employees or others may disclose non-public information regarding us or our business or otherwise make negative comments regarding us on social networking or other websites, which could adversely affect our business and results of operations. As social media evolves we will be presented with new risks and challenges.

ITEM 2.	FINANCIAL INFORMATION

The discussion of our financial condition and operating results should be read together with our accompanying audited consolidated financial statements included in this Registration Statement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

You should read the following discussion of our financial condition and results of operations together with our audited consolidated financial statements and notes to such financial statements included elsewhere in this Form 10.

The following discussion contains forward-looking statements that involve risks and uncertainties regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategy, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for, and use of, working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plan,” “potential,” “project,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” or the negative of these words or other variations on these words or comparable terminology. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed under “Item 1A. Risk Factors” and other sections in this Form 10.

General

The following discussion highlights Kid Castle results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on our audited Financial Report, which we have prepared in accordance with United States generally accepted accounting principles. You should read this discussion and analysis together with such financial statements and the related notes thereto.

Kid Castle Educational Corporation, a Delaware corporation, (“Kid Castle,” “the Company,” “We,” “KDCE,” "Us" or “Our’) intends to operate and manage biopharmaceutical, agricultural and "pure-play" CBD assets that are (or could be) vertically integrated and "2018 Farm Bill" compliant in the United States of America. Kid Castle engages in rollup and consolidation of CBD and Biopharma assets and operations.  The Company seeks make and sell pharmaceuticals and non-pharmaceutical CBD products across the United States of America.    The CBD market in the United States is young and very fragmented, lack established process control and protocols and is yet to establish formulations standardization.  Above problem added to the Company’s limited resources, could frustrate the Company goals and business plan as contemplated.  It would be difficult for the Company to raise the necessary capital to achieve its goals.

As at the date of this filing, the Company does not currently, nor does it intend, in the future to, maintain an ownership interest in any cannabis growing, marijuana dispensaries or production facilities. The Company only targets businesses that are focused on Hemp-based CBD products, which are “Farm Bill” compliant. The Company does not grow, process, own, handle, transport, or sell cannabis or marijuana as the Company is organized and directed to operate strictly in accordance with all applicable state and federal laws.  A “Farm Bill” compliant business is one that strictly cultivates and utilizes “hemp” as specified by the Bill.  The 2018 Farm Bill legalized production of hemp for all … allowing for full-scale commercial production of hemp as provided in the Bill.  https://www.ams.usda.gov/sites/default/files/HempExecSumandLegalOpinion.pdf.

Basis of Presentation

The audited financial statements for our fiscal years ended December 31, 2019 and 2018 include a summary of our significant accounting policies and should be read in conjunction with the discussion below. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in these audited financial statements. All such adjustments are of a normal recurring nature.

Overview

On October 21, 2019, the company sold one (1) million shares of its preferred shares (one preferred share is convertible 1,000 share of common stocks) of the company for $55,000 to Cannabinoid Biosciences, Inc., a California corporation. The issuance of the preferred shares to Cannabinoid Biosciences, Inc gave to Cannabinoid Biosciences, Inc, the controlling vote to control and dominate the affairs of the company.

Following the share sales to Cannabinoid Biosciences, Inc., the purchaser converted 70,000 of the preferred shares for 70,000,000 shares of the Company's current outstanding shares of common stock.  Following the change of control, all the former officers of company resigned their appointments and Mr. Frank I Igwealor was appointed as the Company's Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors effective October 23, 2019.  Furthermore, Mr. Igwealor, Dr. Solomon SK Mbagwu, MD, and Ms. Patience C Ogbozor were also nominated as new director of the Company.

Furthermore, on November 8, 2019, Cannabinoid Biosciences, Inc., elected to convert 830,000 of the preferred shares for it purchased from Kid Castle on October 21, 2019 into 830,000,000 shares of the Company's current outstanding shares of common stock.

The current structure of the Company resulted from a purchase of voting control of the Company by Cannabinoid Biosciences, Inc. (CBDZ), which CBDZ spun out to its shareholders prior to becoming an operating subsidiary of Kid Castle.

After the closing of the transaction, Cannabinoid Biosciences, Inc.’s board voted, on December 19, 2019, to spin the shares out to its shareholders.  Cannabinoid Biosciences, Inc. itself was then sold to the Company to become its operating subsidiary.

We used the acquisition of method of accounting for acquisition of subsidiaries by the Group method to account for the purchase of Cannabinoid Biosciences, Inc. The cost of the acquisition was measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange.

Strategy

The acquisition of control by the shareholders of Cannabinoid Biosciences, Inc. and subsequent rollup of CBDZ into the Company transformed our business model by incorporating the business plan of CBDZ whose stated intention was to merge into Kid Castle in a transaction that would make CBDZ a subsidiary of Kid Castle.  This acquisition brought the Company into the following areas of the legal CBD business: (1) Ownership interest in certain businesses that extract, purchase and distribute Bulk Pure CBD, Isolate, Hemp Oil, THC-free CBD Distillate and Crude CBD Oil; (2) Partnerships with local farmers to grow farm bill compliant hemp biomass; (3) Partnerships with extract facilities across the U.S. who manufacture hemp-based ingredients to meet specific medical.

The Company (“CBDZ and KDCE” or “KDCE” or “CBDZ”) seeks to make and sell CBD products across the United States of America.  The Company would seeks to control the manufacturing/production and distribution of verities of consumer cannabidiol (CBD) formulation under private brands in the United States by controlling process through steps that include (a) ethanol extraction system, (b) winterization to remove fats; (c) multiple rounds of rotary evaporation are used to remove plant material and other unnecessary components; (d) extract decarboxylation to transform into a crystalline structure; and (e) get the extract tested by third-party laboratories, package it, and get it ready for shipment.

Plan of Operations for the Next Twelve Months

Kid Castle will need approximately $1,500,000 to sustain operations for the next 12 months. Our plan is to achieve meaningful revenue from acquisitions of profitable CBD businesses to meet our operating needs. However, we may not be able to increase our revenue sufficiently to meet these needs in time. It is also unlikely that we will be able to generate $1,500,000 in net income to satisfy all of our obligations and cover our operating cost for the next 12 months. Our ability to continue operations will be dependent upon the successfully long-term or permanent capital in form of equity financing, the support of creditors and shareholders, and, ultimately, the achievement of profitable operations. There can be no assurances that we will be successful, which would in turn significantly affect our ability to be successful in our new business plan. If not, we will likely be required to reduce operations or liquidate assets. We will continue to evaluate our projected expenditures relative to our available cash and to seek additional means of financing in order to satisfy our working capital and other cash requirements.

We intend to implement the following tasks within the next twelve months:

  Month 1-3: Phase 1 (1-3 months in duration; raise $600,000 to $1 million in estimated capital)
    Hire the 2 biologist/scientists, Henry and Leke, hire 1 bookkeepers, business development manager and officer manager to implement our business plan.
    Acquire and consolidate stakes in the operations of at least two select biopharma businesses.  This projected acquisition is separate from the 5 businesses identified in the business section.  Furthermore, this projected acquisition is dependent on us been able to raise the capital to complete the acquisitions.
    The first of our target which is priced at $275,000 is a small company that wants to develop technologies for the production of clinically active pharmaceutical compounds, including active small molecules and recombinant DNA technology derived products. The company has no current operation or revenue in the past five years.  The only asset on the company’s book is its business plan/secrets and formulation.  Our negotiation with the sellers is currently limited to obtaining the selling price from the seller, but we do not currently have any agreement with the sellers because we lacked the money to show the sellers to get the process moving.
    The second company which is priced at $375,000 is also a small company that want to engage in  identifying small molecules that inhibit or express NR2F6 leading to immune cell activation for oncology applications and immune cell suppression for autoimmune disease.  The company has no current operation or revenue in the past five years.  The only asset on the company’s book is its business plan/secrets and formulation.  Our negotiation with the sellers is currently limited to obtaining the selling price from the seller, but we do not currently have any agreement with the sellers because we lacked the money to show the sellers to get the process moving.
    If we are unable to raise the necessary capital to make the projected acquisition, there would be no acquisition.  In addition, even if we are able to acquire these targets, one or all of them might prove a bad acquisition because neither company has current revenue or active operations.
  Month 3-6 Phase 2 (1-3 months in duration; cost control, process improvements, admin & management.).
    Integrate acquired business into the Company’s model – consolidate the operations of the businesses including integration of their accounting and finance systems, synchronization of their operating systems, and harmonization of their human resources functions.
    Complete and file quarterly reports and other required filings for the quarter
  Month 6-9:  Phase 3 (1-3 months in duration; $600,000 to $900,000 in estimated fund receipt)
    Identify and acquire complementary/similar businesses or assets in the target market
  Month 9-12: Phase 4  (1-3 months duration; use acquired businesses’ free cash flow for more acquisitions)
    Run the businesses efficiently, giving employees a conducive and friendly workplace and add value to investors and shareholders by identifying and reducing excesses and also identifying and executing growth strategies
    Acquire more businesses that are below their book-value or undervalued businesses, restructure the businesses, and sell the businesses for profit or hold them for cash flow.
  Operating expenses during the twelve months would be as follows:
    For the Nine Months through February 28, 2021, we anticipate to incur general and other operating expenses of $388,000.
    For the Nine Months through August 31, 2021 we anticipate to incur additional general and other operating expenses of $378,000.

The execution of our current plan of operations requires us to raise significant additional capital immediately. If we are successful in raising capital through the sale of shares or borrowing, we believe that the Company will have sufficient cash resources to fund its plan of operations for the next twelve months.

If we are unable to do so, our ability to continue as a going concern will be in jeopardy, likely causing us to curtail and possibly cease operations.

We continually evaluate our plan of operations discussed above to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations. The inability to secure additional capital would have a material adverse effect on us, including the possibility that we would have to sell or forego a portion or all of our assets or cease operations. If we discontinue our operations, we will not have sufficient funds to pay any amounts to our stockholders.

Even if we raise additional capital in the near future, if our current business plan is not successfully executed, our ability to fund our biopharmaceutical research and development, or our financial product deployment and services efforts would likely be seriously impaired. The ability of a biopharmaceutical research and development business and continuing operations is conditioned upon moving the development of products and services toward commercialization. If in the future we are not able to demonstrate adequate progress in the development and commercialization of our product, we will not be able to raise the capital we need to continue our business operations and business activities, and we will likely not have sufficient liquidity or cash resources to continue operating.

Because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations. At present, we have no committed external sources of capital, and do not expect any significant product revenues for the foreseeable future. Thus, we will require immediate additional financing to fund future operations. There can be no assurance, however, that we will be able to obtain funds on acceptable terms, if at all.

MERGERS AND ACQUISITION

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, in which the Company has a controlling voting interest and entities consolidated under the variable interest entities (“VIE”) provisions of ASC 810, “Consolidation” (“ASC 810”). Inter-company balances and transactions have been eliminated upon consolidation.

On October 21, 2019, the Company sold a controlling stake in the Company to Cannabinoid Biosciences, Inc. (CBDZ), which CBDZ spun out to its shareholders prior to becoming an operating subsidiary of Kid Castle.  After the closing of the transaction, Cannabinoid Biosciences, Inc.’s board voted, on December 19, 2019, to spin the shares out to its shareholders.  Cannabinoid Biosciences, Inc. itself was then sold to the Company to become its operating subsidiary.  The Company bought 96% of outstanding shares of voting common stocks of Cannabinoid Biosciences, Inc. for $1.00.  The primary reason for the acquisition was to help the Company to gain entrance into the CBD industry. We used the acquisition method of accounting (also known as business combination accounting) for acquisition of subsidiaries by the Group method to account for the purchase of Cannabinoid Biosciences, Inc. The cost of the acquisition was measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange.

Effect of Acquisition of CBDX and Consolidation of Financial Statements – The initial consolidation of Cannabinoid Biosciences, Inc. shareholders’ equity into the Company’s consolidated financial statements resulted in an increase in the Company’s accumulated deficits by $162,390, common stock in the amount of $1,973 and additional paid-in capital increased by $196,686.   For the year ended December 31, 2019, the consolidation of the two companies’ financial statements resulted in changes to the Company’s Cash and Cash Equivalents, Other Current Assets, Fixed Assets, Other Assets, Accounts Payable, Loans – Related Parties, Revenue, Gross Profit, Selling, general and administrative, Marketing and Advertising, Salaries and wages, Professional fees, Net gains (losses) Investments, Net Loss (Income), Net Cash Flows Used in Operating Activities, New Cash Flows Used in Investing Activities, New Cash Flows from Financing Activities, Shareholders' Equity (Deficit) as follows:

	Kid Castle Educational Corporation	Cannabinoid Biosciences, Inc	Consolidated

Cash and Cash Equivalents	$ -	$ 10,878	$ 10,878
Other Current Assets	-	8,620	8,620
Fixed Assets	-	17,550	17,550
Other Assets	-	41,579	41,579
Accounts Payable	-	800	800
Loans – Related Parties	-	41,559	41,559
Revenue	-	6,189	6,189
Gross Profit	-	6,189	6,189
Selling, general and administrative	-	53,690	53,690
Marketing and Advertising	-	44,004	44,004
Salaries and wages	-	25,759	25,759
Professional fees	-	26,680	26,680
Net gains (losses) Investments	-	5,738	5,738
Net Loss (Income)	-	(149,682)	(149,682)
Net Cash Flows Used in Operating Activities	-	(159,102)	(159,102)
New Cash Flows Used in Investing Activities	-	(59,129)	(59,129)
New Cash Flows from Financing Activities	-	227,717	227,717

Shareholders' Deficit
Preferred stock, $.00001 par value, 1,000,000 shares authorized, 100,000 issued and outstanding	$ 10	$ -	$ 10
Common Stock, $0.00001 par value, 1,000,000,000 shares authorized, 2,324,706 and 922,324,706 issued and outstanding as at December 31, 2018 and 2019 respectively	9,223	1,973	11,196
Additional Paid-In Capital	7,629,427	196,686	7,645,367
Accumulated Deficit	(7,638,660)	(162,390)	(7,801,050)
Total Shareholders' Equity	$ -	$ 36,269	$ 36,269

Total Liabilities and Shareholders' Deficit	$ -	$ 36,269	$ 36,269

Cumulative Restructuring adjustments – The Cumulative Restructuring adjustments to reflect the initial consolidation of Cannabinoid Biosciences, Inc. shareholders’ equity into the Company’s consolidated financial statements as shown on the worksheet below.

	Kid Castle Educational Corporation	Cannabinoid Biosciences, Inc	Eliminations	Total
LIABILITIES AND STOCKHOLDERS' DEFICIT
Stockholders' deficit:
Preferred stock, $.001 par value, 1,000,000 shares authorized, 100,000 issued and outstanding	$ 10			10
Common Stock, $0.00001 par value, 1,000,000,000 shares authorized, 2,324,706 and 922,324,706 issued and outstanding as at December 31, 2018 and 2019 respectively	$ 9,223	$ 1,973		$ 11,196
Additional Paid-in Capital	7,629,427	196,686		7,826,113
Accumulated Deficits	(7,638,660)	(162,390)		(7,801,050)

Total stockholders' equity	(0)	36,268	-	36,268
Total liabilities and stockholders' equity	$ -	$ 78,628	$ 0	$ 78,628

Critical Accounting Policies, Estimates and New Accounting Pronouncements

Management's discussion and analysis of its financial condition and plan of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  At each balance sheet date, management evaluates its estimates.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results may differ from these estimates under different assumptions or conditions.  The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those stated in our financial statements and those listed below:

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, we had limited/insignificant cash flows from operations for the twelve months ended December 31, 2019 and 2018.  These conditions raise substantial doubt as to our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.  Management intends to finance these deficits by making additional shareholder notes and seeking additional outside financing through either debt or sales of its Common Stock.

Recently Adopted Accounting Standards

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to recognize a lease liability, on a discounted basis, and a right-of-use asset for substantially all leases, as well as additional disclosures regarding leasing arrangements. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), which provides an optional transition method of applying the new lease standard.

In considering its qualitative disclosure obligations under ASC 842-20-50-3, the Company determined that it has no leases subject to treatment under ASC 842-20-50-3.

The adoption of this guidance resulted in no significant impact to our results of operations or cash flows.

Revenue Recognition

For annual reporting periods after December 15, 2017, the Financial Accounting Standards Board (“FASB”) made effective ASU 2014-09 “Revenue from Contracts with Customers” to supersede previous revenue recognition guidance under current U.S. GAAP. Revenue is now recognized in accordance with FASB ASC Topic 606, Revenue Recognition. The guidance presents a single five-step model for comprehensive revenue recognition that requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Two options are available for implementation of the standard which is either the retrospective approach or cumulative effect adjustment approach. The guidance became effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, with early adoption permitted. As we have no revenue generating operations at this time, we determined that upon adoption of ASC 606 there were no adjustments converting from ASC 605 to ASC 606.

Income Taxes

We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns in accordance with applicable accounting guidance for accounting for income taxes, using currently enacted tax rates in effect for the year in which the differences are expected to reverse. We record a valuation allowance when necessary to reduce deferred tax assets to the amount expected to be realized. For the year ended December 31, 2019 and December 31, 2018, due to cumulative losses, we recorded a valuation allowance against our deferred tax asset that reduced our income tax benefit for the period to zero. As of December 31, 2019 and December 31, 2018, we had no liabilities related to federal or state income taxes and the carrying value of our deferred tax asset was zero.

Loss Contingencies

Consistent with ASC 450-20-50-1C, if the Company determines that there is a reasonable possibility that a material loss may have been incurred, or is reasonably estimable, regardless of whether the Company accrued for such a loss (or any portion of that loss), the Company will confer with its legal counsel, consistent with ASC 450. If the material loss is determinable or reasonably estimable, the Company will record it in its accounts and as a liability on the balance sheet. If the Company determines that such an estimate cannot be made, the Company's policy is to disclose a demonstration of its attempt to estimate the loss or range of losses before concluding that an estimate cannot be made, and to disclose it in the notes to the financial statements under Contingent Liabilities.

Net Income (Loss) Per Common Share

We report net income (loss) per common share in accordance with ASC 260, “Earnings per Share.” This statement requires dual presentation of basic and diluted earnings with a reconciliation of the numerator and denominator of the earnings per share computations. Basic net income (loss) per share is computed by dividing net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period and excludes the effects of any potentially dilutive securities. Diluted net income (loss) per share gives effect to any dilutive potential common stock outstanding during the period. The computation does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings.

Related Party Transactions

We follow ASC subtopic 850-10, “Related Party Transactions,” for the identification of related parties and disclosure of related party transactions.

Pursuant to ASC 850-10-20, related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Material related party transactions are required to be disclosed in the financial statements, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operation are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Results of Operations

Comparison of Fiscal Years 2019 and 2018

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.

Revenues ― The Company recorded $6,189 in revenue for the fiscal year ended December 2019 as compared to $0.00 revenue for the fiscal year ended December 2018.

Operating Expenses ― Our general and administrative expenses were $150,133 for the twelve months ended December 31, 2019, versus $5,710 for the same period in 2018.

Net Loss ― The Company recorded net loss of $149,682 for the fiscal year ended December 2019 as compared to $5,710 for the fiscal year ended December 2018.

Accumulated Deficit – As at December 31, 2019, we have accumulated deficit of $7,801,050 compared to accumulated deficit of $7,351,368 as at December 31, 2018.

Liquidity and Capital Resources

Cash and Cash Equivalent – As at December 31, 2019, we had $10,879 cash on hand compared to $1,393 as at December 31, 2018.

Other Current Assets – Receivables - as at December 31, 2019, we had $8,620 in account receivable compared to $0 as at December 31, 2018.

Other Assets –  As at December 31, 2019, we had $41,579 of investment in a private company, Alpharidge Capital, LLC., a California limited liabilities company, compared to $0 as at December 31, 2018.

Related parties liabilities - As at December 31, 2019, we had $41,559 balance from advances from related compared to $4,101 as at December 31, 2018.

We anticipate that our cash position is not sufficient to fund current operations.   We have limited lending relationships with commercial banks and are dependent upon the completion of one or more financings or equity raises to fund our continuing operations.   We anticipate that we will seek additional capital through debt or equity financings.   While we are aggressively pursuing financing, there can be no assurance that we will be successful in our capital raising efforts.   Any additional equity financing may result in substantial dilution to our stockholders.

Since 2018, all of our operations have been financed through advances from a company controlled by our president and CEO.  As of December 31, 2019, the company controlled by our president and CEO has loaned $41,559 to us, with no formal commitments or arrangements to advance or loan any additional funds to us in the future.  We have not yet achieved significant profitability.  We expect that our general and administrative expenses will continue to increase and, as a result, we will need to generate significant revenues to achieve significant profitability. We may never achieve significant profitability.  Future financing of our operation depends largely on our controlling shareholder, Mr. Igwealor, advancing most or all of our operating budget.

Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties. Our ability to continue as a going concern is dependent upon our ability to raise additional debt or equity funding to meet our ongoing operating expenses and ultimately in merging with another entity with experienced management and profitable operations. No assurances can be given that we will be successful in achieving these objectives.

We have not established revenue generating operations and will be dependent upon obtaining financing to pursue any future extensive acquisitions and activities. The revenues, if any, generated from our operations or acquisitions may not be sufficient to fund our operations or planned growth. We will require additional capital to continue to operate our business, and to further expand our business. Sources of additional capital through various financing transactions or arrangements with third parties may include equity or debt financing, bank loans or revolving credit facilities. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means.

We will now be obligated to file annual, quarterly and current reports with the SEC pursuant to the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board have imposed various requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities of ours more time- consuming and costly. In order to meet the needs to comply with the requirements of the Securities Exchange Act, we will need investment of capital.

Components of Our Results of Operations

Revenue

We generate revenue primarily from net revenue from trading, commissions and fees charged on each real estate services transaction closed by our lead agents or partner agents, and from the sale of homes.

Real Estate Services Revenue

Brokerage Revenue—Brokerage revenue includes our offer and listing services, where our lead agents represent homebuyers and home sellers. We recognize commission-based brokerage revenue upon closing of a brokerage transaction, less the amount of any commission refunds, closing-cost reductions, or promotional offers that may result in a material right. Brokerage revenue is affected by the number of brokerage transactions we close, the mix of brokerage transactions, home-sale prices, commission rates, and the amount we give to customers.

Partner Revenue—Partner revenue consists of fees paid to us from partner agents or under other referral agreements, less the amount of any payments we make to customers. We recognize these fees as revenue on the closing of a transaction. Partner revenue is affected by the number of partner transactions closed, home-sale prices, commission rates, and the amount we refund to customers. If the portion of customers we introduce to our own lead agents increases, we expect the portion of revenue closed by partner agents to decrease.

Properties Revenue

Properties Revenue—Properties revenue consists of revenue earned when we sell homes that we previously bought directly from homeowners. Properties revenue is recorded at closing on a gross basis, representing the sales price of the home.

Other Revenue

Other Revenue—Other services revenue includes fees earned from mortgage origination services, title settlement services, Walk Score data services, and advertising. Substantially all fees and revenue from other services are recognized when the service is provided.

Intercompany Eliminations

Intercompany Eliminations—Revenue earned from transactions between operating segments are eliminated in consolidating our financial statements. Intercompany transactions primarily consist of services performed from our real estate services segment for our properties segment.

Cost of Revenue and Gross Margin

Cost of revenue consists primarily of home-touring and field expenses, listing expenses, home costs related to our properties segment, office and occupancy expenses, and depreciation and amortization related to fixed assets and acquired intangible assets. Home costs related to our properties segment include home purchase costs, capitalized improvements, selling expenses directly attributable to the transaction, and home maintenance expenses.

Gross profit is revenue less cost of revenue. Gross margin is gross profit expressed as a percentage of revenue. Our gross margin has and will continue to be affected by a number of factors, but the most important are the mix of revenue from our relatively higher-gross-margin real estate services segment and our relatively lower-gross-margin properties segment, real estate services revenue per transaction, agent and support-staff productivity, personnel costs and transaction bonuses, and, for properties, the home purchase costs.

Results of Operations

Results of Operations for the Three Months ended September 30, 2020, as Compared to same Period of September 30, 2019

Revenues ― The Company recorded $19,035 in revenue for the Three Months ended September 30, 2020 as compared to $0.00 for the same period of September 30, 2019.

Operating Expenses ― Total operating expenses for the Three Months ended September 30, 2020 was $22,347 as compared to $23,370 for the Three Months ended September 30, 2019.

Net Loss ― Net loss for Three Months ended September 30, 2020 was $42,676, as compared to net loss of $23,370 for the Three Months ended September 30, 2019.

Accumulated Deficit – As at September 30, 2020, we have accumulated deficit of $7,939,509 compared to accumulated deficit of $7,801,050 as at December 31, 2019.

Results of Operations for the Nine Months ended September 30, 2020, as Compared to same Period of  September 30, 2019

Revenues ― The Company recorded $1,304,877 in revenue for the Nine Months ended September 30, 2020 as compared to $0.00 for the same period of September 30, 2019.

Operating Expenses ― Total operating expenses for the Nine Months ended September 30, 2020 was $129,608 as compared to $85,107 for the Nine Months ended September 30, 2019, due to increased operating activities during the period ended September 30, 2020.

Net Loss ― Net loss for Nine Months ended September 30, 2020 was $132,618, as compared to net loss of $85,107 for the Nine Months ended September 30, 2019.

Accumulated Deficit – As at September 30, 2020, we have accumulated deficit of $7,939,509 compared to accumulated deficit of $7,801,050 as at December 31, 2019.

Liquidity and Capital Resources

Cash and Cash Equivalent – As of September 30, 2020, the Company had a working capital of $828,499, consisting of $5,341 in cash, $22,961 in Trading Securities, $970,148 in investment properties inventory, minus $5,542 in marginal loan payable, and $163,632 of line credit.

.

Other Current Assets – The Company had $22,961 inventory of Trading Securities as of September 30, 2020 as compared to $0.00 for the period ending December 31, 2019.

Related parties liabilities - As of September 30, 2020, we had $930,350 balance from advances from related compared to $41,559 as at December 31, 2019. The increase in related party liabilities was a result of the business combination that occurred on September 15, 2020, which was accounted for under ASC 805-50 “Transactions Between Entities Under Common Control.“  Under ASC 805-50, "assets transferred to the entity are generally not stepped up to fair value. Instead, they are recorded at the ultimate parent’s historical cost basis.  Whether the transaction should be retrospectively or prospectively applied is dependent on the nature of the common control transaction. Transfer of net assets or a business are reflected retrospectively, whereas transfers of assets are prospective.” "The financial statements of the receiving entity should report results of operations for the period in which the transfer occurs as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period. Results of operations for that period will thus comprise those of the previously separate entities combined from the beginning of the period to the date the transfer is completed and those of the combined operations from that date to the end of the period.”

For the Nine Months period ended September 30, 2020, the Company used $104,360 on operating activities, generated cash of $524,328 from investing activities, and generated $426,856 from financing activities, resulting in a net cash decrease of $6,888 and a cash balance of $5,341 for the period. For the Nine Months period ended September 30, 2019, the Company used cash of $85,107 in operating activities, used cash of $19,828 on investing activities and obtained cash of $108,913 from financing activities, resulting in an increase in cash of $3,389 and a cash balance of $4,782 at the end of that period.

Total Notes Payable to related parties increased by $710,293.

As of September 30, 2020, the Company had a cash balance of $5,341 (i.e. cash is used to fund operations). The Company does not believe our current cash balances will be sufficient to allow us to fund our operating plan for the next twelve months. Our ability to continue as a going concern is dependent on us obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to cease operations or substantially curtail its drug development activities. These conditions raise substantial doubt as to our ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities should we be unable to continue as a going concern.

Our principal sources of liquidity in the past has been cash generated from loans to us by our major shareholder. In order to be able to achieve our strategic goals, we need to further expand our business and implement our business plan.  To continue to develop our business plan and generate sales, significant capital has been and will continue to be required. Management intends to fund future operations through private or public equity and/or debt offerings. We continue to engage in preliminary discussions with potential investors and broker-dealers, but no terms have been agreed upon. There can be no assurances, however, that additional funding will be available on terms acceptable to us, or at all. Any equity financing may be dilutive to existing shareholders. We do not currently have any contractual restrictions on our ability to incur debt and, accordingly we could incur significant amounts of indebtedness to finance operations. Any such indebtedness could contain covenants which would restrict our operations.

Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties. Our ability to continue as a going concern is dependent upon our ability to raise additional debt or equity funding to meet our ongoing operating expenses and ultimately in merging with another entity with experienced management and profitable operations. No assurances can be given that we will be successful in achieving these objectives.

We have not established revenue generating operations and will be dependent upon obtaining financing to pursue any future extensive acquisitions and activities. The revenues, if any, generated from our operations or acquisitions may not be sufficient to fund our operations or planned growth. We will require additional capital to continue to operate our business, and to further expand our business. Sources of additional capital through various financing transactions or arrangements with third parties may include equity or debt financing, bank loans or revolving credit facilities. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means.

We will now be obligated to file annual, quarterly and current reports with the SEC pursuant to the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board have imposed various requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities of ours more time- consuming and costly. In order to meet the needs to comply with the requirements of the Securities Exchange Act, we will need investment of capital.

Off-Balance Sheet Arrangements

As of September 30, 2020, we did not engage in any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K promulgated by the SEC under the Securities Exchange Act of 1934.

Contractual Obligations

Not applicable.

ITEM 3.	PROPERTIES.

We do not own any property as at the date of filing we have no businesses.  Our principal business, executive and registered statutory office is located at 370 Amapola Ave., Suite 200A, Torrance, CA 90501 and our telephone number is (310) 895-1839 and email contact is invest@cbdxfund.com.. The space is a shared office space, which at the current time is suitable for the conduct of our business.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the beneficial ownership of shares of our common stock by (i) each person who is known to us to be the beneficial owner of more than 5% of our common stock; (ii) each director and named executive officer (defined above) individually; and (iii) all directors and executive officers as a group. Beneficial ownership of common stock has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Commission, under the Securities Exchange Act of 1934, as amended. These rules provide, among other things, that a person is deemed to be the beneficial owner of common stock if such person, directly or indirectly, has or shares voting power or investment power with respect to the common stock or has the right to acquire such ownership within sixty days after the date of this registration statement.

Title of Class		Name of Beneficial Owner	Amount and Nature	Percent of Class (1)	Cumulative Voting
			of Beneficial
			Ownership		Power

Preferred stock	(a)	Cannabinoid Biosciences, Inc(2) (6)	100,000	10.00%	5.20%
Preferred stock	(a)	Video River Networks, Inc. (7)	900,000	90%	46.82%
Common stock	(b)	Cannabinoid Biosciences, Inc(2) (6)	400,000,000	43.37%	20.81%
Common stock	(b)	Goldstein Franklin, Inc. (3) (5)	224,869,273	24.38%	11.70%
Common stock	(b)	Dr. Solomon Mbagwu, MD	125,926,793	14%	6.55%
Common stock	(b)	Frank I Igwealor	44,973,855	4.88%	2.34%
Common stock	(b)	Poverty Solutions, Inc. (4)	26,984,313	2.93%	1.40%
Common stock	(b)	Patience C Ogbozor	22,486,927	2.44%	1.17%
Common stock	(c)	Directors and officers as a group	845,241,161	91.64%	43.97%

NOTES:

(1)     Based on 922,324,706 shares of common stock outstanding as at December 31, 2020.

(2)     In December, 2019, the board of directors of Cannabinoid Bioscience, Inc. voted to distribute 500,000,000 of the KDCE in its holding to its shareholders while the remaining 400,000,000 would be returned to KDCE to cancel.  Effectively, as at 12/31/2019, Cannabinoid Biosciences, Inc. was holding those shares in trust for its shareholders.

(3)     Goldstein Franklin, Inc. is controlled by Mr. Igwealor and Ms. Ogbozor

(4)     Mr. Ambrose O. Egbuonu is the natural person with voting and investment control over Poverty Solutions, Inc.

(5)     Mr. Igwealor is the natural person with voting and investment control over Goldstein Franklin, Inc.

(6)     Ms. Ogbozor is the natural person with voting and investment control over Cannabinoid Biosciences, Inc.

(7)     Mr. Igwealor is the natural person with voting and investment control over Video River Networks, Inc.

(8)     The address is 370 Amapola Ave., Suite 200A, Torrance, CA 90501.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth certain information regarding our current executive officers and directors as of December 31, 2019:

Name	Age*	Position within the Company	Term
Mr. Frank I Igwealor	48	Chairman, Director and Chief Executive and Financial Officer	October 2019 to present
Mr. Patience Ogbozor	34	Director	October 2019 to present
Dr. Solomon Mbagwu, MD	70	Director	October 2019 to present

*Age as at December 31, 2019.

Term of Office

Each of our directors is appointed to hold office until the next annual meeting of our shareholders or until his respective successor is elected and qualified, or until she resigns or is removed in accordance with the provisions of the Nevada Statues.  Our officers are appointed by our board of directors and hold office until removed by the board of directors or until their resignation.

Background and Business Experience

The business experience during the past five years of the persons listed above as an Officer or Director of the Company either presently or during the year ended December 31, 2019 is as follows:

Frank Igwealor, CPA, CMA, JD, MBA, MSRM is a financial manager with broad technical and management experience in accounting, finance, and business advisory as a principal partner at Goldstein Franklin, Inc. since November 2011.  Mr. Igwealor is a Certified Financial Manager, Certified Management Accountant, and Certified Public Accountant.  Before Goldstein Franklin, Mr. Igwealor was the Sr. Vice President and CFO of Los Angeles Neighborhood Housing between May 2007 and October 2011.

During the sixteen years prior to his joining Los Angeles Neighborhood Housing as the chief financial officer, Mr. Igwealor worked in various financial management, accounting, strategic planning, risk management, restructuring, recapitalization and turnaround capacities for various big and small businesses where he helped save or preserve about 252 American jobs that would have otherwise been lost through liquidations.

Mr. Igwealor’s business and professional experience include:

(a)     7/2007 to 10/2011 - SVP & CFO at Los Angeles Neighborhood Housing, Inc., one of Los Angeles largest affordable housing nonprofit agency.

(b)     11/2004 to 2015 – President and CEO of Igwealth Franklin, Inc., a Los Angeles private equity firm

(c)     03/2008 to present – Director at Poverty Solutions, Inc., a Los Angeles based nonprofit that designs and deploys programs that help low income families divest poverty through education, employment, and entrepreneurship.

(d)     11/2006 to 04/2007 – Assistant Controller at SDI Media Group, a Culver City, CA based translation and dubbing company.

(e)     03/2006 to 09/2006 – SEC Financial reporting analyst at OSI Systems, Inc., a Hawthorne CA based manufacturer.

(f)      11/2003 to 11/2004 – Financial Advisor at Morgan Stanley

Over the past 26 years in accounting and finance, Mr. Igwealor has always operated on the premise that a country’s most valuable asset is her human capital – and that job creation is the essential element to a true and sustainable economic and prosperity.

During the past five years, Mr. Igwealor held the following directorships:

  Poverty Solutions, Inc.  – March 2008 to Present.
  Los Angeles Community Capital – April 2012 to Present.
  American Community Capital, LP.  – August 2013 to Present.
  Goldstein Franklin, Inc. – April 2012 to Present.

5.       Kid Castle Educational Corporation since October 2019

6.       GiveMePower Corporation since December 2019

Mr. Igwealor’s professional education includes (1) BA in Accounting from Union Institute & University; (2) BA in Economics from Union Institute & University; (3) MBA finance from California State University, Dominguez Hills; (4) Masters in Risk Management at New York University (in progress); and (5) Juris Doctor from Southwestern School of Law.

The company believes that someone with finance and accounting expertise as Mr. Igwealor would be invaluable to the company’s need of identifying the right acquisition candidates as well as performing due diligence on those targets.

Ms. Patience C. Ogbozor, Director: Ms. Ogbozor is the President and CEO of Cannabinoid Biosciences since November 2018.  Ms. Ogbozor is a Director of the Company. Ms. Ogbozor also serves as a director at Goldstein Franklin Inc., Kid Castle Educational Corporation, Video Rivers Networks, Inc. and Opportunity Zone Capital LLC. Prior to joining the company’s board, Ms. Ogbozor was with New Haven Pharmacy, Abuja, from 2013 to 2015.

During the past five years, Ms. Ogbozor held the following directorships:

1.       Ms. Ogbozor has been serving as director Goldstein Franklin Inc. since June 1, 2015.

2.       Kid Castle Educational Corporation since October 2019

3.       GiveMePower Corporation since December 2019

4.       Opportunity Zone Capital LLC since February 18, 2020

Dr. Solomon KN Mbagwu, Chairman:  Solomon KN Mbagwu, MD, is a Director of the Company.  Dr. Mbagwu joined the Company’s board of directors in October 2019.  Dr. Mbagwu is a medical practitioner in Los Angeles, California.  In the last twenty four years, Dr. Mbagwu has owned and operated two medical clinics in South Los Angeles.  Prior to starting and running his own clinics, Dr. Mbagwu has over ten years of experience in community healthcare management; delivering babies and performing numerous obstetrical and gynecological surgeries while working at Centinela Hospital in Inglewood and other community health centers across Los Angeles County.   Dr. Mbagwu graduated from the University Of California, San Francisco, School Of Medicine in 1979.  Since finishing his residency at King Drew Medical Center, Los Angeles, in 1983, Dr. Mbagwu has actively practiced medicine in Los Angeles County.  Dr. Mbagwu is certified by the Board of Obstetrics and Gynecology since 1988.    During the past five years, Dr. Mbagwu held the following directorships:

  Board of Obstetrics and Gynecology at Centinela Hospital in Inglewood – March 2010 to Present.
  K N Solomon Mbagwu MD – July 1994 to Present.
  American Renaissance Capital, Inc. – June 2014 to present

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.   Officers are elected annually by the board of directors and serve at the discretion of the board.

Family Relationships

Except for Patience and Frank who have spousal relationship, none of our directors are related to any of our other directors and none have any pending legal claims or litigation against them.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act, as amended, will require our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of the our common stock and other equity securities, on Form 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish our company with copies of all Section 16(a) reports they file. Mr. Igwealor has filed all required reports under Section 16(a) of the Exchange Act.

Board Committee

The Company does not have a formal Audit Committee, Nominating Committee and Compensation Committee. As the Company’s business expands, the directors will evaluate the necessity of an Audit Committee.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.  We adopted a Code of Ethics and Business Conduct which is applicable to our future employees and which also includes a Code of Ethics for our chief executive and principal financial officers and any persons performing similar functions. A code of ethics is a written standard designed to deter wrongdoing and to promote:

•	honest and ethical conduct,
•	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,
•	compliance with applicable laws, rules and regulations,
•	the prompt reporting violation of the code, and
•	accountability for adherence to the code.

Our adopted a code of ethics applies to all our directors, officers and employees.   Our code of ethics is intended to comply with the requirements of Item 406 of Regulation S-K.

We will provide our code of ethics in print without charge to any stockholder who makes a written request to Frank I Igwealor, our President, Chief Executive Officer and Chief Financial Officer, at Kid Castle Educational Corporation, 370 Amapola Ave., Suite 200A, Torrance, CA 90501.   Any waivers of the application, and any amendments to, our code of ethics must be made by our board of directors.   Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our Internet website.

ITEM 6.	EXECUTIVE COMPENSATION.

Compensation Discussion and Analysis

Compensation Committee Interlocks and Insider Participation

As the Board of Directors does not have a Compensation Committee, the independent directors of the Board oversee the Company’s executive compensation program. We currently do not have independent directors on our Board.  Compensation for the CEO and the CFO is approved by the Independent Directors of the Board or the general Board. Compensation for other executive officers and senior management is determined by the CEO and CFO pursuant to the Board of Directors delegating to the CEO and CFO authority to do so.

As at March 31, 2020, only Mr. Igwealor has received compensation in form of a hire-on bonus of 10 million shares of our common stock.    The Hire-on-Bonus paid to Mr. Igwealor upon his acceptance of the CEO position of the Company in October 2019.

Elements to Executive Compensation

The Company’s executive compensation program is designed to attract and retain executives responsible for the Company’s long-term success, to reward executives for achieving both financial and strategic company goals and to provide a compensation package that recognizes individual contributions as well as overall business results. The Company’s executive compensation program also takes into account the compensation practices of companies with whom Kid Castle Educational Corporation competes for executive talent.

The two components of the Company’s executive compensation program are base salary and annual discretionary bonuses. The base salary is fixed but the annual discretionary bonuses are tied to criteria such as the executive performance on the job as judged by the board of directors, the company performance measured by profitability, and prevailing industry practice which is controlled by the executive’s job competitiveness.  Overall compensation is intended to be competitive for comparable positions at peer companies.

Objectives. The objectives of the Company’s executive compensation policies are to attract and retain highly qualified executives by designing the total compensation package to motivate executives to provide excellent leadership and achieve Company goals; to align the interests of executives, employees, and stockholders by establishing cohesive management, financial, operation and marketing goals that reflect the Company’s strategic growth plan; and to provide executives with reasonable security, through retirement plan and annual discretionary bonuses that motivate them to continue employment with the Company and achieve goals that will make the Company thrive and remain competitive in the long-run.

Linkage between compensation programs and Company objective and values. We link executive compensation closely with the Company objectives, which we believe are dependent on the level of employee engagement, operational excellence, cost management and profitability achieved.

Performance targets related to the payment of our executive compensation include (1) amount of capital raised for the Company, (2) revenue generated, (3) number of viable acquisition targets identified, and (4) total profitability of the Company in general.

Currently, the primary quantifiable measurement of operational excellence for the Company is the achievement of profitability, which is directly related to increasing annual revenue.

Executives’ annual performance evaluations are based in part on their achievement of the aforementioned goals and in part on revenue targets that may be established by the Board of Directors at the beginning of each fiscal year. The Board of Directors has not set a specific revenue goal for the award of bonuses since 2018. The Company currently does not have a defined non-equity incentive plan in place for its named executives. Instead, the disinterested members of the Board of Directors determine if any annual discretionary bonuses should be awarded to named executives in conjunction with the named executives’ annual performance evaluations. As indicated in the table below, during the last three fiscal years, the Board of Directors has not elected to award any annual discretionary bonuses to any named executives.

Apart from the Hire-on bonus paid to Mr. Igwealor, we have not paid out any basic salaries of performance bonuses to any of our officers, employees or directors in 2019 and 2018.

The roles of various elements of compensation. Executive compensation includes base salary, annual discretionary bonuses awarded by the Board of Directors in conjunction with named executives’ annual performance evaluations and other annual compensation granted under the noncontributory defined benefit retirement plan. Collectively, the Board’s objective is to ensure a total pay package that is appropriate given the performance of both the Company and the individual named executive.

Governance practices concerning compensation. The Board of Directors plans to implement a number of procedures that the Board would follow to ensure good governance concerning compensation. These include setting CEO and CFO salaries, authorizing the CEO or the CFO to determine the salaries of presidents and vice presidents, establishing annual goals for the Company, reviewing proposals for stock incentive plans, exercising fiduciary responsibilities over retirement plans, overseeing management development and succession planning, and keeping adequate records of the activities. With the above plan, we believe that we would be ready to hit the ground running once the Company has generated enough capital to start payroll and other compensation.

Base Salary

Each executive’s base salary is initially determined with reference to competitive pay practices of peer companies (where such information is publicly available) and is dependent upon the executive’s level of responsibility and experience. The Board uses its discretion, rather than a formal weighting system, to evaluate these factors and to determine individual base salary levels. Thereafter, base salaries are reviewed periodically, and increases are made based on the Board of Director’s subjective assessment of individual performance, as well as the factors discussed above.

Annual Discretionary Bonuses

In future years we shall pay variable incentive compensation to our executives, however, due to our overall performance in 2019 and 2018, our executive officers were not awarded bonuses.

Summary Compensation Table

The following table sets forth information about the compensation paid or accrued by our chief executive officer, chief financial officer, and one other most highly compensated executive officer (our “named officers”) for the last three completed fiscal years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Mr. Frank I Igwealor	2019	0	—	100	—	—	—	0	(i)	100
Chair, CEO, CFO	2018	0	—	—	—	—	—	0	(ii)	0
	2017	0	—	—	—	—	—	0	(iii)	0

Notes:

(i)	A hire-on bonus of 10,000,000 shares issued to Mr. Igwealor

(ii)

The fair market value of the stock awarded to Mr. Igwealor was uncertain because the stock is currently trading on the pink sheet and is illiquid.  However, for accounting purposes, the Company used the par value of $0.00001 to calculate recognition of employment expenses in the amount of $100 for the award.

(iii)

Stock Option Grants in the Last Fiscal Year; Exercises of Stock Options

There were no grants of stock options during the fiscal year ended December 31, 2019. The Company has never granted any stock options.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Our officers and directors are Mr. Igwealor, our chief executive officer and secretary, and Ms patience C Ogbozor, a Director are also directors of Goldstein Franklin Inc.

A related party is generally defined as (i) any person that holds 10% or more of our membership interests including such person's immediate families, (ii) our management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with us, or (iv) anyone who can significantly influence our financial and operating decisions. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.  During the period under review, the Company paid rent $14,298.67 to a company that is controlled by the Company’s majority stockholder.

Except for the $14,298.67 in rent that we paid to an entity controlled by Mr. Igwealor, to CED Capital, there were no related parties transactions during the year ended December 31, 2019 and 2018

Policy and Procedures with Respect to Related Person Transactions

Our Board of Directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

We recognize that Related Person Transactions may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. (Related Person Transaction is defined as a transaction, arrangement or relationship in which we were, are or will be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets for the last two fiscal years, and in which any Related Person (defined below) had, has or will have a direct or indirect interest.)  It is our policy to enter into or ratify Related Person Transactions only when the Board of Directors determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

“Related Person” is defined as follows:

1.	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

2.	any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

3.

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

4.

any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Directors and executive officers are required to submit to the Board of Directors, acting in its role as audit committee, a list of immediate family members and a description of any current or proposed Related Person Transactions on an annual basis and provide updates during the year.

In our review of any Related Person Transactions, the Board of Directors must consider all of the relevant facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Board of Directors may participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Board of Directors will approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Board of Directors determines in good faith. The Board of Directors will convey the decision to the Chief Executive Officer or the Chief Financial Officer, who will convey the decision to the appropriate persons within the Company.

Director Independence

Our board of directors is currently composed of Mr. Igwealor, our chief executive officer and secretary, and Ms patience C Ogbozor, a Director.  Neither of them qualifies as an independent director in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

ITEM 8.	LEGAL PROCEEDINGS.

From time to time we may be involved in litigation relating to claims arising out of the operation of our business in the normal course of business. Other than as described below, as of the date of this Registration Statement we are not aware of potential dispute or pending litigation and are not currently involved in a litigation proceeding or governmental actions the outcome of which in management’s opinion would be material to our financial condition or results of operations. An adverse result in these or other matters may have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

As of December 31, 2019, there was no material proceeding to which any of our directors, officers, affiliates or stockholders is a party adverse to us.  During the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of us:

(1) had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within ten years before the time of such filing;

(2) was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any of the following activities:

i. acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii. engaging in any type of business practice; or

iii. engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

(4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of an federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3) (i), above, or to be associated with persons engaged in any such activity; or

(5) was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

ITEM 8.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)     Market for Common Equity

Common Stock

We are authorized to issue 1,000,000,000 shares of common stock, with $0.0001 par value per share and 1,000,000 preferred shares, with $0.0001 par value.  As of December 31, 2019, there were 100,000 shares of preferred shares and 922,324,706 shares of common stock issued and outstanding held by 53 stockholders of record.

Market Information

Our common stock is currently quoted on the OTC’s Expert-Market under the symbol “KDCE”. Trading in stocks quoted on the OTC’s Expert-Market, a “private market to serve broker-dealer pricing and best execution needs in securities that are restricted from public quoting or trading,” is often difficult, thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. We cannot assure you that you could currently be able to find buyers or sellers of our stocks on the expert-market.  We cannot assure you there will be a market for our common stock in the future.

The market prices noted below were obtained from the OTC market and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

 For the periods indicated, the following table sets forth the high and low bid prices per share of common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Nine Months Ended on September 30, 2020	High Bid	Low Bid
1 st Quarter	0.2900	0.0010
2 nd Quarter	0.0020	0.0010

Fiscal Year Ended on December 31, 2019	High Bid	Low Bid
1 st Quarter	0.0055	0.0050
2 nd Quarter	0.0055	0.0055
3 rd Quarter	0.0100	0.0055
4 th Quarter	2.5000	0.0100

Fiscal Year Ended on December 31, 2018	High Bid	Low Bid
1 st Quarter	0.0050	0.0050
2 nd Quarter	0.0050	0.0050
3 rd Quarter	0.0100	0.0050
4 th Quarter	0.0050	0.0050

As of December 31, 2019, the Company had approximately 53 shareholders of record. The Company has never paid any dividends on its common stock and does not have any plans to pay any dividends in the foreseeable future.

Recent Sale of Unregistered Securities; Use of Proceeds from Registered Securities

On October 21, 2019, the company sold one (1) million shares of its preferred shares (one preferred share is convertible 1,000 share of common stocks) of the company for $55,000 to Cannabinoid Biosciences, Inc., a California corporation. The issuance of the preferred shares to Cannabinoid Biosciences, Inc gave to Cannabinoid Biosciences, Inc, the controlling vote to control and dominate the affairs of the company.  The purchase was made pursuant to the exemption from registration including, but not limited to, Section 506 of Reg. D and Section 4.1.

(b)     Transfer Agent and Registrar

The transfer agent for our capital stock is Securities Transfer Corporation, with an address of 2901 N. Dallas Parkway, Suite 380, with a telephone of (469) 633-0101

(c)      Penny Stock Regulations

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our Common Stock is currently within the definition of a penny stock and will be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit the investors’ ability to buy and sell our stock.

(d)     Equity Compensation Plan Information

Currently, there is no equity compensation plan in place.

In November 2019, the Company created its “2019 INCENTIVE COMPENSATION PLAN,” which it plans to use to incentivize the hiring of top real estate talents to implement our business plan.  The plan is subject to Form S-8 statement and subsequent amendments heretofor, as filed with the Securities and Exchange Commission on November 27, 2019.

(e)     Purchases of Equity Securities by the Registrant and Affiliated Purchasers

We have not repurchased any shares of our common stock during the fiscal years ended December 31 2019 or 2018, respectively.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.

The following information represents securities sold by the Company within the past three years which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

On October 21, 2019, the company sold one (1) million shares of its preferred shares (one preferred share is convertible 1,000 share of common stocks) of the company for $55,000 to Cannabinoid Biosciences, Inc., a California corporation. The issuance of the preferred shares to Cannabinoid Biosciences, Inc gave to Cannabinoid Biosciences, Inc, the controlling vote to control and dominate the affairs of the company.  The purchase was made pursuant to the exemption from registration including, but not limited to, Section 506 of Reg. D and Section 4.1.

The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) under the Securities Act of 1933 and Rule 504, 505 or 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The purchaser of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time.

The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for purposes of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

This Form 10 relates to our common stock, $0.001 par value per share (the “Common Stock”). We are authorized to issue 1,000,000,000 shares of Common Stock. We are also authorized to issue 1,000,000 shares of preferred stock, par value $0.001(the “Preferred Stock”). As of December 31, 2019, there were 100,000 shares of preferred shares and 922,324,706 shares of common stock issued and outstanding held by 53 stockholders of record.

The holders of our Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors. Holders of Common Stock are also entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs.

The holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of 50% percent of the outstanding Common Stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares or a majority of the shareholders at a meeting at which quorum exists are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Preferred Stock

We have authority to issue 1,000,000 shares of “blank check” Preferred Stock. Our Board of Directors may issue the authorized Preferred Stock in one or more series and may fix the number of shares of each series of preferred stock. Our Board of Directors also has the authority to set the voting powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion and voting rights and liquidation preferences. Preferred Stock can be issued and its terms set by our Board of Directors without any further vote or action by our stockholders.

Series A Preferred Stock

On October 21, 2019, the company sold one (1) million shares of its preferred shares (one preferred share is convertible 1,000 share of common stocks) of the company for $55,000 to Cannabinoid Biosciences, Inc., a California corporation. The issuance of the preferred shares to Cannabinoid Biosciences, Inc gave to Cannabinoid Biosciences, Inc, the controlling vote to control and dominate the affairs of the company.  Following the share sales to Cannabinoid Biosciences, Inc., the purchaser immediately converted 70,000 of the preferred shares for 70,000,000 shares of the Company's current outstanding shares of common stock.  Furthermore, on November 8, 2019, Cannabinoid Biosciences, Inc., elected to convert 830,000 of the preferred shares for it purchased from Kid Castle on October 21, 2019 into 830,000,000 shares of the Company's current outstanding shares of common stock.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under our Bylaws, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the company. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises. We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements, notes thereto and the related independent registered accounting firm’s report are set forth immediately following the signature page to this registration statement beginning at page F-1 and are incorporated herein by reference.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements

The following financial statements are being filed as part of this Registration Statement:

Index to Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-1

For the fiscal years ended December 31, 2019 and 2018
Consolidated Balance Sheets	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Shareholders’ Deficit	F-4
Consolidated Statements of Cash Flows	F-5
Notes to Consolidated Financial Statements	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dylan Floyd Accounting & Consulting

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

Kid Castle Educational Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kid Castle Educational Corporation (the "Company") as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders' equity, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has an accumulated deficit of $7,801,050 and a negative cash flow from operations amounting to $159,102 for the year ended December 31, 2019. These factors as discussed in Note 2 of the financial statements raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Albert Garcia, CPA

Dylan Floyd Accounting & Consulting

We have served as the Company's auditor since 2020.

Newhall, California

July 24, 2020

KID CASTLE EDUCATIONAL CORPORATION
BALANCE SHEETS
As of December 31, 2019 and 2018

	DECEMBER 31,
	2019	2018
ASSETS

Current Assets
Cash and Cash Equivalents	$10,878	$1,393
Other Current Assets	8,620	-
Total Current Assets	19,498	1,393

Fixed Assets	17,550
Other Assets	41,579
Total Assets	$78,628	$1,393

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	$800	$1,600
Accruals - Related Parties	-	-
Loans – Unrelated Parties		-
Loans – Related Parties	41,559	4,101
Total Current Liabilities	42,359	5,701

Total Liabilities	42,359	5,701

Shareholders' Deficit
Preferred stock, $.00001 par value, 1,000,000 shares authorized, 100,000 issued and outstanding	10	—
Common Stock, $0.00001 par value, 1,000,000,000 shares authorized, 2,324,706 and 922,324,706 issued and outstanding as at December 31, 2018 and 2019 respectively	11,196	1,693
Additional Paid-In Capital	7,826,113	7,645,367
Accumulated Deficit	(7,801,050)	(7,651,368)

Total Shareholders' Equity	36,269	(4,308)

Total Liabilities and Shareholders' Deficit	$78,628	$1,393

The accompanying notes are an integral part of these audited financial statements

KID CASTLE EDUCATIONAL CORPORATION
STATEMENTS OF OPERATIONS
Years Ended December 31, 2019 and 2018

	DECEMBER 31,
	2019	2018

REVENUE	$6,189	$—

COST OF SALES	-	-

GROSS PROFIT	6,189	-

OPERATING EXPENSES
Selling, general and administrative	53,690	2,935
Marketing and Advertising	44,004	2,275
Depreciation and Amortization		-
Salaries and wages	25,759	500
Professional fees	26,680	-

Total Operating Expenses	150,133	5,710

OPERATING PROFIT/LOSS	(143,944)	(5,710)
Net losses (gains) Investments	(5,738)

INCOME (LOSS) BEFORE TAXES	(149,682)	(5,710)

TAXES	-	-

NET INCOME (LOSS)	$(149,682)	$(5,710)

Net Income (Loss) per Common Share: Basic and Diluted	$(0.00032)	$(0.00246)

Weighted Average Common Shares Outstanding: Basic and Diluted	463,487,059	2,324,706

The accompanying notes are an integral part of these audited financial statements

KID CASTLE EDUCATIONAL CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
Years Ended December 31, 2019 and 2018

				Additional
	Common	Preferred		Paid-In	Accumulated
	Shares	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2008	25,000,000	0	$8,592,138	$259,341	$(7,638,660)	$1,212,819

Reverse Split in 2009	(22,675,294)	-	(8,590,445)	7,386,026	(6,998)	(1,211,417)
Net income for the period					(5,710)	(5,710)
Balance at December 31, 2018	2,324,706	0	$1,693	$7,645,367	$(7,651,368)	$(4,308)
Issuance of common stock to settle debt	10,000,000		100			100
Issuance of common stock for preferred shares conversion	900,000,000		9,000			9,000
Issuance of common stock for employee compensation	10,000,000		100			100
Preferred shares issued and outstanding		100,000	10			10
Effect of Acquisition of CBDX			303	180,746		181,049
Net (income) loss for the period					(149,682)	(149,682)

Balance, December 31, 2019	922,324,706	100,000	$11,206	$7,826,113	$(7,801,050)	$36,268

The accompanying notes are an integral part of these audited financial statements

KID CASTLE EDUCATIONAL CORPORATION
STATEMENTS OF CASHFLOWS
Years Ended December 31, 2019 and 2018

	DECEMBER 31,
	2019		2018
Cash Flows from Operating Activities:
Net Income (Loss)		$(149,682)	$(5,710)
Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Account Receivable		(8,620)
Other Accrued Liabilities		(800)	(800)

Net Cash Flows Used in Operating Activities		(159,102)	(6,510)

Net Cash Flows from Investing Activities
Furniture and Equipment		(12,326)
Fixed Assets		(5,224)
Other investments		(41,579)
New Cash Flows Used in Investing Activities		(59,129)	-

Net Cash Flows from Financing Activities
Loan from related parties		37,458	903
Common Stock		303	1,070
Additional Paid-In Capital		189,956	5,730
New Cash Flows from Financing Activities		227,717	7,703

Net Change in Cash:		9,485	1,193
Beginning cash:		1,393	200
Ending Cash:		$10,878	$1,393

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest		$405	$-
Cash paid for tax		$1,618	$-

Supplemental Disclosures of Non-Cash Financing Activities
Shares issued to settle accounts payable		$-	$-
Shares issued to settle accruals - related parties	$		$-

The accompanying notes are an integral part of these audited financial statements

NOTE 1. NATURE OF OPERATIONS

Nature of Business

The Company and Nature of Business

Kid Castle Educational Corporation, a Delaware corporation, (“Kid Castle,” “the Company,” “We,” “KDCE,” "Us" or “Our’) intends to operate and manage biopharmaceutical, agricultural and "pure-play" CBD assets that are (or could be) vertically integrated and "2018 Farm Bill" compliant in the United States of America.  Kid Castle engages in rollup and consolidation of CBD and Biopharma assets and operations.  The Company seeks to manufacture and sell pharmaceuticals and non-pharmaceutical CBD products across the United States of America.

The current structure of the Company resulted from a purchase of voting control of the Company by Cannabinoid Biosciences, Inc. (CBDZ), which CBDZ spun out to its shareholders prior to becoming an operating subsidiary of Kid Castle.

After the closing of the transaction, Cannabinoid Biosciences, Inc.’s board voted, on December 19, 2019, to spin the shares out to its shareholders.  Cannabinoid Biosciences, Inc. itself was then sold to the Company to become its operating subsidiary.

We used the acquisition of method of accounting for acquisition of subsidiaries by the Group method to account for the purchase of Cannabinoid Biosciences, Inc. The cost of the acquisition was measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange.

Prior to the above mentioned change of control transaction, Kid Castle used to be a Florida corporation until the company voluntarily dissolved its Florida registration with intention to simultaneously incorporate in Delaware and convert into a Delaware corporation.  Although the company immediately finalized its registration effort to convert into a Delaware Corporation, the company’s registered agent who was supposed to submit the registration package to the Delaware Secretary of State for certification, failed to make a timely submission.  Later in January 2019, when the company realized that the Delaware incorporation/registration package/process was never submitted to the Delaware Secretary of State nor completed in any other way or form, the Company went ahead and resubmitted the required registration package and was then formally re-incorporated in Delaware and convert into a Delaware corporation.   Thus, the company was formally incorporated in Delaware and converted into a Delaware Corporation in January 2019.

The re-incorporation in Delaware, which occurred in January 2019, has placed at risk, voidable and unenforceable, all and any liabilities that may have accrued, including any material agreements the Company may have executed during the period between March 22, 2011 and January 2019.  To the best of our knowledge, no such liabilities that were accrued and no material agreement were entered into by the company during the period between March 22, 2011 and January 2019.  In addition, there could be penalties or legal liabilities that may have accrued as a result of conducting business from 2011 to 2019 without properly registering with any State. To the best of our knowledge, as at September 7, 2020, no such penalties or liabilities has accrued to the company accrued as a result of conducting business from 2011 to 2019 without properly registering with any State. However, there is no guarantee that such penalties or liabilities would not accrue or arise in the future.

Kid Castle was the result of a share exchange transaction, commonly referred to as a reverse merger, pursuant to which shareholders of an offshore operating company take control of a U.S. company that has no operations (commonly referred to as a shell company), and the offshore operating company becomes a subsidiary of the U.S. company. In KDCE case, the offshore company was Higoal Developments Ltd., which was the parent company of Kid Castle Internet Technologies Limited and Kid Castle Education Software Development Co. Limited, KDCE’s operating companies that run our English language instruction business. The U.S. or shell company, at the time of the share exchange, was King Ball International Technology Corporation.

On March 29, 2010, the Company which has been a public reporting company registered with the Securities Exchange Commissioner (“SEC”), filed Form 15D, Suspension of Duty to Report.  As a result of filing Form 15D, the Company was no longer required to file any SEC forms since March 29, 2010.  Similarly, on March 22, 2011, the company voluntarily dissolved its Florida registration with intention to simultaneously incorporate in Delaware and convert into a Delaware corporation.   The Company has been dormant since March 22, 2011and non-operating since March 29, 2010 until the October 21, 2019 transaction.

On October 21, 2019, the company sold one (1) million shares of its preferred shares (one preferred share is convertible 1,000 share of common stocks) of the company for $55,000 to Cannabinoid Biosciences, Inc., a California corporation. The issuance of the preferred shares to Cannabinoid Biosciences, Inc gave to Cannabinoid Biosciences, Inc, the controlling vote to control and dominate the affairs of the company.

Cannabinoid Biosciences, Inc. (“CBDZ”), a California corporation was incorporated on May 6, 2014, to operate as a biotechnology and specialty pharmaceutical holding company that engages in the discovery, development, and commercialization of cures and novel therapeutics from cannabinoid, cannabidiol, endocannabinoids, phytocannabinoids, and synthetic cannabinoids product platform suitable for specific treatments in a broad range of disease areas. CBDZ engages in biopharmaceutical research and development operation with aim of identifying viable drug candidates to go into clinical trials and if successful, be submitted to the FDA for approval.  Because the Company is young and has limited or no resources, and the legal CBD industry is still in its infancy (following the 2018 Farm Bill), the Company lack of resources is likely to affect its ability to achieve its goals.

Following the share sales to Cannabinoid Biosciences, Inc., the purchaser immediately converted 70,000 of the preferred shares for 70,000,000 shares of the Company's current outstanding shares of common stock.  Following the change of control, all the former officers of company resigned their appointments and Mr. Frank I Igwealor was appointed as the Company's Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors effective October 23, 2019.  Furthermore, Mr. Igwealor, Dr. Solomon SK Mbagwu, MD, and Ms. Patience C Ogbozor were also nominated as new director of the Company.

Furthermore, on November 8, 2019, Cannabinoid Biosciences, Inc., elected to convert 830,000 of the preferred shares for it purchased from Kid Castle on October 21, 2019 into 830,000,000 shares of the Company's current outstanding shares of common stock.

The acquisition of control by Cannabinoid Biosciences, Inc. transformed our business model by incorporating the business plan of CBDZ whose stated intention was to merge into Kid Castle in a transaction that would make CBDZ a subsidiary of Kid Castle.  This acquisition brought the Company into the following areas of the legal CBD business: (1) Ownership interest in certain businesses that extract, purchase and distribute Bulk Pure CBD, Isolate, Hemp Oil, THC-free CBD Distillate and Crude CBD Oil; (2) Partnerships with local farmers to grow farm bill compliant hemp biomass; and (3) Partnerships with extract facilities across the U.S. who manufacture hemp-based ingredients to meet specific medical needs. We do not currently, and will not in the future, own facilities that grow non-hemp cannabis.

The Company (“CBDZ and KDCE” or “KDCE” or “CBDZ”) seeks to make and sell CBD products across the United States of America.  The Company would seeks to control the manufacturing/production and distribution of verities of consumer cannabidiol (CBD) formulation under private brands in the United States by controlling process through steps that include (a) ethanol extraction system, (b) winterization to remove fats; (c) multiple rounds of rotary evaporation are used to remove plant material and other unnecessary components; (d) extract decarboxylation to transform into a crystalline structure; and (e) get the extract tested by third-party laboratories, package it, and get it ready for shipment.

Kid Castle is a biopharmaceutical and agricultural holding company that seeks to seeks to control the manufacturing/production and distribution of verities of consumer cannabidiol (CBD) formulation under private brands in the United States of America. In addition, Kid Castle seeks to engage in the discovery, development and commercialization of cures and novel therapeutics from cannabinoid, cannabidiol, endocannabinoids, phytocannabinoids, and synthetic cannabinoids product platform for specific treatments in a broad range of disease areas.

The CBD market in the United States is young and very fragmented, lack established process control and protocols and is yet to establish formulations standardization.  Above problem added to the Company’s limited resources, could frustrate the Company goals and business plan as contemplated.  It would be difficult for the Company to raise the necessary capital to achieve its goals.

Prior to its current rebranding, Kid Castle used to be a children education enterprise based in, and with major operations in Taiwan, Republic of China.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, in which the Company has a controlling voting interest and entities consolidated under the variable interest entities (“VIE”) provisions of ASC 810, “Consolidation” (“ASC 810”). Inter-company balances and transactions have been eliminated upon consolidation.

NOTE 2. GOING CONCERN

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We have little or insignificant operating revenue and no income for the year ended December 31, 2019. We reported net loss of $149,682 and an accumulated deficit of $7,801,050 as of December 31, 2019. These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties. Our ability to continue as a going concern is dependent upon our ability to raise additional debt or equity funding to meet our ongoing operating expenses and ultimately in merging with another entity with experienced management and profitable operations. No assurances can be given that we will be successful in achieving these objectives.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The summary of significant accounting policies is presented to assist in the understanding of the financial statements. These policies conform to accounting principles generally accepted in the United States of America and have been consistently applied. The Company has elected a calendar year of December 31 year-end.

Principles of Consolidation

The consolidated financial statements include the Company and Cannabinoid Biosciences, Inc. All inter-company accounts have been eliminated during consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We maintain cash balances in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents. As of December 31, 2019 and 2018, we did maintain $10,878.00 and $1,393 balance of cash equivalents respectively.

Financial Instruments

The estimated fair values for financial instruments were determined at discrete points in time based on relevant market information. These estimates involved uncertainties and could not be determined with precision. The carrying amount of the our accounts payable and accruals, our accruals- related parties and loans – related parties approximate their fair values because of the short-term maturities of these instruments.

Fair Value Measurements:

ASC Topic 820, Fair Value Measurements and Disclosures ("ASC 820"), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements.  Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs.  ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 – Pricing inputs are other than quoted prices in active markets but are either directly or indirectly observable as of the reported date.  The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 – Significant inputs to pricing that are unobservable as of the reporting date.  The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

Our financial instruments consist of accounts payable and accruals and our accruals- related parties. The carrying amount of the out accounts payable and accruals, accruals- related parties and loans – related parties approximates their fair values because of the short-term maturities of these instruments.

Related Party Transactions:

A related party is generally defined as (i) any person that holds 10% or more of our membership interests including such person's immediate families, (ii) our management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with us, or (iv) anyone who can significantly influence our financial and operating decisions. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.  During the period under review, the Company paid rent $14,298.67 to a company that is controlled by the Company’s majority stockholder.

Leases:

In February 2016, the FASB issued ASU 2016-02, "Leases" that requires for leases longer than one year, a lessee to recognize in the statement of financial condition a right·of·use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. The accounting update also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of earnings, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements. The Company has reviewed the new standard and does not expect it to have a material impact to the statement of financial condition or its net capital.

Income Taxes:

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Uncertain Tax Positions:

We evaluate tax positions in a two-step process. We first determine whether it is more likely than not that a tax position will be sustained upon examination, based on the technical merits of the position. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We classify gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as long term liabilities in the financial statements.

Revenue Recognition:

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which requires that five basic steps be followed to recognize revenue: (1) a legally enforceable contract that meets criteria standards as to composition and substance is identified; (2) performance obligations relating to provision of goods or services to the customer are identified; (3) the transaction price, with consideration given to any variable, noncash, or other relevant consideration, is determined; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when control of goods or services is transferred to the customer with consideration given, whether that control happens over time or not. Determination of criteria (3) and (4) are based on our management’s judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts. The adoption of ASC 606 did not result in a change to the accounting for any of the in-scope revenue streams; as such, no cumulative effect adjustment was recorded.

During the years ended December 31, 2019 or 2018, the Company did recognized revenue of $6,189 and $0.00 respectively.

Advertising Costs:

We expense advertising costs when advertisements occur.  During the years ended December 31, 2019 or 2018, the Company did recognized advertising costs of $44,004 and $2,275 respectively.

Stock Based Compensation:

The cost of equity instruments issued to non-employees in return in accordance with ASC 505-50 “Equity-Based Payments to Non-Employees” for goods and services is measured by the fair value of the goods or services received or the measurement date fair value of the equity instruments issued, whichever is the more readily determinable. Measurement date for non-employees is the earlier of performance commitment date or the completion of services. The cost of employee services received in exchange for equity instruments is based on the grant date fair value of the equity instruments issued in accordance with ASC 718 “Compensation - Stock Compensation.”

Net Loss per Share Calculation:

Basic net loss per common share ("EPS") is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

No potentially dilutive debt or equity instruments were issued or outstanding during the years ended December 31, 2019 or 2018.

Subsequent Events:

Pursuant to ASC 855-10, the Company has evaluated all events or transactions that occurred from January 1, 2020 to April 02, 2020.  The Company did not have any material recognizable subsequent events that required disclosure in these financial statements.

NOTE 4. COMMITMENTS & CONTINGENCIES

Legal Proceedings

We were not subject to any legal proceedings the years ended December 31, 2019 and 2018, and, to the best of our knowledge, no legal proceedings are pending or threatened.

The Company has no real property and do not presently owned any interests in real estate. In January 2019, the Company entered into lease agreement with Poverty Solutions Inc., to lease office space at $2,400 - $550 per month.  From inception to December 31, 2019, the Company has spent a total of $16,102.26 on rent which was paid to Poverty Solutions to sublet office space for the company operations.   The Company’s executive, administrative and operating offices are located at 370 Amapola Ave, Suite 200A, Torrance, CA 90501.

From time to time, the Company may be involved in certain legal actions and claims arising in the normal course of business. Management is of the opinion that such matters will be resolved without material effect on the Company’s financial condition or results of operations.

Contractual Obligations

We were not subject to any contractual obligations during the years ended December 31, 2019 and 2018.

NOTE 5. MERGERS AND ACQUISITION

On October 21, 2019, the Company sold a controlling stake in the Company to Cannabinoid Biosciences, Inc. (CBDZ), which CBDZ spun out to its shareholders prior to becoming an operating subsidiary of Kid Castle.  After the closing of the transaction, Cannabinoid Biosciences, Inc.’s board voted, on December 19, 2019, to spin the shares out to its shareholders.  Cannabinoid Biosciences, Inc. itself was then sold to the Company to become its operating subsidiary.  The Company bought 96% of outstanding shares of voting common stocks of Cannabinoid Biosciences, Inc. for $1.00.  The primary reason for the acquisition was to help the Company to gain entrance into the CBD industry. We used the acquisition method of accounting (also known as business combination accounting) for acquisition of subsidiaries by the Group method to account for the purchase of Cannabinoid Biosciences, Inc. The cost of the acquisition was measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange.

Effect of Acquisition of CBDX and Consolidation of Financial Statements – The initial consolidation of Cannabinoid Biosciences, Inc. shareholders’ equity into the Company’s consolidated financial statements resulted in an increase in the Company’s accumulated deficits by $162,390, common stock in the amount of $1,973 and additional paid-in capital increased by $196,686.   For the year ended December 31, 2019, the consolidation of the two companies’ financial statements resulted in changes to the Company’s Cash and Cash Equivalents, Other Current Assets, Fixed Assets, Other Assets, Accounts Payable, Loans – Related Parties, Revenue, Gross Profit, Selling, general and administrative, Marketing and Advertising, Salaries and wages, Professional fees, Net gains (losses) Investments, Net Loss (Income), Net Cash Flows Used in Operating Activities, New Cash Flows Used in Investing Activities, New Cash Flows from Financing Activities, Shareholders' Equity (Deficit) as follows:

	Kid Castle Educational Corporation	Cannabinoid Biosciences, Inc	Consolidated

Cash and Cash Equivalents	$ -	$ 10,878	$ 10,878
Other Current Assets	-	8,620	8,620
Fixed Assets	-	17,550	17,550
Other Assets	-	41,579	41,579
Accounts Payable	-	800	800
Loans – Related Parties	-	41,559	41,559
Revenue	-	6,189	6,189
Gross Profit	-	6,189	6,189
Selling, general and administrative	-	53,690	53,690
Marketing and Advertising	-	44,004	44,004
Salaries and wages	-	25,759	25,759
Professional fees	-	26,680	26,680
Net gains (losses) Investments	-	5,738	5,738
Net Loss (Income)	-	(149,682)	(149,682)
Net Cash Flows Used in Operating Activities	-	(159,102)	(159,102)
New Cash Flows Used in Investing Activities	-	(59,129)	(59,129)
New Cash Flows from Financing Activities	-	227,717	227,717

Shareholders' Deficit
Preferred stock, $.00001 par value, 1,000,000 shares authorized, 100,000 issued and outstanding	$ 10	$ -	$ 10
Common Stock, $0.00001 par value, 1,000,000,000 shares authorized, 2,324,706 and 922,324,706 issued and outstanding as at December 31, 2018 and 2019 respectively	9,223	1,973	11,196
Additional Paid-In Capital	7,629,427	196,686	7,645,367
Accumulated Deficit	(7,638,660)	(162,390)	(7,801,050)
Total Shareholders' Equity	$ -	$ 36,269	$ 36,269

Total Liabilities and Shareholders' Deficit	$ -	$ 36,269	$ 36,269

Cumulative Restructuring adjustments – The Cumulative Restructuring adjustments to reflect the initial consolidation of Cannabinoid Biosciences, Inc. shareholders’ equity into the Company’s consolidated financial statements as shown on the worksheet below.

	Kid Castle Educational Corporation	Cannabinoid Biosciences, Inc	Eliminations	Total
LIABILITIES AND STOCKHOLDERS' DEFICIT
Stockholders' deficit:
Preferred stock, $.001 par value, 1,000,000 shares authorized, 100,000 issued and outstanding	$ 10			10
Common Stock, $0.00001 par value, 1,000,000,000 shares authorized, 2,324,706 and 922,324,706 issued and outstanding as at December 31, 2018 and 2019 respectively	$ 9,223	$ 1,973		$ 11,196
Additional Paid-in Capital	7,629,427	196,686		7,826,113
Accumulated Deficits	(7,638,660)	(162,390)		(7,801,050)

Total stockholders' equity	(0)	36,268	-	36,268
Total liabilities and stockholders' equity	$ -	$ 78,628	$ 0	$ 78,628

NOTE 6. LOANS- RELATED PARTIES

N/A

NOTE 7. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of December 31, 2019 and December 31, 2018 based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model.

We did not provide any current or deferred US federal income tax provision or benefit for any of the periods presented in these financial statements because we have accumulated substantial operating losses over the years.  When it is more likely than not, that a tax asset cannot be realized through future income, we must record an allowance against any future potential future tax benefit.  We have provided a full valuation allowance against the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward periods.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the years ended December 31, 2019 and 2018 as defined under ASC 740, "Accounting for Income Taxes."  We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of the accumulated deficit on the balance sheet.

A reconciliation of the differences between the effective and statutory income tax rates for the period ended December 31, 2019 and December 31, 2018:

	Percent	31-Dec-19	31-Dec-18
Federal statutory rates	34%	$(2,652,357)	$(2,601,465)
State income taxes	5%	(390,052)	(382,568)
Permanent differences	-0.5%	39,005	38,257
Valuation allowance against net deferred tax assets	-38.5%	3,003,404	2,945,777
Effective rate	0%	$-	$-

At December 31, 2019 and December 31, 2018, the significant components of the deferred tax assets are summarized below:

	31-Dec-19	31-Dec-18
Deferred income tax asset
Net operation loss carryforwards	7,801,050	7,651,368
Total deferred income tax asset	3,042,409	2,984,034
Less: valuation allowance	(3,042,409)	(2,984,034)
Total deferred income tax asset	$-	$-

The Company has recorded as of December 31, 2019 and December 31, 2018, a valuation allowance of  $3,042,409 and  $2,984,034 respectively, as it believes that it is more likely than not that the deferred tax assets will not be realized in future years. Management has based its assessment on the Company’s lack of profitable operating history.

The valuation allowance $3,042,409 as at December 31, 2019 increased by $58,375 compared to December 31, 2018 of $2,984,034, as a result of the Company generating additional net operating losses of $149,682.

The Company conducts an analysis of its tax positions and has concluded that it has no uncertain tax positions as of December 31, 2019 and 2018.

The Company has net operating loss carry-forwards of approximately $7,801,050. Such amounts are subject to IRS code section 382 limitations and expire in 2033.

NOTE 8. RECENTLY ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which amends FASB ASC Topic 326, Financial Instruments - Credit Losses. In addition, in May 2019, the FASB issued ASU 2019-05, Targeted Transition Relief, which updates FASB ASU 2016-13. These ASU’s require financial assets measured at amortized cost to be presented at the net amount to be collected and broadens the information, including forecasted information incorporating more timely information, that an entity must consider in developing its expected credit loss estimate for assets measured. These ASU’s are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted for fiscal years beginning after December 15, 2018. Most of our financial assets are excluded from the requirements of this standard as they are measured at fair value or are subject to other accounting standards. In addition, certain of our other financial assets are short-term in nature and therefore are not likely to be subject to significant credit losses beyond what is already recorded under current accounting standards. As a result, we currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurements, which amends FASB ASC Topic 820, Fair Value Measurements. This ASU eliminates, modifies and adds various disclosure requirements for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Certain disclosures are required to be applied using a retrospective approach and others using a prospective approach. Early adoption is permitted. The various disclosure requirements being eliminated, modified or added are not significant to us. As a result, we currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which amends FASB ASC Subtopic 350-40, Intangibles-Goodwill and Other-Internal-Use Software. This ASU adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The amendments in this ASU should be applied either using a retrospective or prospective approach. Early adoption is permitted. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In January 2013, the FASB issued ASU No. 2013-01, "Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities." This ASU clarifies that the scope of ASU No. 2011-11, "Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities." applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013.  We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." The ASU adds new disclosure requirements for items reclassified out of accumulated other comprehensive income by component and their corresponding effect on net income. The ASU is effective for public entities for fiscal years beginning after December 15, 2013.  We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In February 2013, the Financial Accounting Standards Board, or FASB, issued ASU No. 2013-04, "Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation Is Fixed at the Reporting Date." This ASU addresses the recognition, measurement, and disclosure of certain obligations resulting from joint and several arrangements including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The ASU is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2013. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In March 2013, the FASB issued ASU No. 2013-05, "Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity." This ASU addresses the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The guidance outlines the events when cumulative translation adjustments should be released into net income and is intended by FASB to eliminate some disparity in current accounting practice. This ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013.  We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In March 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments require an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces (for example, involuntary bankruptcy). If a plan for liquidation was specified in the entity’s governing documents from the entity’s inception (for example, limited-life entities), the entity should apply the liquidation basis of accounting only if the approved plan for liquidation differs from the plan for liquidation that was specified at the entity’s inception. The amendments require financial statements prepared using the liquidation basis of accounting to present relevant information about an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The entity should include in its presentation of assets any items it had not previously recognized under U.S. GAAP but that it expects to either sell in liquidation or use in settling liabilities (for example, trademarks). The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

We have reviewed all the recently issued, but not yet effective, accounting pronouncements. Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 9. SHAREHOLDERS’ DEFICIT

Preferred Stock

As of December 31, 2019 and 2018, we were authorized to issue 1,000,000 shares of preferred stock with a par value of $0.00001.

The Company has 100,000 and 1,000,000 shares of preferred stock were issued and outstanding during the years ended December 31, 2019 and 2018 respectively.

Common Stock

The Company is authorized to issue 1,000,000,000 and 100,000,000 shares of common stock with a par value of $0.00001 as at December 31, 2019 and 2018 respectively.

Year ended December 31, 2019

The Company has issued 922,324,706 and 2,324,706 shares of our common stock to more than 54 shareholders as at December 31, 2019 and 2018 respectively.

Warrants

No warrants were issued or outstanding during the years ended December 31, 2019 and 2018.

Stock Options

The Company has never adopted a stock option plan and has never issued any stock options.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events after December 31, 2019 through the date these financial statements were issued on June 24, 2020 and has determined there have been no subsequent events for which disclosure is required.

KID CASTLE EDUCATIONAL CORPORATION

FINANCIAL INFORMATION AS OF SEPTEMBER 30, 2020

Item 1. Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2020 (unaudited) and December 31, 2019 (audited)	2

Condensed Consolidated Statements of Operations for the Nine months ended September 30, 2020 and nine months ended September 30, 2020 and 2019 (unaudited)	3

Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the nine months ended September 30, 2020 and 2019 (unaudited)	4

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (unaudited)	4

Notes to the condensed consolidated financial statements (unaudited)	5

KID CASTLE EDUCATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
	As of
	September 30, 2020	December 31,
	(unaudited)	2019 (audited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,341	$10,878
Inventory Asset	22,961	8,620
Other Current Asset	186	41,579
Real Estate Investments	970,148	-
Total Current Assets	998,635	61,077
Fixed Assets
Fixed assets, net	$13,249	$17,550
Total Fixed Assets	13,249	17,550
TOTAL ASSETS	$1,011,885	$78,628
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued expenses	2,508	800
Current portion, notes payable	5,524
Total Current Liabilities	$8,032	$800

Long-Term Liabilities:
Notes payable	$150,000	$-
Notes payable - related party	930,350	41,559
Total Long-Term Liabilities	1,080,350	41,559
Total Liabilities	$1,088,382	$42,359

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.00001 par value, 1,000,000 shares authorized, 100,000 and I,000,000 issued and outstanding as at December 31, 2019 and September 30, 2020 respectively.	$13	$10

Common Stock, $0.00001 par value, 1,000,000,000 shares authorized, 922,324,706 issued and outstanding as at December 31, 2019 and September 30, 2020 respectively	11,196	11,196
Additional paid in capital	7,851,805	7,826,113
Accumulated deficit	(7,939,509)	(7,801,050)
Total Kid Castle Stockholders’ equity	(67,316)
Non-controlling shareholders	(9,181)
Total Stockholders’ Equity (Deficit)	$(76,497)	$36,269
Total Liabilities and Stockholders’ Equity (Deficit)	$1,011,885	$78,628

The accompanying notes are an integral part of these unaudited consolidated financial statements

KID CASTLE EDUCATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
Nine Months Ended September 30			Three Months Ended September 30
2020		2019	2020	2019

Net gain from sales of investments under trading securities	$99,877	$-	$19,035	$-
Sales - Investment property	1,205,000	-	-	-
Total Revenue	1,304,877	-	19,035	-

Cost of Investment Properties Sold	1,179,827	-	-	-
Gross Profit	125,050	-	19,035	-

OPERATING EXPENSES
Selling, general and administrative	42,923	52,328	8,095	16,356
Marketing and advertising	16,325	24,023	1,598	10,499
Amortization and depreciation	4,301	-	1,434	-
Professional fees	66,059	8,756	11,221	3,971
Total Expenses	129,608	85,107	22,347	30,825

INCOME FROM OPERATIONS	(4,559)	(85,107)	(3,312)	(30,825)

OTHER INCOME
Interest expense, net	-	-	-	-
Dividends	173	-	152	-
Unrealized gain (loss)	(128,233)	-	(39,515)	-

INCOME (LOSS) BEFORE TAXES	(132,618)	(85,107)	(42,676)	(30,825)
INCOME TAX PROVISION
NET INCOME (LOSS)	$(132,618)	$(85,107)	$(42,676)	$(30,825)

Earnings (loss) per Share: Basic and Diluted	$(0.000142)	$(0.000092)	$(0.000046)	$(0.000033)

Weighted Average Common Shares Outstanding: Basic and Diluted	922,324,706	922,324,706	922,324,706	922,324,706

The accompanying notes are an integral part of these unaudited consolidated financial statements

KID CASTLE EDUCATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

			Additional
	Common		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2008	25,000,000	$8,592,138	$259,341	$(7,638,660)	$1,212,819
Reverse Split in 2009	(22,675,294)	(8,590,445)	7,386,026	(12,708)	(1,217,127)
Balance at December 31, 2018	2,324,706	$1,693	$7,645,367	$(7,651,368)	$(4,308)
Issuance of common stock to settle debt	10,000,000	100			100
Issuance of common stock for preferred shares conversion	900,000,000	9,000			9,000
Issuance of common stock for employee compensation	10,000,000	100			100
Effect of Acquisition of CBDX		313	180,746		181,059
Net loss for the period				(149,682)	(149,682)
Balance, December 31, 2019	922,324,706	$11,196	$7,826,113	$(7,801,050)	$36,268

Issuance of stock			19,853		19,853
Net loss for the period				(132,618)	(112,765)
Balance, September 30, 2020	922,324,706	$11,196	$7,845,966	$(7,939,509)	$(76,497)
			Additional
	Common		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances – July 1, 2020	922,324,706	11,196	7,845,966	(7,874,954)	(32,380)
Net loss for the period				(42,676)	(42,676)

Balance, September 30, 2020	922,324,706	$11,196	$7,845,966	$(7,939,509)	$(76,497)

The accompanying notes are an integral part of these unaudited consolidated financial statements

KID CASTLE EDUCATIONAL CORPORATION
STATEMENTS OF CASHFLOWS
(unaudited)
	Nine Months Ended September 30
	2020	2019
Cash Flows from Operating Activities:
Net Income (Loss)	$(132,618)	$(85,107)
Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Inventory Asset: Trading Securities	22,435	-
Accrued expenses	1,522	(589)
Depreciation	4,301	-
Net cash provided by (used in) operating activities	(104,360)	(85,696)

Net Cash Flows from Investing Activities:
Payment for real estate investment	(439,409)	-
Receipt from sales of real estate investment	922,159	-
Receipt from sales of other investment	41,579	(19,828)
Net cash provided by (used in) investing activities	524,328	(19,828)

Net Cash Flows from Financing Activities
Borrowing from brokerage loan - margin loan	1,208	-
Proceeds from LOC - short term - related party	122,431	(14,175)
Payment on line of credit - longt term - related party	(726,192)	(15,899)
Proceeds from issuance of line of credit - longt term	150,000	28,656
Proceeds from issuance of stock	25,697	110,332
Net cash provided by (used in) financing activities	(426,856)	108,913

Net increase (decrease) in cash:	(6,888)	3,389
Cash at the beginning of the period:	12,229	1,393
Cash at the end of the period:	$5,341	$4,782

Supplemental disclosures of cash flow information Cash paid during the period for:
Cash paid for interest	$115.49	$-
Cash paid for tax	$-	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements

NOTE 1. NATURE OF OPERATIONS

Nature of Business

The Company and Nature of Business

Kid Castle Educational Corporation, a Delaware corporation, (“Kid Castle,” “the Company,” “We,” “KDCE,” "Us" or “Our’) operates and manages a portfolio of real estate properties , biopharmaceutical, agricultural and "pure-play" CBD assets that are (or could be) vertically integrated and "2018 Farm Bill" compliant in the United States of America.  Kid Castle engages in rollup and consolidation of real estate, CBD and Biopharma assets and operations.

Kid Castle used to be a Florida corporation until the company voluntarily dissolved its Florida registration with intention to simultaneously incorporate in Delaware and convert into a Delaware corporation.  Although the company immediately finalized its registration effort to convert into a Delaware Corporation, the company’s registered agent who was supposed to submit the registration package to the Delaware Secretary of State for certification, failed to make a timely submission.  Later in January 2019, when the company realized that the Delaware incorporation/registration package/process was never submitted to the Delaware Secretary of State nor completed in any other way or form, the Company went ahead and resubmitted the required registration package and was then formally re-incorporated in Delaware and convert into a Delaware corporation.   Thus, the company was formally incorporated in Delaware and converted into a Delaware Corporation in January 2019.

Kid Castle was the result of a share exchange transaction, commonly referred to as a reverse merger, pursuant to which shareholders of an offshore operating company take control of a U.S. company that has no operations (commonly referred to as a shell company), and the offshore operating company becomes a subsidiary of the U.S. company. In KDCE case, the offshore company was Higoal Developments Ltd., which was the parent company of Kid Castle Internet Technologies Limited and Kid Castle Education Software Development Co. Limited, KDCE’s operating companies that run our English language instruction business. The U.S. or shell company, at the time of the share exchange, was King Ball International Technology Corporation.

On October 21, 2019, pursuant to a stock purchase agreement dated October 2, 2019, Cannabinoid Biosciences, Inc., a California corporation, purchased one (1) million shares of its preferred shares (one preferred share is convertible 1,000 share of common stocks) of the Company, representing  97.82% of our total issued and outstanding voting shares of common stock and preferred stock. Simultaneously with the purchase, the officers and directors of the Company resigned. Frank I Igwealor, Chairman and CEO, Secretary, Treasurer, and Director; Patience C Ogbozor, Director; and Dr. Solomon SK Mbagwu, MD, Director, were elected to replace them. Following the share sales to Cannabinoid Biosciences, Inc., the purchaser converted 900,000 of the preferred shares for 900,000,000 shares of the Company's current outstanding shares of common stock.

Cannabinoid Biosciences, Inc. (“CBDZ”), a California corporation was incorporated on May 6, 2014, to operate as a biotechnology and specialty pharmaceutical holding company that engages in the discovery, development, and commercialization of cures and novel therapeutics from proprietary cannabinoid, cannabidiol, endocannabinoids, phytocannabinoids, and synthetic cannabinoids product platform suitable for specific treatments in a broad range of disease areas. CBDZ engages in biopharmaceutical research and development operation with aim of identifying viable drug candidates to go into clinical trials and if successful, be submitted to the FDA for approval.   Because the Company is young and has limited or no resources, and the legal CBD industry is still in its infancy (following the 2018 Farm Bill), the Company lack of resources is likely to affect its ability to bring an industry-wide reform as contemplated above.  It would be difficult for the Company to raise the necessary capital to achieve its goals.

Following the consummation of the October 21, 2019 transactions, the Company decided to restart filing important information immediately.  The Company also decided to formally restart being a public reporting company following an audit of its financial statements by a PCAOB-registered auditor.

This acquisition of control by Cannabinoid Biosciences, Inc. transformed the Company’s business model focusing on specialized real estate operation, and the legal CBD business: (1) Ownership interest in certain businesses that extract, purchase and distribute Bulk Pure CBD, Isolate, Hemp Oil, THC-free CBD Distillate and Crude CBD Oil; (2) Partnerships with local farmers to grow farm bill compliant hemp biomass; (3) Partnerships with extract facilities across the U.S. who manufacture hemp-based ingredients to meet specific medical needs.

The CBD market in the United States is young and very fragmented, lack established process control and protocols, and is yet to establish formulations standardization.

Our goal is to lead the build-out of the CBD industry, the same way that John D Rockefeller’s Standard Oil led the build-out of the crude refining industry in the United States in the nineteenth century.  Our process would entail steps that include (a) ethanol extraction system, (b) winterization to remove fats; (c) multiple rounds of rotary evaporation are used to remove plant material and other unnecessary components; (d) extract decarboxylation to transform into a crystalline structure with a proprietary post-processing technique; and (e) get the extract tested by third-party laboratories, package it, and get it ready for shipment.

At the moment, the Company is young and has limited resources, and the legal CBD industry is still in its infancy (following the 2018 Farm Bill), the Company’s lack of resources may likely to affect its ability to lead the build-out of the CBD industry as contemplated above.  It may be difficult for the Company to raise the necessary capital to achieve its goals.

As at the date of this filing, the Company does not currently, nor does it intend, in the future to, gain or maintain an ownership interest in any cannabis growing, marijuana dispensaries or production facilities. The Company does not grow, process, own, handle, transport, or sell cannabis or marijuana as the Company is organized and directed to operate strictly in accordance with all applicable state and federal laws. We do not currently, and will not in the future, own facilities that grow non-hemp cannabis.

In late 2019, the Company through its subsidiary CBDZ, acquired two CBD marketplaces that it intends to further develop and monetize in the near future.  One of the two marketplaces, www.cbdhempextra.com is down and awaiting updates, the second marketplace, www.cannabidiolhemp.net is up and running but has not been monetized and is currently generating no revenue.  We believe that lots of development work is still needed before we could monetize the site.  While operating a CBD marketplace is important to our business plan, it is not a deal breaker.  In our acquisition plan, we intend to buy and consolidate viable revenue-generating CBD websites with a goal of consolidating and growing them.

As discussed in Note 15, on September 15, 2020, Kid Castle Educational Corporation (the “Company”) entered into a stock purchase agreement with Video River Networks, Inc., a company that is related to our President and CEO with respect to the private placement of 900,000 shares of its preferred stock at a purchase price of $3 in cash and a transfer of 100% interest in, and control of Community Economic Development Capital, LLC (a California Limited Liability Company).   The 900,000 shares of KDCE preferred stock was issued to NIHK.  As at the time of the transaction, CED Capital was a wholly owned subsidiary of NIHK because NIHK owns and controls 100% of interest in CED Capital.  The shares were issued to the investors without registration under the Securities Act of 1933 based upon exemptions from registration provided under Section 4(2) of the Act and Regulation D promulgated thereunder.  The issuances did not involve any public offering; no general solicitation or general advertising was used in connection with the offering.  Community Economic Development Capital, is a specialty real estate holding company for specialized assets including, affordable housing, opportunity zones properties, medical real estate investments, hemp farms, CBD related commercial facilities, industrial and commercial real estate, and other real estate related services.

Similarly, on September 16, 2020, as part of its purchase of unregistered securities from GiveMePower Corporation, a company that is related to our President and CEO, the Company, received $3.00 in cash and 1,000,000 shares of its preferred stock, and in exchange transferred 100% interest in, and control of Community Economic Development Capital, LLC (“CED Capital”), a California Limited Liability Company, and 97% of the issued and outstanding shares of Cannabinoid Biosciences, Inc. (“CBDX”), to GiveMePower Corporation, a Nevada corporation.  This transaction gave the Company 88% of the voting control of GiveMePower.  As at the time of this transaction, all four businesses involved in the transaction were controlled by Mr. Frank I Igwealor. Because both the buyer and seller in the above acquisitions were under the control of the same person, the transaction was classified as “common control transaction and therefore fall under “Transactions Between Entities Under Common Control“ subsections of ASC 805-50.  Under ASC 805-50, "assets transferred to the entity are generally not stepped up to fair value. Instead, they are recorded at the ultimate parent’s historical cost basis.  Whether the transaction should be retrospectively or prospectively applied is dependent on the nature of the common control transaction. Transfer of net assets or a business are reflected retrospectively, whereas transfers of assets are prospective.” "The financial statements of the receiving entity should report results of operations for the period in which the transfer occurs as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period. Results of operations for that period will thus comprise those of the previously separate entities combined from the beginning of the period to the date the transfer is completed and those of the combined operations from that date to the end of the period.”

The consolidated financial statements of the Company therefore include GiveMePower and its wholly owned subsidiaries of Alpharidge Capital LLC. (“Alpharidge”), Community Economic Development Capital, LLC. (“CED Capital”), and Cannabinoid Biosciences, Inc. (“CBDX”), and subsidiaries, in which GiveMePower has a controlling voting interest and entities consolidated under the variable interest entities (“VIE”) provisions of ASC 810, “Consolidation” (“ASC 810”), after elimination of intercompany transactions and accounts.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, in which the Company has a controlling voting interest and entities consolidated under the variable interest entities (“VIE”) provisions of ASC 810, “Consolidation” (“ASC 810”). Inter-company balances and transactions have been eliminated upon consolidation.

NOTE 2. GOING CONCERN

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We have little or insignificant ongoing revenue generating business or income and for the Nine months ended September 30, 2020, we reported $1,304,877 income and an accumulated deficit of $7,939,509 as of September 30, 2020. These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties. Our ability to continue as a going concern is dependent upon our ability to raise additional debt or equity funding to meet our ongoing operating expenses and ultimately in merging with another entity with experienced management and profitable operations. No assurances can be given that we will be successful in achieving these objectives.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The summary of significant accounting policies is presented to assist in the understanding of the financial statements. These policies conform to accounting principles generally accepted in the United States of America and have been consistently applied. The Company has elected a calendar year of December 31 year-end.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Kid Castle Educational Corporation and all of our controlled subsidiary companies. All significant intercompany accounts and transactions have been eliminated. Investments in business entities in which we do not have control, but we have the ability to exercise significant influence over operating and financial policies (generally 20% to 50% ownership) are accounted for using the equity method of accounting. Operating results of acquired businesses are included in the Consolidated Statements of Income from the date of acquisition. We consolidate variable interest entities if we have operational and financial control, and are deemed to be the >50.1% beneficiary of the profit and loss of the entity. Operating results for variable interest entities in which we are determined to be the primary beneficiary are included in the Consolidated Statements of Income from the date such determination is made. For convenience and ease of reference, we refer to the financial statement caption “Income before Income Taxes and Equity Income” as “pre-tax income” throughout the Notes to the Consolidated Financial Statements.

COVID-19 Risks, Impacts and Uncertainties

COVID-19 Risks, Impacts and Uncertainties — We are subject to the risks arising from COVID-19's impacts on the residential real estate industry. Our management believes that these impacts, which include but are not limited to the following, could have a significant negative effect on our future financial position, results of operations, and cash flows: (i) prohibitions or limitations on in-person activities associated with residential real estate transactions; (ii) lack of consumer desire for in-person interactions and physical home tours; and (iii) deteriorating economic conditions, such as increased unemployment rates, recessionary conditions, lower yields on individuals' investment portfolios, and more stringent mortgage financing conditions. In addition, we have considered the impacts and uncertainties of COVID-19 in our use of estimates in preparation of our consolidated financial statements. These estimates include, but are not limited to, likelihood of achieving performance conditions under performance-based equity awards, net realizable value of inventory, and the fair value of reporting units and goodwill for impairment.

In April 2020, following the government lockdown order, we asked all employees to begin to work from their homes and we also reduced the number of hours available to each of our employees by approximately by approximately 75%. These actions taken in response to the economic impact of COVID-19 on our business resulted in a reduction of productivity for the three and nine months ended September 30, 2020. All cost related to these actions are included in general and administrative expenses, as these costs were determined to be direct and incremental.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We maintain cash balances in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents. As of September 30, 2020 and December 31, 2019 we did maintain $5,341 and $10,878.00 balance of cash equivalents respectively.

Financial Instruments

The estimated fair values for financial instruments were determined at discrete points in time based on relevant market information. These estimates involved uncertainties and could not be determined with precision. The carrying amount of the our accounts payable and accruals, our accruals- related parties and loans – related parties approximate their fair values because of the short-term maturities of these instruments.

Fair Value Measurements:

ASC Topic 820, Fair Value Measurements and Disclosures ("ASC 820"), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements.  Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs.  ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 – Pricing inputs are other than quoted prices in active markets but are either directly or indirectly observable as of the reported date.  The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 – Significant inputs to pricing that are unobservable as of the reporting date.  The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

Our financial instruments consist of accounts payable and accruals and our accruals- related parties. The carrying amount of the out accounts payable and accruals, accruals- related parties and loans – related parties approximates their fair values because of the short-term maturities of these instruments.

The table below describes the Company’s valuation of financial instruments using guidance from ASC 820-10:

Description	Level 1	Level 2	Level 3

Investments – trading securities – September 30, 2020	$22,960	-	-

Investment – Trading Securities

All investment securities are classified as trading securities and are carried at fair value in accordance with ASC 320 Investments — Debt and Equity Securities. Investment transactions are recorded on a trade date basis. Realized gains or losses on sales of investments are based on the first-in, first-out or the specific identification method. Realized and unrealized gains or losses on investments are recorded in the statements of operations as realized and unrealized gains or losses as net revenue. All investment securities are held and transacted by the Company’s broker firm, TD Ameritrade. The Company did not hold more than 3% of equity of the shares of any public companies as investments as of September 30, 2020.

All investments that are listed on a securities exchange are valued at their last sales price on the primary securities exchange on which such securities are traded on such date. Securities that are not listed on any exchange but are traded over-the-counter are valued at the mean between the last “bid” and “ask” price for such security on such date. The Company does not have any investment securities for which market quotes are not readily available.

The Company’s trading securities are held by a third-party brokerage firm, TD Ameritrade, and composed of publicly traded companies with readily available fair value which are quoted prices in active markets.

Related Party Transactions:

A related party is generally defined as (i) any person that holds 10% or more of our membership interests including such person's immediate families, (ii) our management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with us, or (iv) anyone who can significantly influence our financial and operating decisions. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.  See NOTE 14.

Leases:

Prior to January 1, 2019, the Company accounted for leases under Accounting Standards Codification (ASC) 840, Accounting for Leases. Effective from January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months.   It requires for leases longer than one year, a lessee to recognize in the statement of financial condition a right·of·use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments.  ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

The accounting update also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of earnings, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

The Company does not have operating and financing leases as of September 30, 2020. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.  The Company has reviewed the new standard and does not expect it to have a material impact to the statement of financial condition or its net capital.

Income Taxes:

Under the asset and liability method prescribed within ASC 740, Income Taxes, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The realizability of deferred tax assets is assessed throughout the year and a valuation allowance is recorded if necessary, to reduce net deferred tax assets to the amount more likely than not to be realized. Certain prior period deferred tax disclosures were reclassified to conform with current period presentation.

ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. ASC 740 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The Company’s practice is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in selling and administrative expense. As of September 30, 2020, the Company had no accrued interest or penalties.

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Uncertain Tax Positions:

We evaluate tax positions in a two-step process. We first determine whether it is more likely than not that a tax position will be sustained upon examination, based on the technical merits of the position. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We classify gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as long term liabilities in the financial statements.

Revenue Recognition:

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which requires that five basic steps be followed to recognize revenue: (1) a legally enforceable contract that meets criteria standards as to composition and substance is identified; (2) performance obligations relating to provision of goods or services to the customer are identified; (3) the transaction price, with consideration given to any variable, noncash, or other relevant consideration, is determined; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when control of goods or services is transferred to the customer with consideration given, whether that control happens over time or not. Determination of criteria (3) and (4) are based on our management’s judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts. The adoption of ASC 606 did not result in a change to the accounting for any of the in-scope revenue streams; as such, no cumulative effect adjustment was recorded.

The Company generates revenue primarily from: (1) the sale of homes/properties, (2) commissions and fees charged on each real estate services transaction closed by our lead agents or partner agents, and (3) sales of trading securities using its broker firm, TD Ameritrade less original purchase cost. Net trading revenues primarily consist of revenues from trading securities earned upon completion of trade, net of any trading fees. A trading is completed when earned and recognized at a point in time, on a trade-date basis, as the Company executes trades. The Company records trading revenue on a net basis, trading sales less original purchase cost. Net realized gains and losses from securities transactions are determined for federal income tax and financial reporting purposes on the first-in, first-out method and represent proceeds on disposition of investments less the cost basis of investments. Sale of real estate properties are recognized at the sales price/amount and the total cost (including cost of rehabilitations) associated with the property acquisition and rehabilitation are classified in Cost of Goods Sold (COGS).

During the nine months ended September 30, 2020, the Company did recognized revenue of $1,205,000.00 from sales of real estate properties and $79,194 from Net trading revenues respectively.

Advertising Costs:

We expense advertising costs when advertisements occur.  During the Nine months ended September 30, 2020, the Company did recognized advertising costs of $16,325 compared to $24,023 it spent in Nine months ended September 30, 2019.

Concentrations of Credit Risk

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. The Company maintains cash balances at financial institutions within the United States which are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to limits of approximately $250,000. The Company has not experienced any losses with regard to its bank accounts and believes it is not exposed to any risk of loss on its cash bank accounts. It is possible that at times, the company’s cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. In such situation, the Company's management would assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures would be addressed and mitigated.

Stock Based Compensation:

The cost of equity instruments issued to non-employees in return in accordance with ASC 505-50 “Equity-Based Payments to Non-Employees” for goods and services is measured by the fair value of the goods or services received or the measurement date fair value of the equity instruments issued, whichever is the more readily determinable. Measurement date for non-employees is the earlier of performance commitment date or the completion of services. The cost of employee services received in exchange for equity instruments is based on the grant date fair value of the equity instruments issued in accordance with ASC 718 “Compensation - Stock Compensation.”

NOTE 4. COMMITMENTS & CONTINGENCIES

Legal Proceedings

We were not subject to any legal proceedings as of September 30, 2020 and to the best of our knowledge, no legal proceedings are pending or threatened.

The Company’s principal executive office is located at 370 Amapola Ave., Suite 200A, Torrance, CA 90501.   The space is a shared office space, which at the current time is suitable for the conduct of our business.  The Company has no real property and do not presently owned any interests in real estate.  As at September 30, 2020, the Company has spent a total of $18,784.80 on rent which was paid to Poverty Solutions to sublet office space for the company operations.

From time to time, the Company may be involved in certain legal actions and claims arising in the normal course of business. Management is of the opinion that such matters will be resolved without material effect on the Company’s financial condition or results of operations.

Contractual Obligations

We were not subject to any contractual obligations as at September 30, 2020.

NOTE 5. NET TRADING REVENUE

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The Company’s net revenue primarily consists of revenues from sales of trading securities using its broker firm, TD Ameritrade less original purchase cost. Net trading revenues primarily consist of revenues from trading securities earned upon completion of trade, net of any trading fees. A trading is completed when earned and recognized at a point in time, on a trade-date basis, as the Company executes trades. The Company records trading revenue on a net basis, trading sales less original purchase cost.

Net trading revenue consisted of the following:

January 1, 2020 to September 30, 2020	Total
Revenue from sales of securities	$261,219
Cost of securities	(161,342)
Net trading revenue	$99,877

NOTE 6. SALES – INVESTMENT PROPERTY

Sales and other disposition of properties from Real Estate Investments holdings:

Dispositions

Below is the schedule of the details of the Real Estate Investments sales transactions during the period:

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Description	Amount	Amount
Sales - Investment property		$ 1,205,000
Closing costs		(11,522)
Commissions Paid		(60,645)
Developer’s Fees		(95,750)
Escrow & Title		(6,714)
Cost of Investment property sold		(917,825)
Old Liens Payoff		(51,879)
Property Taxes		(20,064)
Recording Charges		(7,048)
Seller Credit		(8,380)
Net Profit from Real Estate Investment Sales	$	$ 25,173

NOTE 7. LINE OF CREDIT / LOANS - RELATED PARTIES

The Company considers its founders, managing directors, employees, significant shareholders, and the portfolio Companies to be affiliates. In addition, companies controlled by any of the above named is also classified as affiliates.

Line of credit from related party consisted of the following:

	September 30, 2020	December 31, 2019
September 2019 (line of credit) - Line of credit with maturity date of February 28, 2021 with 0% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$163,632	$41,200
May 20, 2020 (line of credit) Line of credit with maturity date of May 4, 2025 with 0% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	766,717	-
July 3, 2020 (30 year term loan) Term loan with maturity date of July 2, 2050 with 3.75% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	150,000	-
Total Line of credit - related party	930,350	41,200
Less current portion	(163,632)	(41,200)
Total Line of credit - related party	$766,718	$-

Goldstein Franklin, Inc. - $190,000 line of credit

On February 28, 2020, the Company amended its line of credit agreement to increase it to the amount of $190,000 with maturity date of February 28, 2021. The line of credit bears interest at 0% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $26,368 as of September 30, 2020

NOTE 8. EARNINGS (LOSS) PER SHARE

Net Loss per Share Calculation:

Basic net loss per common share ("EPS") is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Dilutive earnings per share include the effect of any potentially dilutive debt or equity under the treasury stock method, if including such instruments is dilutive, assuming all dilutive potential common shares were issued. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. The Company’s diluted earnings (loss) per share is the same as the basic earnings/loss per share for the period January 1, 2020 to September 30, 2020, as there are no potential shares outstanding that would have a dilutive effect.

January 1, 2020 to September 30, 2020	Amount
Net loss (income)	$(132,618)
Dividends	-
Stock option	-
Adjusted net income attribution to stockholders	$(132,618)

Weighted-average shares of common stock outstanding
Basic and Diluted	922,324,706
Net changes in fair value at end of the period
Basic and Diluted	$(0.000142)

NOTE 9. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of September 30, 2020 and December 31, 2019 based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model.

We did not provide any current or deferred US federal income tax provision or benefit for any of the periods presented in these financial statements because we have accumulated substantial operating losses over the years.  When it is more likely than not, that a tax asset cannot be realized through future income, we must record an allowance against any future potential future tax benefit.  We have provided a full valuation allowance against the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward periods.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements as of September 30, 2020 and December 31, 2019 as defined under ASC 740, "Accounting for Income Taxes."  We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of the accumulated deficit on the balance sheet.

A reconciliation of the differences between the effective and statutory income tax rates for the period ended September 30, 2020 and December 31, 2019:

	Percent	30-Sep-20	31-Dec-19

Federal statutory rates	34.0%	$(2,698,913)	$(2,652,357)
State income taxes	5.0%	(396,899)	(390,052)
Permanent differences	-0.5%	39,690	39,005
Valuation allowance against net deferred tax assets	-38.5%	3,056,122	3,003,404
Effective rate	0%	$-	$-

At September 30, 2020 and December 31, 2019, the significant components of the deferred tax assets are summarized below:

	30-Sep-20	31-Dec-19
Deferred income tax asset
Net operation loss carryforwards	(7,937,978)	(7,801,050)
Total deferred income tax asset	3,095,812	3,042,409
Less: valuation allowance	(3,095,812)	(3,042,409)
Total deferred income tax asset	$-	$-

The Company has recorded as of September 30, 2020 and December 31, 2019, a valuation allowance of  $3,071,232 and  $3,042,409 respectively, as it believes that it is more likely than not that the deferred tax assets will not be realized in future years. Management has based its assessment on the Company’s lack of profitable operating history.

The valuation allowance $3,056,122 as at September 30, 2020 increased by $52,718 compared to December 31, 2019 of $3,003,404, as a result of the Company generating additional net operating losses of $136,928.

The Company conducts an analysis of its tax positions and has concluded that it has no uncertain tax positions as of September 30, 2020 and December 31, 2019.

The Company has net operating loss carry-forwards of approximately $7,937,978. Such amounts are subject to IRS code section 382 limitations and expire in 2033.

NOTE 10. RECENTLY ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Standards

ASU 2019-12 — In December 2019, the Financial Accounting Standards Board  ("FASB")  issued  ASU 2019-  12, Simplifying the Accounting for Income Taxes. The amendments in ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Accounting Standards Codification ("ASC") Topic 740, Income Taxes. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 will be effective for the Company's fiscal year beginning October 1, 2021, with early adoption permitted. The transition requirements are dependent upon each amendment within this update and will be applied either prospectively or retrospectively. The Company does not expect this ASU to have a material impact on its condensed consolidated financial statements.

ASU 2016-13 — In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which amends FASB ASC Topic 326, Financial Instruments - Credit Losses. In addition, in May 2019, the FASB issued ASU 2019-05, Targeted Transition Relief, which updates FASB ASU 2016-13. These ASU’s require financial assets measured at amortized cost to be presented at the net amount to be collected and broadens the information, including forecasted information incorporating more timely information, that an entity must consider in developing its expected credit loss estimate for assets measured. These ASU’s are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted for fiscal years beginning after December 15, 2018. Most of our financial assets are excluded from the requirements of this standard as they are measured at fair value or are subject to other accounting standards. In addition, certain of our other financial assets are short-term in nature and therefore are not likely to be subject to significant credit losses beyond what is already recorded under current accounting standards. As a result, we currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurements, which amends FASB ASC Topic 820, Fair Value Measurements. This ASU eliminates, modifies and adds various disclosure requirements for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Certain disclosures are required to be applied using a retrospective approach and others using a prospective approach. Early adoption is permitted. The various disclosure requirements being eliminated, modified or added are not significant to us. As a result, we currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which amends FASB ASC Subtopic 350-40, Intangibles-Goodwill and Other-Internal-Use Software. This ASU adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The amendments in this ASU should be applied either using a retrospective or prospective approach. Early adoption is permitted. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In January 2013, the FASB issued ASU No. 2013-01, "Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities." This ASU clarifies that the scope of ASU No. 2011-11, "Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities." applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013.  We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." The ASU adds new disclosure requirements for items reclassified out of accumulated other comprehensive income by component and their corresponding effect on net income. The ASU is effective for public entities for fiscal years beginning after December 15, 2013.  We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In February 2013, the Financial Accounting Standards Board, or FASB, issued ASU No. 2013-04, "Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation Is Fixed at the Reporting Date." This ASU addresses the recognition, measurement, and disclosure of certain obligations resulting from joint and several arrangements including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The ASU is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2013. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In March 2013, the FASB issued ASU No. 2013-05, "Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity." This ASU addresses the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The guidance outlines the events when cumulative translation adjustments should be released into net income and is intended by FASB to eliminate some disparity in current accounting practice. This ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013.  We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In March 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments require an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces (for example, involuntary bankruptcy). If a plan for liquidation was specified in the entity’s governing documents from the entity’s inception (for example, limited-life entities), the entity should apply the liquidation basis of accounting only if the approved plan for liquidation differs from the plan for liquidation that was specified at the entity’s inception. The amendments require financial statements prepared using the liquidation basis of accounting to present relevant information about an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The entity should include in its presentation of assets any items it had not previously recognized under U.S. GAAP but that it expects to either sell in liquidation or use in settling liabilities (for example, trademarks). The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

We have reviewed all the recently issued, but not yet effective, accounting pronouncements. Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 11. INVESTMENT SECURITIES (TRADING)

The Company applied the fair value accounting treatment for trading securities per ASC 320, with unrealized gains and losses recorded in net income each period. Debt securities classified as trading should be measured at fair value in the currency in which the debt securities are denominated and remeasured into the investor’s functional currency using the spot exchange rate at the balance sheet date.

Investments in equity securities as of September 30, 2020 are summarized based on the following:

September 30, 2020	Cost	Changes in Fair Value	Fair Value

Stocks	$22,366	$(6,403)	$15,963
Options	20,955	(13,957)	6,998
Investments - Trading Securities	$43,320	$(20,360)	$22,960

Trading securities are treated using the fair value method, whereby the value of the securities on the company’s balance sheet is equivalent to their current market value. These securities will be recorded in the current assets section under the Investment Securities account and will be offset in the shareholder’s equity section under the unrealized proceeds from sale of short-term investments” account. The Short Term Investments account amount represents the current market value of the securities, and the “Unrealized Proceeds From Sale of Short Term Investments” account represents the cash proceeds that the company would receive if it were to sell the investments at the end of the specified accounting period.

January 1, 2020 to September 30, 2020	Amount

Total beginning balance - fair market	$45,396
Total investment purchases - cost	266,958
Total investment sales - cost	(261,219)
Unrealized losses	(28,175)
Investment - Trading Securities	$22,960

NOTE 12. REAL ESTATE INVESTMENTS

Current Holdings of Real Estate Investments (Inventory):

As at September 30, 2020, we have two available-for-sale real estate properties with a carrying amount of $970,148:

Cost basis
9/30/2020
SFR - 11253 S New Hampshire, 90044	$359,821
SFR - 4904 S Wilton Place 90062	610,327
Total Holdings of Real Estate Investments	$970,148

Inventory costs include direct home acquisition costs and any capitalized improvements.  The following is the Real Estate Investments activities for the period under review:

We bought the 11253 S New Hampshire, LA 90044 property in June of 2020 at a cost of 321,498.  We financed the purchase with borrowing from our controlling shareholder.  Our goal for the property was to rehabilitee and resell to eligible homebuyers as part of our mission of promoting homeownership affordable housing.  As of September 30, 2020, we have expended $38,323 on rehabilitation of the property.

The 4904 S Wilton Place, Los Angeles, CA 90062 property was bought on April 23, 2019 for a total acquisition cost of $498,983.51.  Our goal for the property was to rehabilitee and resell to eligible homebuyers as part of our mission of promoting homeownership affordable housing.  As of September 30, 2020, we have expended $111,343 on rehabilitation of the property.

NOTE 13. MARGINAL LOAN PAYABLE

The Company’s subsidiary, Alpharidge Capital LLC. entered into a marginal loan agreement as part of its new trading account process in 2019 with TD Ameritrade, the Company’s brokerage to continue the purchase of securities and to fund the underfunded balance.  The balance of this account as at September 30, 2020 is $5,524.

NOTE 14. RELATED PARTY TRANSACTIONS

A related party is generally defined as (i) any person that holds 10% or more of our membership interests including such person's immediate families, (ii) our management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with us, or (iv) anyone who can significantly influence our financial and operating decisions. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

The Company had the following related party transactions:

•         Line of Credit – On September 15, 2019, the Company entered into a line of credit agreement in the amount of $41,200 with Goldstein Franklin, Inc. which is owned and operated by Frank I. Igwealor, Chief Executive Officer of the Company. The maturity date of the line of credit is February 15, 2020. The line of credit agreement was amended to the amount of $190,000 and maturity date of February 28, 2021. The line of credit bears interest at 0% per annum and interest and unpaid principal balance is payable on the maturity date. As at September 30, 2020, the Company had drawn $163,632.36 from the LOC.

•         Line of credit - On May 5, 2020, the Company entered into a line of credit agreement in the amount of $1,500,000 with Los Angeles Community Capital, which is owned and operated by Frank I. Igwealor, Chief Executive Officer of the Company. The maturity date of the line of credit is May 4, 2025. The line of credit bears interest at 0% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $1,280,902 As of September 30, 2020.

•         During the period under review, the Company paid rent $18,785 to a company that is controlled by the Company’s majority stockholder.

In addition, during the nine months ended September 30, 2020, the Company pursuant to the terms of loan agreement, paid to an entity controlled by our CEO $95,750 respectively, as developer’s fees from the sales amount of the two real estate investment properties sold.  Although the $95,750 was less than the 10% of the total sales amount of $1,205,000, the Company agreed with the lender to take less than 10% in accommodation because one of the two properties sold had unanticipated cost overrun.

NOTE 15. MERGERS AND ACQUISITIONS

On September 15, 2020, Kid Castle Educational Corporation (the “Company”) entered into a stock purchase agreement with Video River Networks, Inc., a company that is related to our President and CEO with respect to the private placement of 900,000 shares of its preferred stock at a purchase price of $3 in cash and a transfer of 100% interest in, and control of Community Economic Development Capital, LLC (a California Limited Liability Company).   The shares were issued to the investors without registration under the Securities Act of 1933 based upon exemptions from registration provided under Section 4(2) of the Act and Regulation D promulgated thereunder.  The issuances did not involve any public offering; no general solicitation or general advertising was used in connection with the offering.  Community Economic Development Capital, is a specialty real estate holding company for specialized assets including, affordable housing, opportunity zones properties, medical real estate investments, hemp and farms, CBD related commercial facilities, industrial and commercial real estate, and other real estate related services.

Similarly, on September 16, 2020, as part of its purchase of unregistered securities from GiveMepower Corporation, a company that is related to our President and CEO, the Company, received $3.00 in cash and 1,000,000 shares of its preferred stock, and in exchange transferred 100% interest in, and control of Community Economic Development Capital, LLC (“CED Capital”), a California Limited Liability Company, and 97% of the issued and outstanding shares of Cannabinoid Biosciences, Inc. (“CBDX”), to GiveMePower Corporation, a Nevada corporation.  This transaction gave the Company 88% of the voting control of GiveMePower.  As at the time of this transaction, all four businesses involved in the transaction were controlled by Mr. Frank I Igwealor. Because both the buyer and seller in the above acquisitions were under the control of the same person, the transaction was classified as “common control transaction and therefore fall under “Transactions Between Entities Under Common Control“ subsections of ASC 805-50.  This transaction was therefore accounted for under the Consolidation Method using the variable interest entity (VIE) model wherein we consolidate all investees operating results if we expect to assume more than 50% of another entity’s expected losses or gains.

NOTE 16. SHAREHOLDERS’ DEFICIT

Preferred Stock

As of  September 30, 2020 and December 31, 2019 we were authorized to issue 1,000,000 shares of preferred stock with a par value of $0.00001.

The Company has 1,000,000 and 100,000 shares of preferred stock were issued and outstanding as at September 30, 2020 and December 31, 2019 respectively.

Common Stock

The Company is authorized to issue 1,000,000,000 and 100,000,000 shares of common stock with a par value of $0.00001 as at September 30, 2020 and December 31, 2019 respectively.

Nine months ended September 30, 2020

The Company has issued 922,324,706 shares of our common stock to more than 2,500 shareholders as at September 30, 2020 and December 31, 2019 respectively.

Warrants

No warrants were issued or outstanding as at September 30, 2020 and December 31, 2019 respectively.

Stock Options

The Company has never adopted a stock option plan and has never issued any stock options.

NOTE 17. SUBSEQUENT EVENTS

The Company evaluated subsequent events after September 30, 2020 through November 18, 2020, the date these financial statements were issued and has determined there have been no subsequent events for which disclosure is required.

Item 15(b)

EXHIBIT NO	DESCRIPTION
10.6***	FORM OF SECURITIES PURCHASE AGREEMENT (kdce preferred)
10.7***	Flippa Report2 for CannabidiolHemp.net
10.8***	Flippa Report for CannabidiolHemp.net
2.1**	Securities Purchase Agreement
3.1**	Article of Inc (Amended)
3.2**	Certificate of Conversion and Incorporation DE
3.4**	KDCE ByLaw
3.5**	Preferred Shares Authorization
3.6**	Change of Control Resolution
10.1**	FORM OF CONVERSION AGREEMENT
10.2**	Form of Conversion Agreement for convertible
10.3**	Form of Conversion Agreement 2
10.4**	Officer Appointment
10.5**	Authorization to issue of Sign-On bonus
10.6****	STOCK PURCHASE AGREEMENT (GMPW preferred)
10.7****	FORM OF SECURITIES PURCHASE AGREEMENT (cbdz preferred)
10.8****	FORM OF SECURITIES PURCHASE AGREEMENT (kdce preferred)
10.9****	FORM OF SHARE EXCHANGE AGREEMENT - CBDZ.KDCE
21.1****	LIST OF SBSIDIARIES

101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*Filled

*** Previously filed with Amendment No. 4 to Registration Statement on Form 10, filed on November 30, 2020.

** Previously filed alongside Amendment No. 3 to Registration Statement on Form 10, filed on October 14, 2020.

**** Previously filed alongside Amendment No. 7 to Registration Statement on Form 10, filed on January 11, 2021.

Item 15 (c)

None

SIGNATURES

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KID CASTLE EDUCATIONAL CORPORATION

DATED:	February 26, 2021	BY:	/s/Frank I Igwealor
Frank I Igwealor, CPA, CMA, CFM
President; Chief Executive Officer;
Chief Financial Officer and Secretary.